                                                           [CONFORMED COPY WITH
                                                         EXHIBITS G, H, I AND J
                                                         CONFORMED AS EXECUTED]
     --------------------------------------------------------------------------


                       AMENDED AND RESTATED CREDIT AGREEMENT

                                       among

                               TRISTAR AEROSPACE CO.,

                            AEROSPACE ACQUISITION CORP.,

                              TRISTAR AEROSPACE, INC.,

                              TRISTAR AEROSPACE SARL,

                           VARIOUS LENDING INSTITUTIONS,

                                        and

                               BANKERS TRUST COMPANY,

                                      As AGENT


                          --------------------------------

                           Dated as of September 19, 1996
                                        and
                      Amended and Restated as of March 24, 1999

                          --------------------------------

                               TABLE OF CONTENTS

                                                                                 PAGE
                                                                                 ----
SECTION 1.  Amount and Terms of Credit . . . . . . . . . . . . . . . . . . . . . . .1

          1.01  Commitments. . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
          1.02  Minimum Borrowing Amounts, etc.. . . . . . . . . . . . . . . . . . .3
          1.03  Notice of Borrowing. . . . . . . . . . . . . . . . . . . . . . . . .4
          1.04  Disbursement of Funds. . . . . . . . . . . . . . . . . . . . . . . .5
          1.05  Notes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .5
          1.06  Conversions. . . . . . . . . . . . . . . . . . . . . . . . . . . . .7
          1.07  Pro Rata Borrowings. . . . . . . . . . . . . . . . . . . . . . . . .7
          1.08  Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .8
          1.09  Interest Periods . . . . . . . . . . . . . . . . . . . . . . . . . .8
          1.10  Increased Costs; Illegality; etc.. . . . . . . . . . . . . . . . . 10
          1.11  Compensation . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
          1.12  Change of Lending Office . . . . . . . . . . . . . . . . . . . . . 12
          1.13  Replacement of Banks . . . . . . . . . . . . . . . . . . . . . . . 12

SECTION 2.  Letters of Credit. . . . . . . . . . . . . . . . . . . . . . . . . . . 14

          2.01  Letters of Credit. . . . . . . . . . . . . . . . . . . . . . . . . 14
          2.02  Letter of Credit Requests. . . . . . . . . . . . . . . . . . . . . 15
          2.03  Letter of Credit Participations. . . . . . . . . . . . . . . . . . 15
          2.04  Agreement to Repay Letter of Credit Drawings . . . . . . . . . . . 18
          2.05  Increased Costs. . . . . . . . . . . . . . . . . . . . . . . . . . 19
          2.06  Existing Letters of Credit . . . . . . . . . . . . . . . . . . . . 19

SECTION 3.  Fees; Commitments. . . . . . . . . . . . . . . . . . . . . . . . . . . 19

          3.01  Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
          3.02  Voluntary Termination or Reduction of Total Unutilized Revolving
                  Loan Commitment. . . . . . . . . . . . . . . . . . . . . . . . . 21
          3.03  Mandatory Reduction of Commitments . . . . . . . . . . . . . . . . 21

SECTION 4.  Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22

          4.01  Voluntary Prepayments. . . . . . . . . . . . . . . . . . . . . . . 22
          4.02  Mandatory Repayments and Commitment Reductions . . . . . . . . . . 23
          4.03  Method and Place of Payment. . . . . . . . . . . . . . . . . . . . 28
          4.04  Net Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . 29

SECTION 5.  Conditions Precedent . . . . . . . . . . . . . . . . . . . . . . . . . 30

          5.01  Execution of Agreement; Notes. . . . . . . . . . . . . . . . . . . 31
          5.02  Officer's Certificate. . . . . . . . . . . . . . . . . . . . . . . 31


                                        (i)


                                                                                 PAGE
                                                                                 ----

          5.03  Opinions of Counsel. . . . . . . . . . . . . . . . . . . . . . . . 31
          5.04  Corporate Documents; Proceedings . . . . . . . . . . . . . . . . . 31
          5.05  Adverse Change, etc. . . . . . . . . . . . . . . . . . . . . . . . 32
          5.06  Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
          5.07  Approvals. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
          5.08  Consummation of the Acquisition. . . . . . . . . . . . . . . . . . 32
          5.09  Refinancing; Existing Credit Agreement . . . . . . . . . . . . . . 33
          5.10  Consummation of the Seller Financing . . . . . . . . . . . . . . . 34
          5.12  Subsidiaries Guaranty. . . . . . . . . . . . . . . . . . . . . . . 35
          5.13  Mortgages; Title Insurance . . . . . . . . . . . . . . . . . . . . 35
          5.14  Employee Benefit Plans; Shareholders' Agreements; Management
                 Agreements; Employment Agreements; Collective Bargaining
                 Agreements; Existing Indebtedness Agreements; Material
                 Contracts; Tax Allocation Agreements; Transaction Documents . . . 36
          5.15  Solvency Certificate; Insurance Certificates; Environmental
                 Assessments; Financial Statements . . . . . . . . . . . . . . . . 37
          5.16  Existing Indebtedness. . . . . . . . . . . . . . . . . . . . . . . 38
          5.17  Pro Forma Balance Sheet; Income Statement; Projections . . . . . . 38
          5.18  Payment of Fees. . . . . . . . . . . . . . . . . . . . . . . . . . 39

SECTION 6.  Conditions Precedent to All Credit Events. . . . . . . . . . . . . . . 39

          6.01  No Default; Representations and Warranties . . . . . . . . . . . . 39
          6.02  Adverse Change; etc. . . . . . . . . . . . . . . . . . . . . . . . 39
          6.03  Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
          6.04  Notice of Borrowing; Letter of Credit Request. . . . . . . . . . . 39
          6.05  Special Condition Regarding Revolving Loans and Swingline
                 Loans to French Borrower. . . . . . . . . . . . . . . . . . . . . 39

SECTION 7.  Representations, Warranties and Agreements . . . . . . . . . . . . . . 40

          7.01  Corporate Status . . . . . . . . . . . . . . . . . . . . . . . . . 40
          7.02  Corporate Power and Authority. . . . . . . . . . . . . . . . . . . 40
          7.03  No Violation . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
          7.04  Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
          7.05  Use of Proceeds; Margin Regulations. . . . . . . . . . . . . . . . 41
          7.06  Governmental Approvals . . . . . . . . . . . . . . . . . . . . . . 41
          7.07  Investment Company Act . . . . . . . . . . . . . . . . . . . . . . 42
          7.08  Public Utility Holding Company Act . . . . . . . . . . . . . . . . 42
          7.09  True and Complete Disclosure . . . . . . . . . . . . . . . . . . . 42
          7.10  Financial Condition; Financial Statements. . . . . . . . . . . . . 42
          7.11  Security Interests . . . . . . . . . . . . . . . . . . . . . . . . 43
          7.12  Transaction. . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
          7.13  Compliance with ERISA. . . . . . . . . . . . . . . . . . . . . . . 44
          7.14  Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . 45
          7.15  Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . 46
          7.16  Intellectual Property, etc.. . . . . . . . . . . . . . . . . . . . 46


                                        (ii)


                                                                                 PAGE
                                                                                 ----

          7.17  Compliance with Statutes, etc. . . . . . . . . . . . . . . . . . . 46
          7.18  Environmental Matters. . . . . . . . . . . . . . . . . . . . . . . 46
          7.19  Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . . 47
          7.20  Labor Relations. . . . . . . . . . . . . . . . . . . . . . . . . . 47
          7.21  Tax Returns and Payments . . . . . . . . . . . . . . . . . . . . . 47
          7.22  Existing Indebtedness. . . . . . . . . . . . . . . . . . . . . . . 48
          7.23  Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 48
          7.24  Representations and Warranties in Other Documents. . . . . . . . . 48
          7.25  Special Purpose Corporations . . . . . . . . . . . . . . . . . . . 48

SECTION 8.  Affirmative Covenants. . . . . . . . . . . . . . . . . . . . . . . . . 49

          8.01  Information Covenants. . . . . . . . . . . . . . . . . . . . . . . 49
          8.02  Books, Records and Inspections . . . . . . . . . . . . . . . . . . 52
          8.03  Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 52
          8.04  Payment of Taxes . . . . . . . . . . . . . . . . . . . . . . . . . 53
          8.05  Corporate Franchises . . . . . . . . . . . . . . . . . . . . . . . 53
          8.06  Compliance with Statutes; etc. . . . . . . . . . . . . . . . . . . 53
          8.07  Compliance with Environmental Laws . . . . . . . . . . . . . . . . 54
          8.08  ERISA. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 55
          8.09  Good Repair. . . . . . . . . . . . . . . . . . . . . . . . . . . . 56
          8.10  End of Fiscal Years; Fiscal Quarters . . . . . . . . . . . . . . . 56
          8.11  Additional Security; Further Assurances. . . . . . . . . . . . . . 56
          8.12  Foreign Subsidiaries Security. . . . . . . . . . . . . . . . . . . 57
          8.13  Ownership of Subsidiaries. . . . . . . . . . . . . . . . . . . . . 58
          8.14  Permitted Acquisitions . . . . . . . . . . . . . . . . . . . . . . 58
          8.15  Maintenance of Corporate Separateness. . . . . . . . . . . . . . . 59
          8.16  Performance of Obligations . . . . . . . . . . . . . . . . . . . . 59
          8.17  Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . 59
          8.18  Interest Rate Protection . . . . . . . . . . . . . . . . . . . . . 60
          8.19  Contributions; Payments; etc.. . . . . . . . . . . . . . . . . . . 60
          8.20  Corporate Names. . . . . . . . . . . . . . . . . . . . . . . . . . 60

SECTION 9.  Negative Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . 60

          9.01  Changes in Business. . . . . . . . . . . . . . . . . . . . . . . . 60
          9.02  Consolidation; Merger; Sale or Purchase of Assets; etc . . . . . . 61
          9.03  Liens. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 62
          9.04  Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . . . . 64
          9.05  Advances; Investments; Loans . . . . . . . . . . . . . . . . . . . 65
          9.06  Dividends; etc.. . . . . . . . . . . . . . . . . . . . . . . . . . 67
          9.07  Transactions with Affiliates . . . . . . . . . . . . . . . . . . . 67
          9.08  Capital Expenditures . . . . . . . . . . . . . . . . . . . . . . . 68
          9.09  Minimum Consolidated EBITDA. . . . . . . . . . . . . . . . . . . . 69
          9.10  Consolidated Interest Coverage Ratio . . . . . . . . . . . . . . . 69
          9.11  Leverage Ratio . . . . . . . . . . . . . . . . . . . . . . . . . . 70


                                       (iii)


                                                                                 PAGE
                                                                                 ----

          9.12  Limitation on Voluntary Payments and Modifications of
                 Indebtedness; Modifications of Certificate of Incorporation,
                 By-Laws and Certain Other Agreements; Issuances of Capital
                 Stock; etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . 71
          9.13  Limitation on Issuance of Capital Stock. . . . . . . . . . . . . . 71
          9.14  Limitation on Certain Restrictions on Subsidiaries . . . . . . . . 72
          9.15  Limitation on the Creation of Subsidiaries and Joint Ventures. . . 72

SECTION 10.  Events of Default . . . . . . . . . . . . . . . . . . . . . . . . . . 73

          10.01  Payments. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 73
          10.02  Representations, etc. . . . . . . . . . . . . . . . . . . . . . . 73
          10.03  Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . 73
          10.04  Default Under Other Agreements. . . . . . . . . . . . . . . . . . 73

          10.05  Bankruptcy, etc.. . . . . . . . . . . . . . . . . . . . . . . . . 73

          10.06  ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 74
          10.07  Security Documents. . . . . . . . . . . . . . . . . . . . . . . . 74
          10.08  Guaranties. . . . . . . . . . . . . . . . . . . . . . . . . . . . 75
          10.09  Judgments . . . . . . . . . . . . . . . . . . . . . . . . . . . . 75
          10.10  Ownership . . . . . . . . . . . . . . . . . . . . . . . . . . . . 75

SECTION 11.  Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 75

SECTION 12.  The Agent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 99

          12.01  Appointment . . . . . . . . . . . . . . . . . . . . . . . . . . . 99
          12.02  Delegation of Duties. . . . . . . . . . . . . . . . . . . . . . .100
          12.03  Exculpatory Provisions. . . . . . . . . . . . . . . . . . . . . .100
          12.04  Reliance by Agent . . . . . . . . . . . . . . . . . . . . . . . .100
          12.05  Notice of Default . . . . . . . . . . . . . . . . . . . . . . . .101
          12.06  Nonreliance on Agent and Other Banks. . . . . . . . . . . . . . .101
          12.07  Indemnification . . . . . . . . . . . . . . . . . . . . . . . . .101
          12.08  Agent in its Individual Capacity. . . . . . . . . . . . . . . . .102
          12.09  Holders . . . . . . . . . . . . . . . . . . . . . . . . . . . . .102
          12.10  Resignation of the Agent. . . . . . . . . . . . . . . . . . . . .102

SECTION 13.  Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . . .103

          13.01  Payment of Expenses, etc. . . . . . . . . . . . . . . . . . . . .103
          13.02  Right of Setoff . . . . . . . . . . . . . . . . . . . . . . . . .104
          13.03  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . .104
          13.04  Benefit of Agreement. . . . . . . . . . . . . . . . . . . . . . .104
          13.05  No Waiver; Remedies Cumulative. . . . . . . . . . . . . . . . . .106
          13.07  Calculations; Computations. . . . . . . . . . . . . . . . . . . .107
          13.08  Governing Law; Submission to Jurisdiction; Venue. . . . . . . . .107
          13.09  Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . .108
          13.10  Effectiveness . . . . . . . . . . . . . . . . . . . . . . . . . .108


                                        (iv)


                                                                                 PAGE
                                                                                 ----

          13.11  Headings Descriptive. . . . . . . . . . . . . . . . . . . . . . .108
          13.12  Amendment or Waiver; etc. . . . . . . . . . . . . . . . . . . . .108
          13.13  Survival. . . . . . . . . . . . . . . . . . . . . . . . . . . . .110
          13.14  Domicile of Loans and Commitments . . . . . . . . . . . . . . . .110
          13.15  Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . .110
          13.16  Waiver of Jury Trial. . . . . . . . . . . . . . . . . . . . . . .110
          13.17  Register. . . . . . . . . . . . . . . . . . . . . . . . . . . . .111
          13.18  Judgment Currency . . . . . . . . . . . . . . . . . . . . . . . .111

SECTION 14.  Parent Guaranty . . . . . . . . . . . . . . . . . . . . . . . . . . .112

          14.01  The Guaranty. . . . . . . . . . . . . . . . . . . . . . . . . . .112
          14.02  Bankruptcy. . . . . . . . . . . . . . . . . . . . . . . . . . . .112
          14.03  Nature of Liability . . . . . . . . . . . . . . . . . . . . . . .113
          14.04  Independent Obligation. . . . . . . . . . . . . . . . . . . . . .113
          14.05  Authorization . . . . . . . . . . . . . . . . . . . . . . . . . .113
          14.06  Reliance. . . . . . . . . . . . . . . . . . . . . . . . . . . . .114
          14.07  Subordination . . . . . . . . . . . . . . . . . . . . . . . . . .114
          14.08  Waiver. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .115
          14.09  Nature of Liability . . . . . . . . . . . . . . . . . . . . . . .116

ANNEX I        List of Banks and Commitments
ANNEX II       Bank Addresses
ANNEX III      Real Properties
ANNEX IV       Existing Indebtedness
ANNEX V        Pension Plans
ANNEX VI       Existing Investments
ANNEX VII      Subsidiaries
ANNEX VIII     Insurance
ANNEX IX       Existing Liens
ANNEX X        Exceptions to Tax Representations


EXHIBIT A      --   Form of Notice of Borrowing
EXHIBIT B-1    --   Form of Term Note
EXHIBIT B-2    --   Form of Revolving Note
EXHIBIT B-3    --   Form of Swingline Note
EXHIBIT C      --   Form of Letter of Credit Request
EXHIBIT D      --   Form of Section 4.04(b)(ii) Certificate
EXHIBIT E-1    --   Form of Opinion of Crouch & Hallett,
                      special counsel to the Credit Parties
EXHIBIT E-2    --   Form of Opinion of Shauna Martin, Esq.
EXHIBIT F      --   Form of Officers' Certificate
EXHIBIT G      --   Form of Pledge Agreement
EXHIBIT H      --   Form of Security Agreement
EXHIBIT I      --   Form of Subsidiaries Guaranty


                                        (v)

                                                                           PAGE
                                                                           ----


EXHIBIT J      --   Form of Solvency Certificate
EXHIBIT K      --   Form of Assignment and Assumption Agreement
EXHIBIT L      --   Form of Intercompany Note














                                        (vi)

          AMENDED AND RESTATED CREDIT AGREEMENT, dated as of September 19, 1996 and Amended and Restated as of March 24, 1999, among TRISTAR AEROSPACE CO., a Delaware corporation ("Parent"), AEROSPACE ACQUISITION CORP., a Delaware corporation ("Holdings"), TRISTAR AEROSPACE, INC., a Florida Corporation (the "US Borrower"), TRISTAR AEROSPACE SARL, a French corporation (the "French Borrower" and, together with the US Borrower, the "Borrowers"), the lenders from time to time party hereto (each, a "Bank" and, collectively, the "Banks"), and BANKERS TRUST COMPANY, as Agent (in such capacity, the "Agent"). Unless otherwise defined herein, all capitalized terms used herein and defined in
Section 11 are used herein as so defined.

                                W I T N E S S E T H:

          WHEREAS, Parent, Holdings, the Borrowers, certain of the Banks (the "Existing Banks") and the Agent are party to a Credit Agreement, dated as of September 19, 1996 (the "Existing Credit Agreement");

          WHEREAS, the parties to the Existing Credit Agreement wish to amend and restate the Existing Credit Agreement in its entirety as herein provided; and

          WHEREAS, subject to and upon the terms and conditions herein set forth, the Banks are willing to make available to the US Borrower and the French Borrower the credit facilities provided for herein;

          NOW, THEREFORE, IT IS AGREED:

          SECTION 1.  Amount and Terms of Credit.

          1.01 COMMITMENTS. (a) Subject to and upon the terms and conditions set forth herein, each Bank with a Term Loan Commitment severally agrees to make a term loan or term loans (each, a "Term Loan" and, collectively, the "Term Loans") to the US Borrower, which Term Loans: (i) shall be incurred pursuant to a single drawing on the Restatement Effective Date; (ii) shall be denominated in U.S. Dollars; (iii) except as hereafter provided, shall, at the option of the US Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or Eurodollar Loans, PROVIDED, that (x) all Term Loans made as part of the same Borrowing shall, unless otherwise specifically provided herein, consist of Term Loans of the same Type and (y) unless the Agent has determined that the Syndication Date has occurred (at which time this clause (y) shall no longer be applicable), no Borrowings of Term Loans to be maintained as Eurodollar Loans may be incurred prior to the 30th day after the Restatement Effective Date; and
(iv) shall not exceed for any Bank at the time of incurrence thereof on the Restatement Effective Date that aggregate principal amount as is equal to the Term Loan Commitment of such Bank as in effect on the Restatement Effective Date (before giving effect to any reductions thereto on such date pursuant to Section 3.03(b)(i) but after giving effect to any reductions thereto prior to such date pursuant to Section 3.03(b)(ii)). Once repaid, Term Loans incurred hereunder may not be reborrowed.

          (b) Subject to and upon the terms and conditions herein set forth, each RL Bank severally agrees, at any time and from time to time on and after the Restatement Effective Date, and in each case prior to the Revolving Loan Maturity Date, to make a revolving loan or revolving loans (each, a "Revolving Loan" and, collectively, the "Revolving Loans") to the US Borrower and/or the French Borrower, which Revolving Loans (i) shall be made to the US Borrower and/or the French Borrower on a several basis, (ii) shall be denominated in U.S. Dollars, (iii) except as hereinafter provided, shall, at the option of the respective Borrower, be incurred and maintained as and/or converted into Base Rate Loans or Eurodollar Loans, PROVIDED that (x) all Revolving Loans made as part of the same Borrowing shall, unless otherwise specifically provided herein, consist of Revolving Loans of the same Type and (y) unless the Agent has determined that the Syndication Date has occurred (at which time this clause (y) shall no longer be applicable), no Borrowings of Revolving Loans to be maintained as Eurodollar Loans may be incurred prior to the 30th day after the Restatement Effective Date, (iv) may be repaid and reborrowed in accordance with the provisions hereof, (v) shall not exceed for any Bank at any time outstanding that aggregate principal amount which, when combined with such Bank's Percentage of all Swingline Loans then outstanding and the Letter of Credit Outstandings (exclusive of Unpaid Drawings relating to Letters of Credit which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans) at such time, equals the Revolving Loan Commitment of such Bank at such time and (vi) in the case of the French Borrower, shall not exceed, when added to the then outstanding principal amount of Revolving Loans and Swingline Loans incurred by the French Borrower, $5,000,000 in aggregate principal amount outstanding at any time.

          (c) Subject to and upon the terms and conditions herein set forth, BTCo in its individual capacity agrees to make at any time and from time to time on and after the Restatement Effective Date, and in each case prior to the Swingline Expiry Date, a loan or loans to the US Borrower and/or the French Borrower (each, a "Swingline Loan" and, collectively, the "Swingline Loans"), which Swingline Loans (i) shall be made to the US Borrower and/or the French Borrower on a several basis, (ii) shall be made and maintained as Base Rate Loans, (iii) shall be denominated in U.S. Dollars, (iv) may be repaid and reborrowed in accordance with the provisions hereof, (v) shall not exceed in aggregate principal amount at any time outstanding, when combined with the aggregate principal amount of all Revolving Loans then outstanding and the Letter of Credit Outstandings (exclusive of Unpaid Drawings relating to Letters of Credit which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans) at such time, an amount equal to the Total Revolving Loan Commitment then in effect, (vi) shall not exceed in aggregate principal amount at any time outstanding for all Swingline Loans the Maximum Swingline Amount and (vii) in the case of the French Borrower, shall not exceed, when added to the then outstanding principal amount of Revolving Loans and Swingline Loans incurred by the French Borrower, $5,000,000 in aggregate principal amount outstanding at any time. BTCo shall not be obligated to make any Swingline Loans at a time when a Bank Default exists unless BTCo has entered into arrangements satisfactory to it and the respective Borrower to eliminate BTCo's risk with respect to the Defaulting Bank's or Banks' participation in such Swingline Loans, including by cash collateralizing such Defaulting Bank's or Banks' Percentage of the outstanding Swingline Loans. BTCo will not make a Swingline Loan after it has received written notice from any Borrower or the Required Banks stating that a Default or an Event of Default exists until such time as BTCo shall have received a written notice of (i) rescission of such notice from the party or parties originally delivering the same or (ii) a waiver of such Default or Event of Default from the Required Banks.

          (d) On any Business Day, BTCo may, in its sole discretion, give notice to the RL Banks that its outstanding Swingline Loans shall be funded with a Borrowing of Revolving Loans (PROVIDED that each such notice shall be deemed to have been automatically given upon the occurrence of a Default or an Event of Default under Section 10.05 or upon the exercise of any of the remedies provided in the last paragraph of Section 10), in which case a Borrowing of Revolving Loans constituting Base Rate Loans (each such Borrowing, a "Mandatory Borrowing") shall be made by either or both of the Borrowers, according to their respective Swingline Loans outstanding at such time, on the immediately succeeding Business Day by all RL Banks PRO RATA based on each RL Bank's Percentage, and the proceeds thereof shall be applied directly to repay BTCo for such outstanding Swingline Loans of the respective Borrowers. Each RL Bank hereby irrevocably agrees to make Base Rate Loans upon one Business Day's notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified in writing by BTCo notwithstanding (i) that the amount of the Mandatory Borrowing may not comply with the Minimum Borrowing Amount otherwise required hereunder, (ii) whether any conditions specified in Section 5 or 6 are then satisfied, (iii) whether a Default or an Event of Default has occurred and is continuing, (iv) the date of such Mandatory Borrowing and (v) the amount of the Total Revolving Loan Commitment at such time. In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code in respect of any Borrower), each RL Bank (other than BTCo) hereby agrees that it shall forthwith purchase from BTCo (without recourse or warranty) such assignment of the outstanding Swingline Loans as shall be necessary to cause the RL Banks to share in such Swingline Loans ratably based upon their respective Percentages (determined before giving effect to any termination of the Revolving Loan Commitments pursuant to the last paragraph of Section 10), PROVIDED that
(x) all interest payable on the Swingline Loans shall be for the account of BTCo until the date the respective assignment is purchased and, to the extent attributable to the purchased assignment, shall be payable to the RL Bank purchasing same from and after such date of purchase and (y) at the time any purchase of assignments pursuant to this sentence is actually made, the purchasing RL Bank shall be required to pay BTCo interest on the principal amount of assignment purchased for each day from and including the day upon which the Mandatory Borrowing would otherwise have occurred to but excluding the date of payment for such assignment, at the rate otherwise applicable to Revolving Loans maintained as Base Rate Loans hereunder for each day thereafter.

          1.02 MINIMUM BORROWING AMOUNTS, ETC. The aggregate principal amount of each Borrowing of Loans shall not be less than the Minimum Borrowing Amount applicable to such Loans, PROVIDED that Mandatory Borrowings shall be made in the amounts required by Section 1.01(d). More than one Borrowing may be incurred on any day, PROVIDED, that at no time shall there be outstanding more than eight Borrowings of Eurodollar Loans.

          1.03 NOTICE OF BORROWING. (a) Whenever a Borrower desires to make a Borrowing hereunder (excluding Borrowings of Swingline Loans and Mandatory Borrowings), it shall give the Agent at its Notice Office, prior to 11:00 A.M. (New York time), at least three Business Days' prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Eurodollar Loans and at least one Business Day's prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Base Rate Loans to be made hereunder. Each such notice (each, a "Notice of Borrowing") shall, except as otherwise expressly provided in Section 1.10, be irrevocable, and, in the case of each written notice and each confirmation of telephonic notice, shall be in the form of Exhibit A, appropriately completed by the respective Borrower requesting such proposed Borrowing to specify: (i) the aggregate principal amount of the Loans to be made pursuant to such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) whether the respective Borrowing shall consist of Term Loans or Revolving Loans, (iv) whether the respective Borrowing shall consist of Base Rate Loans or, to the extent permitted hereunder, Eurodollar Loans and, if Eurodollar Loans, the Interest Period to be initially applicable thereto and (v) in the case of a Borrowing of Revolving Loans to be made to the US Borrower, the proceeds of which are to be utilized to finance, in whole or in part, the purchase price of a Permitted Acquisition, (x) a reference to the officer's certificate, if any, delivered in accordance with Section 8.14, (y) the aggregate principal amount of such Revolving Loans to be utilized in connection with such Permitted Acquisition and
(z) the aggregate principal amount of all Revolving Loans relating to Permitted Acquisitions then outstanding after giving effect to the incurrence of such Revolving Loans. The Agent shall promptly give each Bank which is required to make Loans of the Tranche specified in the respective Notice of Borrowing, written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing, of such Bank's proportionate share thereof and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing.

          (b) (i) Whenever a Borrower desires to incur Swingline Loans hereunder, it shall give BTCo not later than 12:00 Noon (New York time) on the day such Swingline Loan is to be made, written notice (or telephonic notice promptly confirmed in writing) of each Swingline Loan to be made hereunder. Each such notice shall be irrevocable and shall specify in each case (x) the date of such Borrowing (which shall be a Business Day) and (y) the aggregate principal amount of the Swingline Loan to be made pursuant to such Borrowing.

          (ii)  Mandatory Borrowings shall be made upon the notice specified in
Section 1.01(d), with the respective Borrower irrevocably agreeing, by its incurrence of any Swingline Loan, to the making of Mandatory Borrowings as set forth in such Section 1.01(d).

          (c) Without in any way limiting the obligation of the respective Borrower to confirm in writing any telephonic notice permitted to be given hereunder, the Agent or BTCo (in the case of a Borrowing of Swingline Loans) or the Letter of Credit Issuer (in the case of the issuance of Letters of Credit), as the case may be, may prior to receipt of written confirmation act without liability upon the basis of such telephonic notice, believed by the Agent, BTCo or the Letter of Credit Issuer, as the case may be, in good faith to be from an Authorized Officer of the respective Borrower. In each such case, the respective Borrower hereby waives the right to dispute the Agent's, BTCo's or the Letter of Credit Issuer's record of the terms of such telephonic notice.

          1.04 DISBURSEMENT OF FUNDS. (a) Not later than 1:00 P.M. (New York time) on the date specified in each Notice of Borrowing (or (x) in the case of Swingline Loans, not later than 2:00 P.M. (New York time) on the date specified in Section 1.03(b)(i) or (y) in the case of Mandatory Borrowings, not later than 12:00 Noon (New York time) on the date specified in Section 1.01(d)), each Bank with a Commitment of the respective Tranche will make available its PRO RATA share, if any, of each Borrowing requested to be made on such date (or in the case of Swingline Loans, BTCo shall make available the full amount thereof) in the manner provided below. All amounts shall be made available to the Agent in U.S. Dollars and in immediately available funds at the Payment Office and the Agent promptly will make available to the respective Borrower by depositing to its account at the Payment Office the aggregate of the amounts so made available in the type of funds received. Unless the Agent shall have been notified by any Bank prior to the date of Borrowing that such Bank does not intend to make available to the Agent its portion of the Borrowing or Borrowings to be made on such date, the Agent may assume that such Bank has made such amount available to the Agent on such date of Borrowing, and the Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the respective Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Agent by such Bank and the Agent has made available same to the respective Borrower, the Agent shall be entitled to recover such corresponding amount on demand from such Bank. If such Bank does not pay such corresponding amount forthwith upon the Agent's demand therefor, the Agent shall promptly notify the respective Borrower, and the respective Borrower shall immediately pay such corresponding amount to the Agent. The Agent shall also be entitled to recover on demand from such Bank or the respective Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Agent to the respective Borrower to the date such corresponding amount is recovered by the Agent, at a rate per annum equal to (x) if paid by such Bank, the overnight Federal Funds Rate or (y) if paid by the respective Borrower, the then applicable rate of interest, calculated in accordance with
Section 1.08.

          (b) Nothing in this Agreement shall be deemed to relieve any Bank from its obligation to fulfill its commitments hereunder or to prejudice any rights which the respective Borrower may have against any Bank as a result of any default by such Bank hereunder.

          1.05. NOTES. (a) the US Borrower's and the French Borrower's respective obligations to pay the principal of, and interest on, all the Loans made to it by each Bank shall be evidenced (i) if Term Loans, a promissory note executed by the US Borrower substantially in the form of Exhibit B-1 with blanks appropriately completed in conformity herewith (each, a "Term Note" and, collectively, the "Term Notes"), (ii) if Revolving Loans, by promissory notes executed by the respective Borrower substantially in the form of Exhibit B-2 with blanks appropriately completed in conformity herewith (each, a "Revolving Note" and, collectively, the "Revolving Notes") and (iii) if Swingline Loans, by promissory notes executed by the respective Borrower substantially in the form of Exhibit B-3 with blanks appropriately completed in conformity herewith (each a "Swingline Note" and, collectively, the "Swingline Notes").

          (b) The Term Note issued to each Bank shall (i) be executed by the US Borrower, (ii) be payable to such Bank or its registered assigns and be dated the Restatement Effective Date, (iii) be in a stated principal amount equal to the Term Loans made by such Bank and be payable in the principal amount of Term Loans evidenced thereby, (iv) mature on the Final Maturity Date, (v) bear interest as provided in the appropriate clause of Section 1.08 in respect of the Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby,
(vi) be subject to voluntary repayment as provided in Section 4.01 and mandatory repayment as provided in Section 4.02 and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

          (c)(i) The Revolving Note issued to each RL Bank by the US Borrower shall (t) be executed by the US Borrower, (u) be payable to such Bank or its registered assigns and be dated the Restatement Effective Date, (v) be in a stated principal amount equal to the Revolving Loan Commitment of such Bank and be payable in the principal amount of the outstanding Revolving Loans made to the US Borrower evidenced thereby, (w) mature on the Revolving Loan Maturity Date, (x) bear interest as provided in the appropriate clause of Section 1.08 in respect of the Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby, (y) be subject to voluntary prepayment as provided in Section
4.01 and mandatory repayment as provided in Section 4.02 and (z) be entitled to the benefits of this Agreement and the other Credit Documents and (ii) the Revolving Note issued to each RL Bank by the French Borrower on the Restatement Effective Date shall (t) be executed by the French Borrower, (u) be payable to such Bank or its registered assigns and be dated the Restatement Effective Date,
(v) be in a stated principal amount equal to such Bank's Percentage of $5,000,000 and be payable in the principal amount of the outstanding Revolving Loans made to the French Borrower evidenced thereby, (w) mature on the Revolving Loan Maturity Date, (x) bear interest as provided in the appropriate clause of
Section 1.08 in respect of the Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby, (y) be subject to voluntary prepayment as provided in
Section 4.01 and mandatory repayment as provided in Section 4.02 and (z) be entitled to the benefits of this Agreement and the other Credit Documents.

          (d)(i)  The Swingline Note issued to BTCo by the US Borrower shall
(t) be executed by the US Borrower, (u) be payable to BTCo or its registered assigns and be dated the Restatement Effective Date, (v) be in a stated principal amount equal to the Maximum Swingline Amount and be payable in the principal amount of the outstanding Swingline Loans made to the US Borrower evidenced thereby, (w) mature on the Swingline Expiry Date, (x) bear interest as provided in Section 1.08 in respect of the Base Rate Loans evidenced thereby,
(y) be subject to voluntary prepayment as provided in Section 4.01 and mandatory repayment as provided in Section 4.02 and (z) be entitled to the benefits of this Agreement and the other Credit Documents and (ii) the Swingline Note issued to BTCo by the French Borrower shall (t) be executed by the French Borrower, (u) be payable to BTCo or its registered assigns and be dated the Restatement Effective Date, (v) be in a stated principal amount equal to the Maximum Swingline Amount and be payable in the principal amount of the outstanding Swingline Loans made to the French Borrower evidenced thereby, (w) mature on the Swingline Expiry Date, (x) bear interest as provided in Section 1.08 in respect of the Base Rate Loans evidenced thereby,
(y) be subject to voluntary prepayment as provided in Section 4.01 and mandatory repayment as provided in Section 4.02 and (z) be entitled to the benefits of this Agreement and the other Credit Documents.

          (e) Each Bank will note on its internal records the amount of each Loan made by it and each payment in respect thereof and will prior to any transfer of any of its Notes endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby. Failure to make any such notation or any error in such notation shall not affect the Borrower's obligations in respect of such Loans.

          1.06 CONVERSIONS. The respective Borrower shall have the option to convert on any Business Day occurring on or after the Restatement Effective Date, all or a portion at least equal to the applicable Minimum Borrowing Amount of the outstanding principal amount of its Loans (other than Swingline Loans which shall at all times be maintained as Base Rate Loans) made pursuant to one or more Borrowings of one or more Types of Loans under a single Tranche into a Borrowing or Borrowings of another Type of Loan under such Tranche; PROVIDED, that (i) except as otherwise provided in Section 1.10(b), Eurodollar Loans may be converted into Base Rate Loans only on the last day of an Interest Period applicable to the Loans being converted and no partial conversion of a Borrowing of Eurodollar Loans shall reduce the outstanding principal amount of the Eurodollar Loans made pursuant to such Borrowing to less than the Minimum Borrowing Amount applicable thereto, (ii) Base Rate Loans may only be converted into Eurodollar Loans if no Default or Event of Default is in existence on the date of the conversion, (iii) unless the Agent has determined that the Syndication Date has occurred (at which time this clause (iii) shall no longer be applicable), conversions of Base Rate Loans into Eurodollar Loans may not be made prior to the 30th day after the Restatement Effective Date and (iv) Borrowings of Eurodollar Loans resulting from this Section 1.06 shall be limited in number as provided in Section 1.02. Each such conversion shall be effected by the respective Borrower by giving the Agent at its Notice Office, prior to 11:00 A.M. (New York time), at least three Business Days' (or one Business Day's in the case of a conversion into Base Rate Loans) prior written notice (or telephonic notice promptly confirmed in writing) (each, a "Notice of Conversion") specifying the Loans to be so converted, the Borrowing(s) pursuant to which the Loans were made and, if to be converted into a Borrowing of Eurodollar Loans, the Interest Period to be initially applicable thereto. The Agent shall give each Bank prompt notice of any such proposed conversion affecting any of its Loans. Upon any such conversion, the proceeds thereof will be deemed to be applied directly on the day of such conversion to prepay the outstanding principal amount of the Loans being converted.

          1.07 PRO RATA BORROWINGS. All Borrowings of Term Loans and Revolving Loans under this Agreement shall be incurred by the respective Borrower from the Banks PRO RATA on the basis of their Term Loan Commitments or Revolving Loan Commitments, as the case may be; PROVIDED that all Borrowings of Revolving Loans made pursuant to a Mandatory Borrowing shall be incurred from the Banks PRO RATA on the basis on their Percentages. It is understood that no Bank shall be responsible for any default by any other Bank of its obligation to make Loans hereunder and that each Bank shall be obligated to make the Loans to be made by it hereunder, regardless of the failure of any other Bank to fulfill its commitments hereunder.

          1.08 INTEREST. (a) The unpaid principal amount of each Base Rate Loan shall bear interest from the date of the Borrowing thereof until the earlier of (i) the maturity (whether by acceleration or otherwise) of such Base Rate Loan and (ii) the conversion of such Base Rate Loan to a Eurodollar Loan pursuant to Section 1.06, at a rate per annum which shall at all times be the relevant Applicable Base Rate Margin plus the Base Rate in effect from time to time.

          (b) The unpaid principal amount of each Eurodollar Loan shall bear interest from the date of the Borrowing thereof until the earlier of (i) the maturity (whether by acceleration or otherwise) of such Eurodollar Loan and (ii) the conversion of such Eurodollar Loan to a Base Rate Loan pursuant to Section 1.06, 1.09 or 1.10(b), as applicable, at a rate per annum which shall at all times be the relevant Applicable Eurodollar Margin plus the Eurodollar Rate for such Interest Period.

          (c) Overdue principal and, to the extent permitted by law, overdue interest in respect of each Loan shall bear interest at a rate per annum equal to the greater of (x) the rate which is 2% in excess of the rate borne by the respective such Loans immediately prior to the respective payment default and
(y) the rate which is 2% in excess of the rate otherwise applicable to Base Rate Loans from time to time. Interest which accrues under this Section 1.08(c) shall be payable on demand.

          (d) Interest shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable (i) in respect of each Base Rate Loan, quarterly in arrears on each Quarterly Payment Date, (ii) in respect of each Eurodollar Loan, on (x) the date of any prepayment or repayment thereof (on the amount prepaid or repaid), (y) the date of any conversion into a Base Rate Loan pursuant to Section 1.06, 1.09 or 1.10(b), as applicable (on the amount converted) and (z) the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three month intervals after the first day of such Interest Period and (iii) in respect of each Loan, at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

          (e) All computations of interest hereunder shall be made in accordance with Section 13.07(b).

          (f) Upon each Interest Determination Date, the Agent shall determine the Eurodollar Rate for the respective Interest Period or Interest Periods and shall promptly notify the respective Borrower and the Banks thereof. Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.

          1.09 INTEREST PERIODS. At the time a Borrower gives a Notice of Borrowing or Notice of Conversion in respect of the making of, or conversion into, a Borrowing of Eurodollar Loans (in the case of the initial Interest Period applicable thereto) or prior to 11:00 A.M. (New York time) on the third Business Day prior to the expiration of an Interest Period applicable to a Borrowing of Eurodollar Loans (in the case of any subsequent Interest Period), the respective Borrower shall have the right to elect by giving the Agent written notice (or telephonic notice promptly confirmed in writing) of the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of the respective Borrower (but otherwise subject to clause (y) of the proviso to Section 1.01(a)(iii) and to clause (iii) of the proviso to
Section 1.06), be a one, two, three or six month period or, to the extent approved by all Banks with a Commitment or outstanding Loans, as the case may be, under the respective Tranche, a nine or twelve month period. Notwithstanding anything to the contrary contained above:

          (i) all Eurodollar Loans comprising a Borrowing shall at all times have the same Interest Period;

          (ii) the initial Interest Period for any Borrowing of Eurodollar Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of Base Rate Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period applicable thereto expires;

          (iii) if any Interest Period for any Borrowing of Eurodollar Loans begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

          (iv) if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, PROVIDED, that if any Interest Period for any Borrowing of Eurodollar Loans would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

          (v) no Interest Period for a Borrowing under a Tranche shall be elected which would extend beyond the respective Maturity Date for such Tranche;

          (vi) no Interest Period may be elected at any time when a Default, or any Event of Default, is then in existence;

          (vii) no Interest Period in respect of any Borrowing of Term Loans shall be elected which extends beyond any date upon which a Scheduled Repayment will be required to be made under Section 4.02(b) if, after giving effect to the election of such Interest Period, the aggregate principal amount of such Term Loans which have Interest Periods which will expire after such date will be in excess of the aggregate principal amount of such Term Loans then outstanding less the aggregate amount of such required Scheduled Repayment.

          If upon the expiration of any Interest Period applicable to a Borrowing of Eurodollar Loans, the respective Borrower has failed to elect, or is not permitted to elect, a new Interest Period to be applicable to the respective Borrowing of Eurodollar Loans as provided above, the respective Borrower shall be deemed to have elected to convert such Borrowing into a Borrowing of Base Rate Loans effective as of the expiration date of such current Interest Period.

          1.10 INCREASED COSTS; ILLEGALITY; ETC. (a) In the event that (x) in the case of clause (i) below, the Agent or (y) in the case of clauses (ii) and
(iii) below, any Bank, shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto):

          (i) on any Interest Determination Date, that, by reason of any changes arising after the date of this Agreement affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate; or

          (ii) at any time, that such Bank shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Eurodollar Loans because of (x) any change since the date of this Agreement in any applicable law, governmental rule, regulation, guideline, order or request (whether or not having the force of law), or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, guideline, order or request (such as, for example, but not limited to, (A) without duplication of any amounts payable under Section 4.04(a) hereof, a change in the basis of taxation or payment to any Bank of the principal of or interest on such Eurodollar Loans or any other amounts payable hereunder (except for changes with respect to any tax imposed on, or determined by reference to, the net income or net profits of such Bank pursuant to the laws of the jurisdiction in which such Bank is organized, or in which such Bank's principal office or applicable lending office is located or any subdivision thereof or therein), or (B) a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Eurodollar Rate and/or (y) other circumstances affecting such Bank, the interbank Eurodollar market or the position of such Bank in such market; or

          (iii) at any time since the date of this Agreement, that the making or continuance of any Eurodollar Loan has become unlawful by compliance by such Bank with any law, governmental rule, regulation, guideline or order (or would conflict with any governmental rule, regulation, guideline, request or order not having the force of law but with which such Bank customarily complies even though the failure to comply therewith would not be unlawful), or has become impracticable as a result of a contingency occurring after the date of this Agreement which materially and adversely affects the interbank Eurodollar market;

then, and in any such event, such Bank (or the Agent in the case of clause (i) above) shall promptly give notice (by telephone confirmed in writing) to each Borrower and (except in the case of clause (i)) to the Agent of such determination (which notice the Agent shall promptly transmit to each of the other Banks). Thereafter, (x) in the case of clause (i) above, Eurodollar Loans shall no longer be available until such time as the Agent notifies the respective Borrower and the Banks that the circumstances giving rise to such notice by the Agent no longer exist, and any Notice of Borrowing or Notice of Conversion given by the respective Borrower with respect to Eurodollar Loans which have not yet been incurred (including by way of conversion) shall be deemed rescinded by the respective Borrower, (y) in the case of clause (ii) above, the respective

Borrower agrees to pay to such Bank, upon written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Bank in its sole discretion shall determine) as shall be required to compensate such Bank for such increased costs or reductions in amounts received or receivable hereunder (a written notice as to the additional amounts owed to such Bank, showing the basis for the calculation thereof, submitted to the respective Borrower by such Bank shall, absent manifest error, be final and conclusive and binding upon all parties hereto, although the failure to give any such notice shall not release or diminish any of the respective Borrower's obligations to pay additional amounts pursuant to this Section 1.10(a) upon the subsequent receipt of such notice) and
(z) in the case of clause (iii) above, the respective Borrower shall take one of the actions specified in Section 1.10(b) as promptly as possible and, in any event, within the time period required by law.

          (b) At any time that any Eurodollar Loan is affected by the circumstances described in Section 1.10(a)(ii) or (iii), the Borrower may (and in the case of a Eurodollar Loan affected pursuant to Section 1.10(a)(iii) the Borrower shall) either (i) if the affected Eurodollar Loan is then being made pursuant to a Borrowing, cancel said Borrowing by giving the Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Borrower was notified by a Bank pursuant to Section 1.10(a)(ii) or (iii)), or
(ii) if the affected Eurodollar Loan is then outstanding, upon at least three Business Days' notice to the Agent, require the affected Bank to convert each such Eurodollar Loan into a Base Rate Loan; PROVIDED, that if more than one Bank is affected at any time, then all affected Banks must be treated the same pursuant to this Section 1.10(b).

          (c) If any Bank shall have determined that after the date hereof, the adoption or effectiveness of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Bank or any corporation controlling such Bank with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Bank's or such other corporation's capital or assets as a consequence of such Bank's Commitment or Commitments hereunder or its obligations hereunder to a level below that which such Bank or such other corporation could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Bank's or such other corporation's policies with respect to capital adequacy), then from time to time, upon written demand by such Bank (with a copy to the Agent), accompanied by the notice referred to in the last sentence of this clause (c), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank or such other corporation for such reduction. Each Bank, upon determining in good faith that any additional amounts will be payable pursuant to this
Section 1.10(c), will give prompt written notice thereof to the Borrower (a copy of which shall be sent by such Bank to the Agent), which notice shall set forth the basis of the calculation of such additional amounts, although the failure to give any such notice shall not release or diminish the Borrower's obligations to pay additional amounts pursuant to this Section 1.10(c) upon the subsequent receipt of such notice. A Bank's reasonable good faith determination of compensation owing under this Section 1.10(c) shall, absent manifest error, be final and conclusive and binding on all the parties hereto.

          1.11 COMPENSATION. Each Borrower shall compensate each Bank, promptly upon its written request (which request shall set forth the basis for requesting such compensation), for all losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Bank to fund its Eurodollar Loans) which such Bank may sustain in respect of Loans made to such Borrower or Notices of Borrowing or Notices of Conversion delivered by such Borrower: (i) if for any reason (other than a default by such Bank or the Agent) a Borrowing of, or conversion from or into, Eurodollar Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion (whether or not withdrawn by the respective Borrower or deemed withdrawn pursuant to Section 1.10(a)); (ii) if any repayment (including any repayment made pursuant to Section 4.01 or 4.02 or as a result of an acceleration of the Loans pursuant to Section 9 or as a result of the replacement of a Bank pursuant to Section 1.13 or 13.12(b)) or conversion of any Eurodollar Loans occurs on a date which is not the last day of an Interest Period applicable thereto; (iii) if any prepayment of any Eurodollar Loans is not made on any date specified in a notice of prepayment given by the respective Borrower; or (iv) as a consequence of (x) any other default by the respective Borrower to repay its Eurodollar Loans when required by the terms of this Agreement or (y) an election made pursuant to Section 1.10(b). A Bank's basis for requesting compensation pursuant to this Section 1.11 and a Bank's calculation of the amount thereof, shall, absent manifest error, be final and conclusive and binding on all parties hereto.

          1.12 CHANGE OF LENDING OFFICE. Each Bank agrees that, upon the occurrence of any event giving rise to the operation of Section 1.10(a)(ii) or
(iii), 1.10(c), 2.05 or 4.04 with respect to such Bank, it will, if requested by the US Borrower, use reasonable efforts (subject to overall policy considerations of such Bank) to designate another lending office for any Loans or Letters of Credit affected by such event; PROVIDED, that such designation is made on such terms that, in the sole judgment of such Bank, such Bank and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequences of the event giving rise to the operation of any such Section. Nothing in this Section 1.12 shall affect or postpone any of the obligations of any Borrower or the right of any Bank provided in Section 1.10, 2.05 or 4.04.

          1.13 REPLACEMENT OF BANKS. (x) If any Bank becomes a Defaulting Bank, (y) upon the occurrence of any event giving rise to the operation of
Section 1.10(a)(ii) or (iii), Section 1.10(c), Section 2.05 or Section 4.04 with respect to any Bank which results in such Bank charging to a Borrower increased costs in a material amount in excess of those being generally charged by the other Banks or (z) in the case of a refusal by a Bank to consent to a proposed change, waiver, discharge or termination with respect to this Agreement which has been approved by the Required Banks as provided in Section 13.12(b), the US Borrower shall have the right, in accordance with Section 13.04(b), if no Default or Event of Default then exists or would exist after giving effect to such replacement, to replace such Bank (the "Replaced Bank") with one or more other Eligible Transferee or Transferees, none of whom shall constitute a Defaulting Bank at the time of such replacement (collectively, the "Replacement Bank") and each of whom shall be reasonably acceptable to the Agent or, at the option of the US Borrower, to replace only

(a) the Revolving Loan Commitment (and outstandings pursuant thereto) of the Replaced Bank with an identical Revolving Loan Commitment provided by the Replacement Bank or (b) in the case of a replacement as provided in
Section 13.12(b) where the consent of the respective Bank is required with respect to less than all Tranches of its Loans or Commitments, the Commitments and/or outstanding Loans of such Bank in respect of each Tranche where the consent of such Bank would otherwise be individually required, with identical Commitments and/or Loans of the respective Tranche provided by the Replacement Bank; PROVIDED that:

          (i) at the time of any replacement pursuant to this Section 1.13, the Replacement Bank shall enter into one or more Assignment and Assumption Agreements pursuant to Section 13.04(b) (and with all fees payable pursuant to said Section 13.04(b) to be paid by the Replacement Bank) pursuant to which the Replacement Bank shall acquire all of the Commitments and outstanding Loans (or, in the case of the replacement of only (a) the Revolving Loan Commitment, the Revolving Loan Commitment and outstanding Revolving Loans and participations in Letter of Credit Outstandings and/or (b) Term Loans, the outstanding Term Loans) of, and in each case (except for the replacement of only the outstanding Term Loans of the respective Bank) participations in Letters of Credit by, the Replaced Bank and, in connection therewith, shall pay to (x) the Replaced Bank in respect thereof an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans (or, in the case of the replacement of only (I) the Revolving Loan Commitment, the outstanding Revolving Loans or (II) the Term Loans, the outstanding Term Loans) of the Replaced Bank, (B) except in the case of the replacement of only the outstanding Term Loans of a Replaced Bank, an amount equal to all Unpaid Drawings that have been funded by (and not reimbursed to) such Replaced Bank, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Bank (but only with respect to the relevant Tranche, in the case of the replacement of less than all Tranches of Loans then held by the respective Replaced Bank) pursuant to Section 3.01, (y) except in the case of the replacement of only the outstanding Term Loans of a Replaced Bank, each Letter of Credit Issuer an amount equal to such Replaced Bank's Percentage of any Unpaid Drawing relating to Letters of Credit issued by such Letter of Credit Issuer (which at such time remains an Unpaid Drawing) tothe extent such amount was not theretofore funded by such Replaced Bank and (z) in the case of any replacement of Revolving Loan Commitments, BTCo an amount equal to such Replaced Bank's Percentage of any Mandatory Borrowing to the extent such amount was not theretofore funded by such Replaced Bank; and

          (ii) all obligations of each Borrower then owing to the Replaced Bank (other than those (a) specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid, but including all amounts, if any, owing under Section 1.11 or (b) relating to any Tranche of Loans and/or Commitments of the respective Replaced Bank which will remain outstanding after giving effect to the respective replacement) shall be paid in full to such Replaced Bank concurrently with such replacement.

Upon the execution of the respective Assignment and Assumption Agreements, the payment of amounts referred to in clauses (i) and (ii) above, recordation of the assignment on the Register by the Agent pursuant to Section 13.17 and, if so requested by the Replacement Bank, delivery to the Replacement Bank of the appropriate Note or Notes executed by the respective Borrower or Borrowers, (x) the Replacement Bank shall become a Bank hereunder and, unless the respective Replaced Bank continues to have outstanding Term Loans or a Revolving Loan Commitment hereunder, the Replaced Bank shall cease to constitute a Bank hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 1.10, 1.11, 2.05, 4.04, 13.01 and 13.06), which shall survive as to such Replaced Bank and (y) in the case of the replacement of a Defaulting Bank with a Non-Defaulting Bank, the Percentages of the Banks shall be automatically adjusted at such time to give effect to such replacement.

          SECTION 2.  LETTERS OF CREDIT.

          2.01 LETTERS OF CREDIT. (a) Subject to and upon the terms and conditions herein set forth, the US Borrower may request a Letter of Credit Issuer at any time and from time to time on or after the Restatement Effective Date and prior to the tenth Business Day (or the 30th day in the case of trade Letters of Credit) preceding the Revolving Loan Maturity Date to issue, for the account of the US Borrower and in support of (x) trade obligations of the US Borrower or any of its Subsidiaries that arise in the ordinary course of business and/or (y) on a standby basis, L/C Supportable Indebtedness of the US Borrower or any of its Subsidiaries to any other Person, irrevocable sight letters of credit in such form as may be approved by such Letter of Credit Issuer (each such letter of credit, a "Letter of Credit" and, collectively, the "Letters of Credit"). Notwithstanding the foregoing, no Letter of Credit Issuer shall be under any obligation to issue any Letter of Credit if at the time of such issuance:

          (i) any order, judgment or decree of any governmental authority or arbitrator shall purport by its terms to enjoin or restrain such Letter of Credit Issuer from issuing such Letter of Credit or any requirement of law applicable to such Letter of Credit Issuer or any request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over such Letter of Credit Issuer shall prohibit, or request that such Letter of Credit Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Letter of Credit Issuer with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Letter of Credit Issuer is not otherwise compensated) not in effect on the date hereof, or any unreimbursed loss, cost or expense which was not applicable, in effect or known to such Letter of Credit Issuer as of the date hereof and which such Letter of Credit Issuer in good faith deems material to it; or

          (ii) such Letter of Credit Issuer shall have received notice from the US Borrower or the Required Banks prior to the issuance of such Letter of Credit of the type described in clause (vi) of Section 2.01(b).

          (b) Notwithstanding the foregoing, (i) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid on the date of, and prior to the issuance of, the respective Letter of Credit) at such time, would exceed either (x) $5,000,000 or (y) when added to the aggregate principal amount of all Revolving Loans and Swingline Loans then outstanding, the Total Revolving Loan Commitment at such time; (ii) (x) each standby Letter of Credit shall have an expiry date occurring not later than one year after such Letter of Credit's date of issuance, PROVIDED, that any such Letter of Credit may be extendable for successive periods of up to one year, but not beyond the tenth business day preceding the Revolving Loan Maturity Date, on terms acceptable to the Letter of Credit Issuer and (y) each trade Letter of Credit shall have an expiry date occurring not later than 180 days after such Letter of Credit's date of issuance; (iii) (x) no standby Letter of Credit shall have an expiry date occurring later than the tenth Business Day preceding the Revolving Loan Maturity Date and (y) no trade Letter of Credit shall have an expiry date occurring later than 30 days prior to the Revolving Loan Maturity Date; (iv) each Letter of Credit shall be denominated in U.S. Dollars; (v) the Stated Amount of each Letter of Credit shall not be less than $100,000 or such lesser amount as is acceptable to the respective Letter of Credit Issuer; and (vi) no Letter of Credit Issuer will issue any Letter of Credit after it has received written notice from the US Borrower or the Required Banks stating that a Default or an Event of Default exists until such time as such Letter of Credit Issuer shall have received a written notice of (x) rescission of such notice from the party or parties originally delivering the same or (y) a waiver of such Default or Event of Default by the Required Banks.

          (c) Notwithstanding the foregoing, in the event a Bank Default exists, no Letter of Credit Issuer shall be required to issue any Letter of Credit unless the respective Letter of Credit Issuer has entered into arrangements satisfactory to it and the US Borrower to eliminate such Letter of Credit Issuer's risk with respect to the participation in Letters of Credit of the Defaulting Bank or Banks, including by cash collateralizing such Defaulting Bank's or Banks' Percentage of the Letter of Credit Outstandings, as the case may be.

          2.02 LETTER OF CREDIT REQUESTS. (a) Whenever the US Borrower desires that a Letter of Credit be issued, the US Borrower shall give the Agent and the respective Letter of Credit Issuer written notice (or telephonic notice confirmed in writing) thereof prior to 12:00 Noon (New York time) at least five Business Days (or such shorter period as may be acceptable to the respective Letter of Credit Issuer) prior to the proposed date of issuance (which shall be a Business Day) which written notice shall be in the form of Exhibit C (each, a "Letter of Credit Request"). Each Letter of Credit Request shall include any other documents as such Letter of Credit Issuer customarily requires in connection therewith.

          (b) The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the US Borrower that such Letter of Credit may be issued in accordance with, and it will not violate the requirements of,
Section 2.01(a). Unless the respective Letter of Credit Issuer has received notice from the Required Banks before it issues a Letter of Credit that one or more of the applicable conditions specified in Section 5 or 6, as the case may be, are not then satisfied, or that the issuance of such Letter of Credit would violate Section 2.01(a), then such Letter of Credit Issuer may issue the requested Letter of Credit for the account of the US Borrower in accordance with such Letter of Credit Issuer's usual and customary practice.

          2.03 LETTER OF CREDIT PARTICIPATIONS. (a) Immediately upon the issuance by a Letter of Credit Issuer of any Letter of Credit, such Letter of Credit Issuer shall be deemed to have sold and transferred to each other RL Bank, and each such RL Bank (each, a "Participant") shall be deemed irrevocably and unconditionally to have purchased and received from such Letter of Credit Issuer, without recourse or warranty, an undivided interest and participation, to the extent of such Participant's Percentage, in such Letter of Credit, each substitute Letter of Credit, each drawing made thereunder and the obligations of the US Borrower under this Agreement with respect thereto (although Letter of Credit Fees shall be payable directly to the Agent for the account of the RL Banks as provided in Section 3.01(b) and the Participants shall have no right to receive any portion of any Facing Fees with respect to such Letters of Credit) and any security therefor or guaranty pertaining thereto. Upon any change in the Revolving Loan Commitments of the RL Banks pursuant to Section 1.13 or 13.04(b), it is hereby agreed that, with respect to all outstanding Letters of Credit and Unpaid Drawings with respect thereto, there shall be an automatic adjustment to the participations pursuant to this Section 2.03 to reflect the new Percentages of the assigning and assignee Bank.

          (b) In determining whether to pay under any Letter of Credit, no Letter of Credit Issuer shall have any obligation relative to the Participants other than to determine that any documents required to be delivered under such Letter of Credit have been delivered and that they appear to substantially comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by any Letter of Credit Issuer under or in connection with any Letter of Credit issued by it if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for such Letter of Credit Issuer any resulting liability.

          (c) In the event that any Letter of Credit Issuer makes any payment under any Letter of Credit issued by it and the US Borrower shall not have reimbursed such amount in full to the Letter of Credit Issuer pursuant to
Section 2.04(a), such Letter of Credit Issuer shall promptly notify the Agent, and the Agent shall promptly notify each Participant of such failure, and each such Participant shall promptly and unconditionally pay to the Agent for the account of such Letter of Credit Issuer, the amount of such Participant's Percentage of such payment in U.S. Dollars and in same day funds. If the Agent so notifies any Participant required to fund a payment under a Letter of Credit prior to 11:00 A.M. (New York time) on any Business Day, such Participant shall make available to the Agent at the Payment Office for the account of the respective Letter of Credit Issuer such Participant's Percentage of the amount of such payment on such Business Day in same day funds (and, to the extent such notice is given after 11:00 A.M. (New York time) on any Business Day, such Participant shall make such payment on the immediately following Business Day). If and to the extent such Participant shall not have so made its Percentage of the amount of such payment available to the Agent for the account of the respective Letter of Credit Issuer, such Participant agrees to pay to the Agent for the account of such Letter of Credit Issuer, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Agent for the account of the Letter of Credit Issuer at the overnight Federal Funds Rate. The failure of any Participant to make available to the Agent for the account of the respective Letter of Credit Issuer its Percentage of any payment under any Letter of Credit issued by it shall not relieve any other Participant of its obligation hereunder to make available to the Agent for the account of such Letter of Credit Issuer its applicable Percentage of any payment under any such Letter of Credit on the date required, as specified above, but no Participant shall be responsible for the failure of any other Participant to make available to the Agent for the account of such Letter of Credit Issuer such other Participant's Percentage of any such payment.

          (d) Whenever any Letter of Credit Issuer receives a payment of a reimbursement obligation as to which the Agent has received for the account of such Letter of Credit Issuer any payments from the Participants pursuant to clause (c) above, such Letter of Credit Issuer shall pay to the Agent and the Agent shall promptly pay to each Participant which has paid its Percentage thereof, in U.S. Dollars and in same day funds, an amount equal to such Participant's Percentage of the principal amount thereof and interest thereon accruing after the purchase of the respective participations.

          (e) Each Letter of Credit Issuer shall, promptly after each issuance of, or amendment or modification to, a standby Letter of Credit issued by it, give the Agent, each Participant and the US Borrower written notice of the issuance of, or amendment or modification to, such Letter of Credit, which notice shall be accompanied by a copy of the standby Letter of Credit or standby Letters of Credit issued by it and each such amendment or modification thereto.

          (f) Each Letter of Credit Issuer (other than BTCo) shall deliver to the Agent, promptly on the first Business Day of each week, by facsimile transmission, the daily aggregate Stated Amount available to be drawn under the outstanding trade Letters of Credit issued by such Letter of Credit Issuer for the previous week. The Agent shall, within 10 days after the last Business Day of each calendar month, deliver to each Participant a report setting forth for such preceding calendar month the daily aggregate Stated Amount available to be drawn under all outstanding trade Letters of Credit during such calendar month.

          (g) The obligations of the Participants to make payments to the Agent for the account of the respective Letter of Credit Issuer with respect to Letters of Credit issued by it shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

          (i) any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

          (ii) the existence of any claim, set-off, defense or other right which the US Borrower or any of its Subsidiaries may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Agent, any Letter of Credit Issuer, any Bank, or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the US Borrower or any of its Subsidiaries and the beneficiary named in any such Letter of Credit);

          (iii) any draft, certificate or other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

          (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

          (v)    the occurrence of any Default or Event of Default.

          2.04 AGREEMENT TO REPAY LETTER OF CREDIT DRAWINGS. (a) The US Borrower hereby agrees to reimburse each Letter of Credit Issuer, by making payment to the Agent in immediately available funds at the Payment Office, for any payment or disbursement made by such Letter of Credit Issuer under any Letter of Credit issued by it (each such amount so paid or disbursed until reimbursed, an "Unpaid Drawing") no later than one Business Day following the date of such payment or disbursement, with interest on the amount so paid or disbursed by such Letter of Credit Issuer, to the extent not reimbursed prior to 1:00 P.M. (New York time) on the date of such payment or disbursement, from and including the date paid or disbursed to but not including the date such Letter of Credit Issuer is reimbursed therefor at a rate per annum which shall be the Base Rate plus the Applicable Base Rate Margin for Revolving Loans as in effect from time to time (plus an additional 2% per annum if not reimbursed by the third Business Day after the date of such payment or disbursement), such interest also to be payable on demand; PROVIDED, that it is understood and agreed, however, that the notices referred to below in this clause (a) shall not be required to be given if a Default or an Event of Default under Section 10.05 shall have occurred and be continuing (in which case the Unpaid Drawings shall be due and payable immediately without presentment, demand, protest or notice of any kind (all of which are hereby waived by each Credit Party) and shall bear interest at a rate per annum which shall be the Base Rate plus the Applicable Margin for Revolving Loans plus 2% on and after the third Business Day following the respective Drawing). Each Letter of Credit Issuer shall provide the US Borrower prompt notice of any payment or disbursement made by it under any Letter of Credit issued by it, although the failure of, or delay in, giving any such notice shall not release or diminish the obligations of the US Borrower under this Section 2.04(a) or under any other Section of this Agreement.

          (b) The US Borrower's obligation under this Section 2.04 to reimburse the respective Letter of Credit Issuer with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the US Borrower or any of its Subsidiaries may have or have had against such Letter of Credit Issuer, the Agent or any Bank, including, without limitation, any defense based upon the failure of any drawing under a Letter of Credit issued by it to conform to the terms of the Letter of Credit or any nonapplication or misapplication by the beneficiary of the proceeds of such drawing; PROVIDED, HOWEVER, that the US Borrower shall not be obligated to reimburse such Letter of Credit Issuer for any wrongful payment made by such Letter of Credit Issuer under a Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Letter of Credit Issuer as determined by a court of competent jurisdiction.

          2.05 INCREASED COSTS. If after the date hereof, the adoption or effectiveness of any applicable law, rule or regulation, order, guideline or request or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Letter of Credit Issuer or any Participant with any request or directive (whether or not having the force of law) by any such authority, central bank or comparable agency shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against Letters of Credit issued by such Letter of Credit Issuer or such Participant's participation therein, or (ii) impose on any Letter of Credit Issuer or any Participant any other conditions directly or indirectly affecting this Agreement, any Letter of Credit or such Participant's participation therein; and the result of any of the foregoing is to increase the cost to such Letter of Credit Issuer or such Participant of issuing, maintaining or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by such Letter of Credit Issuer or such Participant hereunder or reduce the rate of return on its capital with respect to Letters of Credit, then, upon written demand to the US Borrower by such Letter of Credit Issuer or such Participant (a copy of which notice shall be sent by such Letter of Credit Issuer or such Participant to the Agent), accompanied by the certificate described in the last sentence of this Section 2.05, the US Borrower shall pay to such Letter of Credit Issuer or such Participant such additional amount or amounts as will compensate such Letter of Credit Issuer or such Participant for such increased cost or reduction. A certificate submitted to the US Borrower by such Letter of Credit Issuer or such Participant, as the case may be (a copy of which certificate shall be sent by such Letter of Credit Issuer or such Participant to the Agent), setting forth the basis for the determination of such additional amount or amounts necessary to compensate such Letter of Credit Issuer or such Participant as aforesaid shall be final and conclusive and binding on the US Borrower absent manifest error, although the failure to deliver any such certificate shall not release or diminish the US Borrower's obligations to pay additional amounts pursuant to this Section 2.05 upon subsequent receipt of such certificate.

          2.06 EXISTING LETTERS OF CREDIT. Any Letters of Credit outstanding under the Existing Credit Agreement on the Restatement Effective Date and not otherwise terminated or expiring on such date (prior to giving effect to this Agreement), shall be deemed for all purposes to be issued hereunder in accordance with the terms of such Letter of Credit and this Agreement, with such issuance to constitute a Credit Event for purposes of Sections 5 and 6 of this Agreement.

          SECTION 3.  Fees; Commitments.

          3.01 FEES. (a) The US Borrower shall pay to the Agent for distribution to each Non-Defaulting Bank with a Revolving Loan Commitment a commitment fee (the "Commitment Fee") for the period from the Restatement Effective Date to but not including Revolving Loan Maturity Date (or such earlier date as the Total Revolving Loan Commitment shall have been terminated), computed at a rate equal to the Applicable Commitment Fee Percentage of the daily average Unutilized Revolving Loan Commitment of such Non-Defaulting Bank. Accrued Commitment Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and on the Revolving Loan Maturity Date (or such earlier date upon which the Total Revolving Loan Commitment is terminated).

          (b) The US Borrower shall pay to the Agent for PRO RATA distribution to each Non-Defaulting Bank with a Revolving Loan Commitment (based on their respective Percentages), a fee in respect of each issued Letter of Credit (the "Letter of Credit Fee") computed at a rate per annum equal to the Applicable Eurodollar Margin for Revolving Loans then in effect on the daily Stated Amount of such Letter of Credit. Accrued Letter of Credit Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and upon the first day on or after the termination of the Total Revolving Loan Commitment upon which no Letters of Credit remain outstanding.

          (c) The US Borrower shall pay to each Letter of Credit Issuer a fee in respect of each Letter of Credit issued by such Letter of Credit Issuer (the "Facing Fee") computed at the rate of 1/4 of 1% per annum on the daily Stated Amount of such Letter of Credit; PROVIDED, that in no event shall the annual Facing Fee with respect to each Letter of Credit be less than $500; it being agreed that (x) on the date of issuance of any Letter of Credit and on each anniversary thereof prior to the termination of such Letter of Credit, if $500 will exceed the amount of Facing Fees that will accrue with respect to such Letter of Credit for the immediately succeeding 12-month period, the full $500 shall be payable on the date of issuance of such Letter of Credit and on each such anniversary thereof prior to the termination of such Letter of Credit and
(y) if on the date of the termination of any Letter of Credit, $500 actually exceeds the amount of Facing Fees paid or payable with respect to such Letter of Credit for the period beginning on the date of the issuance thereof (or if the respective Letter of Credit has been outstanding for more than one year, the date of the last anniversary of the issuance thereof occurring prior to the termination of such Letter of Credit) and ending on the date of the termination thereof, an amount equal to such excess shall be paid as additional Facing Fees with respect to such Letter of Credit on the next date upon which Facing Fees are payable in accordance with the immediately succeeding sentence. Except as provided in the immediately preceding sentence, accrued Facing Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and upon the first day on or after the termination of the Total Revolving Loan Commitment upon which no Letters of Credit remain outstanding.

          (d) The US Borrower shall pay directly to each Letter of Credit Issuer upon each issuance of, payment under, and/or amendment of, a Letter of Credit issued by such Letter of Credit Issuer such amount as shall at the time of such issuance, payment or amendment be the administrative charge which such Letter of Credit Issuer is customarily charging for issuances of, payments under or amendments of, letters of credit issued by it, plus any expenses relating to such transactions.

          (e) The US Borrower shall pay to the Agent, for its own account, such fees as may be agreed to in writing from time to time between the US Borrower and the Agent, when and as due.

          (f) All computations of Fees shall be made in accordance with Section 13.07(b).

          3.02 VOLUNTARY TERMINATION OR REDUCTION OF TOTAL UNUTILIZED REVOLVING LOAN COMMITMENT. (a) Upon at least three Business Days' prior notice to the Agent at its Notice Office (which notice the Agent shall promptly transmit to each of the Banks), the US Borrower shall have the right, without premium or penalty, to terminate or partially reduce the Total Unutilized Revolving Loan Commitment, PROVIDED that (v) any such termination or partial reduction shall apply to proportionately and permanently reduce the Revolving Loan Commitment of each of the RL Banks, (w) any reduction to the Total Unutilized Revolving Loan Commitment prior to the Restatement Effective Date may only be made in connection with a termination in full of the Total Revolving Loan Commitment,
(x) any partial reduction pursuant to this Section 3.02(a) shall be in integral multiples of $1,000,000 and (y) the reduction to the Total Unutilized Revolving Loan Commitment shall in no case be in an amount which would cause the Revolving Loan Commitment of any RL Bank to be reduced (as required by the preceding clause (v)) by an amount which exceeds the remainder of (A) the Unutilized Revolving Loan Commitment of such RL Bank as in effect immediately before giving effect to such reduction minus (B) such RL Bank's Percentage of the aggregate principal amount of Swingline Loans then outstanding.

          (b) In the event of certain refusals by a Bank to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Banks as provided in Section 13.12(b), the US Borrower shall have the right, subject to obtaining the consents required by Section 13.12(b), upon five Business Days' prior written notice to the Agent at its Notice Office (which notice the Agent shall promptly transmit to each of the Banks), to terminate the entire Revolving Loan Commitment of such Bank, so long as all Loans, together with accrued and unpaid interest, Fees and all other amounts, owing to such Bank (including all amounts, if any, owing pursuant to Section 1.11 but excluding amounts owing in respect of Term Loans maintained by such Bank, if such Term Loans are not being repaid pursuant to Section 13.12(b)) are repaid concurrently with the effectiveness of such termination (at which time Annex I shall be deemed modified to reflect such changed amounts) and at such time, unless the respective Bank continues to have outstanding Term Loans hereunder, such Bank shall no longer constitute a "Bank" for purposes of this Agreement, except with respect to indemnifications under this Agreement (including, without limitation, Sections 1.10, 1.11, 2.05, 4.04,
13.01 and 13.06), which shall survive as to such repaid Bank.

          3.03 MANDATORY REDUCTION OF COMMITMENTS. (a) The Total Commitment (and the Term Loan Commitment and the Revolving Loan Commitment of each Bank) shall terminate in its entirety on March 31, 1999 (or such earlier date as the US Borrower shall have notified the Agent in writing that it has terminated discussions regarding the Acquisition) unless the Restatement Effective Date has occurred on or before such date.

          (b) In addition to any other mandatory commitment reductions pursuant to this Section 3.03, the Total Term Loan Commitment (and the Term Loan Commitment of each Bank) shall (i) terminate in its entirety on the Restatement Effective Date (after giving effect to the incurrence of Term Loans on such date) and (ii) prior to the termination of the Total Term Loan Commitment as provided in clause (i) above, be reduced from time to time to the extent required by Section 4.02.

          (c) In addition to any other mandatory commitment reductions pursuant to this Section 3.03, the Total Revolving Loan Commitment (and the Revolving Loan Commitment of each RL Bank) shall terminate in its entirety on the Revolving Loan Maturity Date.

          (d) In addition to any other mandatory commitment reductions pursuant to this Section 3.03, the Total Revolving Loan Commitment shall be reduced from time to time to the extent required by Section 4.02.

          (e) Each reduction to the Total Term Loan Commitment or Total Revolving Loan Commitment pursuant to this Section 3.03 (or pursuant to Section 4.02) shall be applied proportionately to reduce the Term Loan Commitment or the Revolving Loan Commitment, as the case may be, of each Bank with such a Commitment.

          SECTION 4.  PAYMENTS.

          4.01 VOLUNTARY PREPAYMENTS. (a) Each Borrower shall have the right to prepay the Loans made to it, and the right to allocate such prepayments to Revolving Loans, Swingline Loans, in the case of the US Borrower, and/or Term Loans as such Borrower elects, in whole or in part, without premium or penalty except as otherwise provided in this Agreement, from time to time on the following terms and conditions:

          (i) such Borrower shall give the Agent at its Notice Office written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay the Loans, whether such Loans are Term Loans, Revolving Loans or Swingline Loans, the amount of such prepayment, the Type of Loans to be repaid and (in the case of Eurodollar Loans) the specific Borrowing(s) pursuant to which made, which notice shall be given by such Borrower prior to 12:00 Noon (New York time) (x) at least one Business Day prior to the date of such prepayment in the case of Base Rate Loans, (y) on the date of such prepayment in the case of Swingline Loans and (z) at least three Business Days prior to the date of such prepayment in the case of Eurodollar Loans, which notice shall, except in the case of Swingline Loans, promptly be transmitted by the Agent to each of the Banks;

          (ii) each prepayment (other than prepayments in full of (x) all outstanding Base Rate Loans or (y) any outstanding Borrowing of Eurodollar Loans) shall be in an aggregate principal amount of at least (x) $500,000, in the case of Revolving Loans and Term Loans and (y) $100,000, in the case of Swingline Loans and, in each case, if greater, in integral multiples of $100,000, PROVIDED, that no partial prepayment of Eurodollar Loans made pursuant to a Borrowing shall reduce the aggregate principal amount of the Eurodollar Loans outstanding pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto;

          (iii) at the time of any prepayment of Eurodollar Loans pursuant to this Section 4.01 on any date other than the last day of the Interest Period applicable thereto, the Borrower shall pay the amounts required pursuant to Section 1.11;

          (iv) each prepayment in respect of any Loans made pursuant to a Borrowing shall be applied PRO RATA among such Loans, PROVIDED, that at such Borrower's election in connection with any prepayment of Revolving Loans pursuant to this Section 4.01(a), such prepayment shall not be applied to any Revolving Loans of a Defaulting Bank; and

          (v)    each prepayment of principal of Term Loans pursuant to this
     Section 4.01(a) shall be applied to reduce the then remaining Scheduled Repayments on a PRO RATA basis (based upon the then remaining amount of each such Scheduled Repayment after giving affect to all prior reductions thereto).

          (b) In the event of certain refusals by a Bank to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Banks as provided in Section 13.12(b), the US Borrower and the French Borrower shall together have the right, upon five Business Days' prior written notice to the Agent at its Notice Office (which notice the Agent shall promptly transmit to each of the Banks), to repay all Loans of such Bank (including all amounts, if any, owing pursuant to Section 1.11), together with accrued and unpaid interest, Fees and all other amounts then owing to such Bank (or owing to such Bank with respect to Tranche which gave rise to the need to obtain such Bank's individual consent) in accordance with said Section 13.12(b), so long as (A) in the case of the repayment of Revolving Loans of any Bank pursuant to this clause (b), the Revolving Loan Commitment of such Bank is terminated concurrently with such repayment (at which time Annex I shall be deemed modified to reflect the changed Revolving Loan Commitments), and (B) the consents required by Section 13.12(b) in connection with the repayment pursuant to this clause (b) shall have been obtained.

          4.02 MANDATORY REPAYMENTS AND COMMITMENT REDUCTIONS. (a) If on any date the sum of (i) the aggregate outstanding principal amount of Revolving Loans and Swingline Loans (after giving effect to all other repayments thereof on such date) and (ii) the Letter of Credit Outstandings on such date exceeds the Total Revolving Loan Commitment as then in effect, the US Borrower and/or the French Borrower shall repay on such date the principal of Swingline Loans, and if no Swingline Loans are or remain outstanding, Revolving Loans in an aggregate amount equal to such excess. If, after giving effect to the prepayment of all outstanding Swingline Loans and Revolving Loans, the aggregate amount of Letter of Credit Outstandings exceeds the Total Revolving Loan Commitment as then in effect, the US Borrower shall pay to the Agent on such date an amount in cash and/or Cash Equivalents equal to such excess (up to the aggregate amount of Letter of Credit Outstandings at such time) and the Agent shall hold such payment as security for the obligations of the US Borrower hereunder pursuant to a cash collateral agreement to be entered into in form and substance satisfactory to the Agent.

          (b) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02, on each date set forth below, the US Borrower shall be required to repay that principal amount of Term Loans, to the extent then outstanding, as is set forth opposite such date (each such repayment, as the same may be reduced as provided in Sections 4.01 and 4.02(i), a "Scheduled Repayment"):


Scheduled Repayment Date                 Amount
--------------------------              --------
June 15, 1999                           $1,500,000
September 15, 1999                      $1,500,000
December 15, 1999                       $2,000,000
March 15, 2000                          $2,000,000
June 15, 2000                           $3,500,000
September 15, 2000                      $3,500,000
December 15, 2000                       $4,000,000
March 15, 2001                          $4,000,000
June 15, 2001                           $5,000,000
September 15, 2001                      $5,000,000
December 15, 2001                       $5,000,000
March 15, 2002                          $5,000,000
June 15, 2002                           $5,000,000
September 15, 2002                      $5,000,000
December 15, 2002                       $5,500,000
March 15, 2003                          $5,500,000
June 15, 2003                           $5,500,000
September 15, 2003                      $5,500,000
December 15, 2003                       $6,000,000
March 15, 2004                          $6,000,000
June 15, 2004                           $6,000,000
September 15, 2004                      $6,000,000
December 15, 2004                       $6,000,000
Final Maturity Date                     $6,000,000


          (c) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02, on each date on or after the Restatement Effective Date upon which Parent or any of its Subsidiaries receives Net Sale Proceeds from any Asset Sale, an amount equal to 100% of the Net Sale Proceeds from such Asset Sale shall be applied as a mandatory repayment and/or commitment reduction, as the case may be, of outstanding Term Loans and the Total Revolving Loan Commitment in accordance with the requirements of Sections 4.02(i) and (j); provided that up to $1,000,000 in aggregate Net Sale Proceeds received during such fiscal year may be retained by Parent and its Subsidiaries without giving rise to a mandatory repayment (and/or commitment reduction, as the case may be) to the extent that no Default or Event of Default exists at the time such Net Sale Proceeds are received, and provided further that (i) additional Net Sale Proceeds of up to $250,000 in the aggregate received by Parent or its Subsidiaries on or after the Restatement Effective Date shall not give rise to a mandatory repayment (and/or commitment reduction, as the case may be) on such date to the extent that no Default or Event of Default then exists and the US Borrower delivers a certificate to the Agent on or prior to such date stating that such Net Sale Proceeds shall be used to purchase assets used or to be used in the businesses permitted pursuant to Section 9.01 (including, without limitation (but only to the extent permitted by Section 9.02), the purchase of the capital stock of a Person engaged in such businesses) within one year following the date of receipt of such Net Sale

Proceeds from such Asset Sale (which certificate shall set forth the estimates of the proceeds to be so expended) and (ii) that (x) if all or any portion of such Net Sale Proceeds are not so used (or contractually committed to be used) within such one year period, such remaining portion shall be applied on the last day of such period as a mandatory repayment and/or commitment reduction, as the case may be, of outstanding Term Loans and the Total Revolving Loan Commitment as provided above and (y) if all or any portion of such Net Sale Proceeds are not so used within such one year period referred to in clause (x) above because such amount is contractually committed to be used and subsequent to such date such contract is terminated or expires without such portion being so used, such remaining portion shall be applied on the date of such termination or expiration as a mandatory repayment and/or commitment reduction, as the case may be, of outstanding Term Loans and the Total Revolving Loan Commitment as provided above.

          (d) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02, on each date on or after the Restatement Effective Date on which Parent or any of its Subsidiaries receives any cash proceeds from any incurrence of Indebtedness (other than Indebtedness permitted to be incurred pursuant to Section 9.04 as in effect on the Restatement Effective Date) by Parent or any of its Subsidiaries, an amount equal to 100% of the cash proceeds (net of all underwriting discounts, fees and commissions and other costs and expenses associated therewith) of the respective incurrence of Indebtedness shall be applied as a mandatory repayment and/or commitment reduction, as the case may be, of outstanding Term Loans and the Total Revolving Loan Commitment in accordance with the requirements of Sections 4.02(i) and (j).

          (e) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02, on each date on or after the Restatement Effective Date on which Parent or any of its Subsidiaries receives any cash proceeds from any sale or issuance of preferred or common equity of (or cash capital contributions to) Parent or any of its Subsidiaries (other than proceeds received from (x) equity contributions to any Subsidiary of Parent made by Parent or any other Subsidiary of Parent and (y) any employee, officer or director, or from the exercise of options granted pursuant to the Stock Option Plan, PROVIDED that this clause (y) shall apply only to the first $2,500,000 in the aggregate of such proceeds received in any fiscal year of Parent, commencing with the fiscal year beginning October 1, 1998), an amount equal to 25% of such cash proceeds (net of all underwriting discounts, fees and commissions and other costs and expenses associated therewith) of the respective equity issuance or capital contribution shall be applied as a mandatory repayment and/or commitment reduction, as the case may be, of outstanding Terms Loan and the Total Revolving Loan Commitment in accordance with the requirements of Sections 4.02(i) and (j).

          (f) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02, within 10 days following each date on or after the Restatement Effective Date on which Parent or any of its Subsidiaries receives any proceeds from any Recovery Event (other than proceeds from Recovery Events in an amount less than $100,000 per Recovery Event), an amount equal to 100% of the proceeds of such Recovery Event (net of reasonable costs including, without limitation, legal costs and expenses, and taxes incurred in connection with such Recovery Event) shall be applied as a mandatory repayment and/or commitment reduction, as the case may be, of outstanding Term Loans and the Total Revolving Loan Commitment in accordance with the requirements of Sections 4.02(i) and (j); PROVIDED that (x) so long as no Default or Event of Default then exists and such proceeds do not exceed $500,000, such proceeds shall not be required to be so applied on such date to the extent that an Authorized Officer of the US Borrower has delivered a certificate to the Agent on or prior to such date stating that such proceeds shall be used or shall be committed to be used to replace or restore any properties or assets in respect of which such proceeds were paid within one year following the date of such Recovery Event (which certificate shall set forth the estimates of the proceeds to be so expended) and
(y) so long as no Default or Event of Default then exists and if (a) the amount of such proceeds exceeds $500,000, (b) the amount of such proceeds, together with other cash available to the US Borrower and its Subsidiaries and permitted to be spent by them on Capital Expenditures during the relevant period pursuant to Section 9.08, equals at least 100% of the cost of replacement or restoration of the properties or assets in respect of which such proceeds were paid as determined by the US Borrower and as supported by such estimates or bids from contractors or subcontractors or such other supporting information as the Agent may reasonably request, (c) an Authorized Officer of the US Borrower has delivered to the Agent a certificate on or prior to the date the application would otherwise be required pursuant to this Section 4.02(f) in the form described in clause (x) above and also certifying its determination as required by preceding clause (b) and certifying the sufficiency of business interruption insurance as required by succeeding clause (d), and (d) an Authorized Officer of the US Borrower has delivered to the Agent such evidence as the Agent may reasonably request in form and substance reasonably satisfactory to the Agent establishing that the US Borrower has sufficient business interruption insurance and that the US Borrower and its subsidiaries will receive payment thereunder in such amounts and at such times as are necessary to satisfy all obligations and expenses of each Borrower (including, without limitation, all debt service requirements, including pursuant to this Agreement), without any delay or extension thereof, for the period from the date of the respective casualty, condemnation or other event giving rise to the Recovery Event and continuing through the completion of the replacement or restoration of respective properties or assets, then the entire amount of the proceeds of such Recovery Event and not just the portion in excess of $500,000 shall be deposited with the Agent pursuant to a cash collateral arrangement reasonably satisfactory to the Agent whereby such proceeds shall be disbursed to the US Borrower from time to time as needed to pay actual costs incurred by them in connection with the replacement or restoration of the respective properties or assets (pursuant to such certification requirements as may be established by the Agent), PROVIDED FURTHER that at any time while an Event of Default has occurred and is continuing, the Required Banks may direct the Agent (in which case the Agent shall, and is hereby authorized by the US Borrower to, follow said directions) to apply any or all proceeds then on deposit in such collateral account to the repayment of Obligations hereunder, and PROVIDED FURTHER, that if all or any portion of such proceeds not required to be applied as a mandatory repayment and/or commitment reduction pursuant to the second preceding proviso (whether pursuant to clause (x) or (y) thereof) are either (A) not so used or committed to be so used within one year after the date of the respective Recovery Event or
(B) if committed to be used within one year after the date of receipt of such net proceeds and not so used within 18 months after the date of respective Recovery Event then, in either such case, such remaining portion not used or committed to be used in the case of preceding clause (A) and not used in the case of preceding clause (B) shall be applied on the date which is the first anniversary of the date of the respective Recovery Event in the case of clause (A) above or the date occurring 18 months after the date of the respective Recovery Event in the case of clause (B) above as a mandatory repayment and/or commitment reduction, as the case may be, of outstanding Terms Loans and the Total Revolving Loan Commitment in accordance with the requirements of Sections 4.02(i) and (j).

          (g) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02, on each Excess Cash Payment Date, an amount equal to the Applicable Excess Cash Flow Percentage of the Excess Cash Flow for the relevant Excess Cash Flow Payment Period shall be applied as a mandatory repayment and/or commitment reduction, as the case may be, of outstanding Term Loans and the Total Revolving Loan Commitment in accordance with the requirements of Sections 4.02(i) and (j).

          (h) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02, at such time as a final determination is made with respect to the amount of payments owing pursuant to Section 2.5 of the Acquisition Agreement, the aggregate net amount (if any) of cash proceeds received by Parent or any of its Subsidiaries pursuant thereto shall be applied as a mandatory repayment and/or commitment reduction, as the case may be, of outstanding Term Loans and the Total Revolving Loan Commitment in accordance with the requirements of Section 4.02(i) and (j); PROVIDED that the receipt of such proceeds shall not give rise to a mandatory repayment (and/or commitment reduction, as the case may be) on such date to the extent that (i) no Default or Event of Default then exists and the US Borrower delivers a certificate to the Agent on or prior to such date stating that such proceeds shall be used to purchase assets used or to be used in the businesses permitted pursuant to
Section 9.01 (including, without limitation (but only to the extent permitted by Section 9.02), the purchase of the capital stock of a Person engaged in such businesses) within one year following the date of receipt of such proceeds (which certificate shall set forth the estimates of the proceeds to be so expended) and (ii) (x) if all or any portion of such proceeds are not so used (or contractually committed to be used) within such one year period, such remaining portion shall be applied on the last day of such period as a mandatory repayment and/or commitment reduction, as the case may be, of outstanding Term Loans and the Total Revolving Loan Commitment as provided above and (y) if all or any portion of such proceeds are not so used within such one year period referred to in clause (x) above because such amount is contractually committed to be used and subsequent to such date such contract is terminated or expires without such portion being so used, such remaining portion shall be applied on the date of such termination or expiration as a mandatory repayment and/or commitment reduction, as the case may be, of outstanding Term Loans and the Total Revolving Loan Commitment as provided above.

          (i)  Each amount required to be applied pursuant to Sections 4.02(c),
(d), (e), (f), (g) and (h) in accordance with this Section 4.02(i) shall be applied (i) first, to repay the outstanding principal amount of Term Loans (or, if prior to the Restatement Effective Date, to reduce the Total Term Loan Commitment) and (ii) second, to the extent in excess of the amounts required to be applied pursuant to preceding clause (i), to reduce the Total Revolving Loan Commitment (it being understood and agreed that (i) the amount of any reduction to the Total Revolving Loan Commitment (or the Total Term Loan Commitment, as the case may be) as provided above in this Section 4.02(i) shall be deemed to be an application of proceeds for purposes of this Section 4.02(i) even though cash is not actually applied and (ii) any cash received by Parent or such Subsidiary will be retained by such Person except to the extent that such cash is otherwise required to be applied as provided in Section 4.02(a) as a result of any reduction to the Total Revolving Loan Commitment). All repayments or commitment reductions, as the case may be, of outstanding Term Loans (or, if prior to the Restatement Effective Date, Term Loan Commitments) pursuant to Sections 4.02(c), (d), (e), (f), (g) and (h) shall be applied to reduce the then remaining Scheduled Repayments PRO RATA based upon the then remaining Scheduled Repayments, after giving effect to all prior reductions thereto.

          (j) With respect to each repayment of Loans required by this Section 4.02, the Borrowers may designate among themselves which of their respective Loans are to be repaid (in the case of a repayment of Revolving Loans), the Types of Loans of such Borrower of the respective Tranche which are to be repaid and, in the case of Eurodollar Loans, the specific Borrowing or Borrowings of the respective Tranche pursuant to which made, PROVIDED that: (i) repayments of Eurodollar Loans pursuant to this Section 4.02 may only be made on the last day of an Interest Period applicable thereto unless all Eurodollar Loans of the respective Tranche with Interest Periods ending on such date of required repayment and all Base Rate Loans of the respective Tranche have been paid in full; (ii) if any repayment of Eurodollar Loans made pursuant to a single Borrowing shall reduce the outstanding Eurodollar Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, such Borrowing shall be converted at the end of the then current Interest Period into a Borrowing of Base Rate Loans; and (iii) each repayment of any Tranche of Loans made pursuant to a Borrowing shall be applied PRO RATA among such Tranche of Loans. In the absence of a designation by the respective Borrower as described in the preceding sentence, the Agent shall, subject to the above, make such designation in its sole discretion with a view, but no obligation, to minimize breakage costs owing under Section 1.11.

          (k) Notwithstanding anything to the contrary contained elsewhere in this Agreement, (i) all then outstanding Swingline Loans shall be repaid in full on the Swingline Expiry Date and (ii) all other then outstanding Loans shall be repaid in full on the respective Maturity Date for such Loans.

          (l) Notwithstanding anything to the contrary contained elsewhere in this Agreement, on any day that the French Borrower shall cease to be a Wholly-Owned Subsidiary of Parent, the French Borrower shall be required to repay in full on such date all then outstanding Revolving Loans and Swingline Loans made to the French Borrower.

          4.03 METHOD AND PLACE OF PAYMENT. Except as otherwise specifically provided herein, all payments under this Agreement or any Note shall be made to the Agent for the ratable account of the Bank or Banks entitled thereto not later than 12:00 Noon (New York time) on the date when due and shall be made in immediately available funds and in U.S. Dollars at the Payment Office. Any payments under this Agreement or under any Note which are made later than 12:00 Noon (New York time) shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

          4.04 NET PAYMENTS. (a) All payments made by each Borrower hereunder or under any Note will be made without setoff, counterclaim or other defense. Except as provided in Section 4.04(b), all such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding, except as provided in the second succeeding sentence, any tax imposed on or measured by the net income or net profits of a Bank pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of such Bank is located or any subdivision thereof or therein) and all interest, penalties or similar liabilities with respect to such non excluded taxes, levies, imposts, duties, fees, assessments or other charges (all such nonexcluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as "Taxes"). Except as provided in Sections 4.04(b) and 13.04(b), if any Taxes are so levied or imposed, the respective Borrower agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any Note, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Note. If any amounts are payable in respect of Taxes pursuant to the preceding sentence, the respective Borrower agrees to reimburse each Bank, upon the written request of such Bank, for taxes imposed on or measured by the net income or net profits of such Bank pursuant to the laws of the jurisdiction in which such Bank is organized or in which the principal office or applicable lending office of such Bank is located or under the laws of any political subdivision or taxing authority of any such jurisdiction in which such Bank is organized or in which the principal office or applicable lending office of such Bank is located and for any withholding of taxes as such Bank shall determine are payable by, or withheld from, such Bank in respect of such amounts so paid to or on behalf of such Bank pursuant to the preceding sentence and in respect of any amounts paid to or on behalf of such Bank pursuant to this sentence. The respective Borrower will furnish to the Agent within 45 days after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment by the respective Borrower. The respective Borrower agrees to indemnify and hold harmless each Bank, and reimburse such Bank upon its written request, for the amount of any Taxes so levied or imposed and paid by such Bank.

          (b) Each Bank that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes agrees to deliver to the US Borrower and the Agent on or prior to the Restatement Effective Date, or in the case of a Bank that is an assignee or transferee of an interest under this Agreement pursuant to Section 1.13 or 13.04 (unless the respective Bank was already a Bank hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Bank, (i) two accurate and complete original signed copies of Internal Revenue Service Form 4224 or 1001 (or successor forms) certifying to such Bank's entitlement to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement and under any

Note, or (ii) if the Bank is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver either Internal Revenue Service Form 1001 or 4224 pursuant to clause (i) above, (x) a certificate substantially in the form of Exhibit D (any such certificate, a "Section 4.04(b)(ii) Certificate") and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8 (or successor form) certifying to such Bank's entitlement to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement and under any Note. In addition, each Bank agrees that from time to time after the Restatement Effective Date, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, it will deliver to the US Borrower and the Agent two new accurate and complete original signed copies of Internal Revenue Service Form 4224 or 1001, or Form W-8 and a Section 4.04(b)(ii) Certificate, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Bank to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement and any Note, or it shall immediately notify the US Borrower and the Agent of its inability to deliver any such Form or Certificate in which case such Bank shall not be required to deliver any such Form or Certificate pursuant to this Section 4.04(b). Notwithstanding anything to the contrary contained in Section 4.04(a), but subject to Section 13.04(b) and the immediately succeeding sentence,
(x) either Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold income or similar taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, fees or other amounts payable hereunder for the account of any Bank which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes to the extent that such Bank has not provided to the US Borrower U.S. Internal Revenue Service Forms that establish a complete exemption from such deduction or withholding and
(y) no Borrower shall not be obligated pursuant to Section 4.04(a) hereof to gross-up payments to be made to a Bank in respect of income or similar taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) if (I) such Bank has not provided to the US Borrower the Internal Revenue Service Forms required to be provided to the US Borrower pursuant to this Section 4.04(b) or (II) in the case of a payment, other than interest, to a Bank described in clause (ii) above, to the extent that such Forms do not establish a complete exemption from withholding of such taxes. Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 4.04 and except as set forth in Section 13.04(b), each Borrower agrees to pay additional amounts and to indemnify each Bank in the manner set forth in Section 4.04(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any Taxes deducted or withheld by it as described in the immediately preceding sentence as a result of any changes after the Restatement Effective Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of such Taxes (or, if later, the date such Bank became party to this Agreement).

          SECTION 5. CONDITIONS PRECEDENT. The obligation of each Bank to make each Loan to any Borrower hereunder, and the obligation of the Letter of Credit Issuer to issue each

Letter of Credit hereunder, is subject, at the time of the making of such Loans or the Issuance of such Letters of Credit to the satisfaction of the following conditions:

          5.01 EXECUTION OF AGREEMENT; NOTES. The Restatement Effective Date shall have occurred and (ii) there shall have been delivered to the Agent for the account of each Bank the appropriate Term Note and/or Revolving Note and to BTCo the Swingline Note, in each case executed by the Borrower and in the amount, maturity and as otherwise provided herein.

          5.02 OFFICER'S CERTIFICATE. On the Restatement Effective Date, the Agent shall have received a certificate dated such date signed by an appropriate officer of the Borrower stating that all of the applicable conditions set forth in Sections 5.04 through 5.10, 5.16, 6.01, 6.02 and 6.03 have been satisfied on such date.

          5.03 OPINIONS OF COUNSEL. On the Restatement Effective Date, the Agent shall have received opinions, addressed to the Agent, the Collateral Agent and each of the Banks and dated the Restatement Effective Date, from (i) Crouch & Hallett, special counsel to the Credit Parties, which opinion shall cover the matters contained in Exhibit E-1 and such other matters incident to the transactions contemplated herein as the Agent may reasonably request, (ii) Shauna Martin, Esq., counsel to the Credit Parties, which opinion shall cover the matters contained in Exhibit E-2 and (iii) local and other counsel to the Credit Parties reasonably satisfactory to the Agent, which opinions shall cover such matters incident to the transactions contemplated herein and in the other Credit Documents as the Agent may reasonably request and shall be in form and substance satisfactory to the Agent.

          5.04 CORPORATE DOCUMENTS; PROCEEDINGS. (a) On the Restatement Effective Date, the Agent shall have received from each Credit Party a certificate, dated the Restatement Effective Date, signed by the chairman, a vice-chairman, the president or any vice-president of such Credit Party, and attested to by the secretary or any assistant secretary of such Credit Party, in the form of Exhibit F with appropriate insertions, together with copies of the Certificate of Incorporation and By-Laws of such Credit Party and the resolutions of such Credit Party referred to in such certificate and all of the foregoing (including each such Certificate of Incorporation and By-Laws) shall be reasonably satisfactory to the Agent.

          (b) On the Restatement Effective Date, all corporate and legal proceedings and all instruments and agreements in connection with the transactions contemplated by this Agreement and the other Documents shall be reasonably satisfactory in form and substance to the Agent, and the Agent shall have received all information and copies of all certificates, documents and papers, including good standing certificates, bring-down certificates and any other records of corporate proceedings and governmental approvals, if any, which the Agent reasonably may have requested in connection therewith, such documents and papers, where appropriate, to be certified by proper corporate or governmental authorities.

          (c) On the Restatement Effective Date and after giving effect to the Transaction, the capital structure (including, without limitation, the terms of any capital stock, options, warrants or other securities issued by Parent or any of its Subsidiaries) of Parent and each of its

Subsidiaries shall be in form and substance satisfactory to the Agent, and the management of Parent and its Subsidiaries shall be satisfactory to the Agent.

          5.05 ADVERSE CHANGE, ETC. (a) On or prior to the Restatement Effective Date, nothing shall have occurred since September 30, 1998 (and neither the Banks nor the Agent shall have become aware of any facts or conditions not previously known) which the Required Banks or the Agent shall determine has, or could reasonably be expected to have (i) a material adverse effect on the rights or remedies of the Banks or the Agent, or on the ability of any Credit Party to perform its obligations to them hereunder or under any other Credit Document, (ii) a material adverse effect on the Transaction, or (iii) a Material Adverse Effect.

          (b) On the Restatement Effective Date, there shall not have occurred and be continuing a material disruption or a material adverse change in financial, banking or capital markets that would have a material adverse effect on the syndication, in each case as determined by the Agent in its sole discretion.

          5.06 LITIGATION. On the Restatement Effective Date, there shall be no actions, suits, proceedings or investigations pending or threatened (a) with respect to this Agreement or any other Document or the Transaction or any documentation executed in connection therewith or the transactions contemplated thereby or with respect to any Existing Indebtedness or (b) which the Agent or the Required Banks shall determine could reasonably be expected to (i) have a Material Adverse Effect or (ii) have a material adverse effect on the Transaction, the rights or remedies of the Banks or the Agent hereunder or under any other Credit Document or on the ability of any Credit Party to perform its respective obligations to the Banks or the Agent hereunder or under any other Credit Document.

          5.07 APPROVALS. On or prior to the Restatement Effective Date, (i) all necessary governmental (domestic and foreign), regulatory and third party approvals in connection with the Credit Documents and otherwise referred to herein or therein shall have been obtained and remain in full force and effect,
(ii) all necessary material governmental (domestic and foreign) and third party approvals in connection with any Existing Indebtedness, the Transaction, the transactions contemplated by the Transaction Documents and otherwise referred to therein shall have been obtained and remain in full force and effect and evidence thereof shall have been provided to the Agent, and (iii) all applicable waiting periods shall have expired without any action being taken by any competent authority which restrains, prevents or imposes materially adverse conditions upon the consummation of the Transaction, the making of the Loans, the issuance of Letters of Credit and the transactions contemplated by the Documents or otherwise referred to herein or therein. Additionally, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon, or materially delaying, or making economically unfeasible, the consummation of the Transaction or the making of the Loans, the issuance of Letters of Credit or the transactions contemplated by the Documents.

          5.08 CONSUMMATION OF THE ACQUISITION. (a) On or prior to the Restatement Effective Date, (i) all terms and conditions of the Acquisition Documents shall be in form and substance satisfactory to the Agent and the Required Banks, (ii) the Acquisition, including all of the terms and conditions thereof, shall have been duly approved by the board of directors and (if required by applicable law) the shareholders of Parent, Holdings, the US Borrower and SPEC, and all Acquisition Documents shall have been duly executed and delivered by the parties thereto and shall be in full force and effect,
(iii) the representations and warranties set forth in the Acquisition Documents shall be true and correct in all material respects as if made on and as of the Restatement Effective Date, (iv) each of the conditions precedent to the obligations of the US Borrower to consummate the Acquisition as set forth in the Acquisition Documents shall have been satisfied to the satisfaction of the Agent and the Required Banks or waived with the consent of the Agent and the Required Banks and (v) the Acquisition shall have been consummated in accordance with all applicable laws and the Acquisition Documents. On the Restatement Effective Date, the capital stock of SPEC shall be owned by the US Borrower free and clear of all Liens other than Permitted Liens and the assets comprising the Acquired Business shall be owned by SPEC free and clear of all Liens other than Permitted Liens.

          (b) The total consideration (not including Indebtedness to be refinanced pursuant to the Refinancing) for the Acquisition (excluding fees and expenses) shall not exceed $31,700,000 and no more than $2,900,000 shall be paid in respect of fees owing in connection with the Transaction. No more than $28,600,000 shall be paid in cash on the Restatement Effective Date in respect of the Transaction.

          5.09 REFINANCING; EXISTING CREDIT AGREEMENT. (a) (i) On the Restatement Effective Date and concurrently with the Credit Events then occurring, (x) all Indebtedness (other than Indebtedness permitted to remain outstanding pursuant to Section 9.04) of SPEC and its Subsidiaries outstanding on such date (the "Designated Indebtedness") shall have been repaid in full, together with all accrued and unpaid interest, fees and other amounts owing thereon or with respect thereto, (y) no more than $4,100,000 shall have been paid to effect the Refinancing and (z) the Agent shall have received evidence in form, scope and substance reasonably satisfactory to it that the matters set forth in this Section 5.09(a)(i) have been satisfied at such time.

          (ii) On the Restatement Effective Date and concurrently with the Credit Events then occurring, all security interests in respect of, and Liens securing, Designated Indebtedness shall have been terminated and released, and the Agent shall have received all such releases as may have been requested by the Agent, which releases shall be in form and substance reasonably satisfactory to the Agent. Without limiting the foregoing, there shall have been delivered
(w) proper termination statements (Form UCC-3 or the appropriate equivalent) for filing under the UCC of each jurisdiction where a financing statement Form UCC-1 or the appropriate equivalent was filed with respect to SPEC and its Subsidiaries in connection with the security interests created with respect to the Designated Indebtedness and the documentation related thereto, (x) termination or reassignment of any security interest in, or Lien on, any patents, trademarks, copyrights or similar interests of SPEC and its Subsidiaries on which filings have been made to secure obligations under the Designated Indebtedness and (y) terminations of all mortgages, leasehold mortgages and deeds of trusts created with respect to property of SPEC and its Subsidiaries to secure the obligations under the Designated Indebtedness, all of which shall be in form and substance satisfactory to the Agent and the Required Banks.

          (iii) All obligations of SPEC and its Subsidiaries with respect to the Designated Indebtedness being repaid or satisfied in connection with the Refinancing shall be terminated to the satisfaction of the Agent. All terms and conditions of the Refinancing and the documentation in connection therewith shall be satisfactory to the Agent.

          (b) (i) On the Restatement Effective Date and concurrently with the Credit Events then occurring, (x) all loans under the Existing Credit Agreement shall have been repaid in full, together with all accrued but unpaid interest and fees thereon, with the proceeds of Loans hereunder and (y) all letters of credit issued under the Existing Credit Agreement shall have been assumed hereunder in accordance with Section 2.06, and the Existing Credit Agreement shall have been replaced by this Agreement and shall cease to be of any force or effect, except as restated by this Agreement, including with respect to continuing indemnification obligations and reimbursement obligations under letters of credit assumed hereunder and (ii) the US Borrower shall have paid to the Administrative Agent for the account of each Bank entitled thereto, an amount necessary to compensate each Bank for any breakage costs arising as a result of the refinancing described above in this Section 5.09(b).

          5.10 CONSUMMATION OF THE SELLER FINANCING. On the Restatement Effective Date, (i) Parent shall have issued the Seller Note to the Sellers in an aggregate principal amount of $7,200,000 in connection with the Seller Financing. All of the terms and conditions of the Seller Financing Documents shall be reasonably satisfactory to the Agent and the Required Banks, and all conditions precedent to the consummation of the Seller Financing as set forth in the Seller Financing Documents shall have been satisfied, and not waived unless consented to by the Agent and the Required Banks, to the reasonable satisfaction of the Agent and the Required Banks. The Seller Financing shall have occurred in accordance with the terms and conditions of the Seller Financing Documents and all applicable law.

          5.11 SECURITY DOCUMENTS; ETC. (a) On the Restatement Effective Date, each Credit Party shall have duly authorized, executed and delivered a Pledge Agreement in the form of Exhibit G (as amended, modified or supplemented from time to time in accordance with the terms thereof and hereof, the "Pledge Agreement") and shall have delivered to the Collateral Agent, as pledgee thereunder, all of the Pledged Securities referred to therein, endorsed in blank in the case of promissory notes or accompanied by executed and undated stock powers in the case of capital stock, along with evidence that all other actions necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect the security interests purported to be created by the Pledge Agreement have been taken and the Pledge Agreement shall be in full force and effect, including, in the case of the US Borrower, execution and delivery of documentation necessary to give legal effect to the pledge of the stock of the French Borrower for purposes of French law (the "French Pledge Agreement"), which French Pledge Agreement shall be in form and substance satisfactory to the Collateral Agent.

          (b) On the Restatement Effective Date, each Credit Party shall have duly authorized, executed and delivered a Security Agreement in the form of Exhibit H (as amended, modified or supplemented from time to time in accordance with the terms thereof and hereof, the "Security Agreement") covering all of the Security Agreement Collateral, together with:

          (A) executed copies of Financing Statements (Form UCC-1) or appropriate local equivalent in appropriate form for filing under the UCC or appropriate local equivalent of each jurisdiction as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect the security interests purported to be created by the Security Agreement;

          (B) certified copies of Requests for Information or Copies (Form UCC-11), or equivalent reports, each of a recent date listing all effective financing statements that name SPEC or any of its respective Subsidiaries as debtor or otherwise relate to the Acquired Business and that are filed in the jurisdictions referred to in clause (A) above, together with copies of such financing statements (none of which shall cover the Collateral except (x) those with respect to which appropriate termination statements executed by the secured lender thereunder have been delivered to the Agent and (y) to the extent evidencing Permitted Liens);

          (C) evidence of the completion of all other recordings and filings of, or with respect to, the Security Agreement as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect the security interests purported to be created by the Security Agreement; and

          (D) evidence that all other actions necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect the security interests purported to be created by the Security Agreement have been taken;

and the Security Agreement shall be in full force and effect.

          5.12 SUBSIDIARIES GUARANTY. On the Restatement Effective Date, each Wholly-Owned Domestic Subsidiary of the US Borrower shall have duly authorized, executed and delivered a counterpart of the Subsidiaries Guaranty in the form of
Exhibit I (as amended, modified or supplemented from time to time in accordance with the terms thereof and hereof, the "Subsidiaries Guaranty"), and such Subsidiaries Guaranty shall be in full force and effect.

          5.13 MORTGAGES; TITLE INSURANCE. (a) On the Restatement Effective Date, the Collateral Agent shall have received fully executed counterparts of deeds of trust, mortgages and similar documents in each case in form and substance satisfactory to the Collateral Agent (as amended, modified or supplemented from time to time in accordance with the terms thereof and hereof, each a "Mortgage" and, collectively, the "Mortgages") with respect to each of the Mortgaged Properties, if any, and arrangements reasonably satisfactory to the Collateral Agent shall be in place to provide that counterparts of such Mortgages shall be recorded on the Restatement Effective Date in all places to the extent necessary or desirable, in the judgment of the Collateral Agent, effectively to create a valid and enforceable first priority mortgage Lien, subject only to Permitted Encumbrances, on each such Mortgaged Property in favor of the Collateral Agent (or such other trustee as may be required or desired under local law) for the benefit of the Secured Creditors.

          (b) On the Restatement Effective Date, the Collateral Agent shall have received mortgagee title insurance policies (or binding commitments to issue such title insurance policies) issued by title insurers reasonably satisfactory to the Collateral Agent (the "Mortgage Policies") in amounts reasonably satisfactory to the Collateral Agent and assuring the Collateral Agent that the Mortgages are valid and enforceable first priority mortgage Liens on the respective Mortgaged Properties, free and clear of all defects and encumbrances except Permitted Encumbrances. Such Mortgage Policies shall be in form and substance reasonably satisfactory to the Collateral Agent and (i) shall include (to the extent available in the respective jurisdiction of each Mortgaged Property) an endorsement for future advances under this Agreement, the Notes and the Mortgages, and for such other matters that the Collateral Agent in its discretion may reasonably request, (ii) shall not include an exception for mechanics' liens, and (iii) shall provide for affirmative insurance and such reinsurance (including direct access agreements) as the Collateral Agent in its discretion may reasonably request.

          (c) On the Restatement Effective Date, the Collateral Agent shall have received surveys in form and substance satisfactory to the Collateral Agent of each Mortgaged Property, if any, designated as "Owned" on Annex III hereto, dated a recent date acceptable to the Collateral Agent and certified in a manner satisfactory to the Collateral Agent by a licensed professional surveyor satisfactory to the Agent.

          (d) On the Restatement Effective Date, the Collateral Agent shall have received such duly authorized and fully executed documents relating to the Mortgages that the Collateral Agent may request, and such documents shall be in form and substance reasonably satisfactory to the Collateral Agent.

          5.14 EMPLOYEE BENEFIT PLANS; SHAREHOLDERS' AGREEMENTS; MANAGEMENT AGREEMENTS; EMPLOYMENT AGREEMENTS; COLLECTIVE BARGAINING AGREEMENTS; EXISTING INDEBTEDNESS AGREEMENTS; MATERIAL CONTRACTS; TAX ALLOCATION AGREEMENTS; TRANSACTION DOCUMENTS. On or prior to the Restatement Effective Date, there shall have been delivered to the Agent true and correct copies, certified as true and complete by an appropriate officer of the Borrower of:

          (i) all Plans (and for each Plan that is required to file an annual report on Internal Revenue Service Form 5500-series, a copy of the most recent such report (including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information), and for each Plan that is a "single-employer plan," as defined in Section 4001(a)(15) of ERISA, the most recently prepared actuarial valuation therefor) and any other "employee benefit plans," as defined in Section 3(3) of ERISA, and any other material agreements, plans or arrangements, with or for the benefit of current or former employees of Parent or any of its Subsidiaries or any ERISA Affiliate (provided that the foregoing shall apply in the case of any multiemployer plan, as defined in 4001(a)(3) of ERISA, only to the extent that any document described therein is in the possession of Parent or any Subsidiary of Parent or any ERISA Affiliate or reasonably available thereto from the sponsor or trustee of any such plan) (collectively, the "Employee Benefit Plans");

          (ii) all agreements (including, without limitation, shareholders' agreements, subscription agreements and registration rights agreements) entered into by Parent or any of its Subsidiaries governing the terms and relative rights of its capital stock and any agreements entered into by shareholders relating to any such entity with respect to its capital stock, in each case, that are to remain in effect after giving effect to the consummation of the Transaction (collectively, the "Shareholders' Agreements");

          (iii) all material agreements with members of, or with respect to, the management of Parent or any of its Subsidiaries that are to remain in effect after giving effect to the consummation of the Transaction (collectively, the "Management Agreements");

          (iv) any material employment agreements entered into by Parent or any of its Subsidiaries (collectively, the "Employment Agreements");

          (v) all collective bargaining agreements applying or relating to any employee of Parent or any of its Subsidiaries that are to remain in effect after giving effect to the consummation of the Transaction (collectively, the "Collective Bargaining Agreements");

          (vi) all agreements evidencing or relating to Existing Indebtedness of Parent that are to remain in effect after giving effect to the consummation of the Transaction (collectively, the "Existing Indebtedness Agreements");

          (vii) all other material contracts and licenses of Parent and any of its Subsidiaries that are to remain in effect after giving effect to the consummation of the Transaction (collectively, the "Material Contracts");

          (viii) any tax sharing or tax allocation agreements entered into by Parent or any of its Subsidiaries (collectively, the "Tax Allocation Agreements"); and

          (ix)   all Transaction Documents;

all of which Employee Benefit Plans, Shareholders' Agreements, Management Agreements, Employment Agreements, Collective Bargaining Agreements, Existing Indebtedness Agreements, Material Contracts, Tax Allocation Agreements and Transaction Documents shall be in form and substance satisfactory to the Agent and the Required Banks and shall be in full force and effect on the Restatement Effective Date.

          5.15 SOLVENCY CERTIFICATE; INSURANCE CERTIFICATES; ENVIRONMENTAL ASSESSMENTS; FINANCIAL STATEMENTS. On or before the Restatement Effective Date, the Agent shall have received:

          (a) a solvency certificate in the form of Exhibit J from the chief financial officer of Parent and dated the Restatement Effective Date and supporting the conclusions, that, after giving effect to the Transaction and the incurrence of all financings contemplated herein, the US Borrower and each Parent Guarantor is not insolvent (taking into account all of its assets (including capital stock and promissory notes) and liabilities) and will not be rendered insolvent by the indebtedness incurred in connection herewith, will not be left with unreasonably small capital with which to engage in its respective business and will not have incurred debts beyond its ability to pay such debts as they mature and become due;

          (b)  evidence of insurance complying with the requirements of Section
     8.03 for the business and properties of Parent and its Subsidiaries, in scope, form and substance reasonably satisfactory to the Agent and the Required Banks and naming the Collateral Agent as an additional insured and/or loss payee, and stating that such insurance shall not be canceled or revised without at least 30 days' prior written notice by the insurer to the Collateral Agent; and

          (c) the annual audited consolidated financial statements of SPEC for the two most recently completed fiscal years, including balance sheets and income statements and cash flow statements, and all of the foregoing shall have been audited by independent public accountants of recognized national standing and prepared in accordance with GAAP (and containing an unqualified opinion of such accountants) and shall be in form and substance satisfactory to the Agent and the Required Banks.

          5.16 EXISTING INDEBTEDNESS. On the Restatement Effective Date and after giving effect to the Transaction and the Loans incurred on the Restatement Effective Date, neither Parent nor any of its Subsidiaries shall have any preferred stock or Indebtedness outstanding except for (i) the Loans and (ii) other indebtedness as is listed on Annex IV (with the Indebtedness described in this clause (ii) being herein called "Existing Indebtedness"). On and as of the Restatement Effective Date, all of the Existing Indebtedness shall remain outstanding after giving effect to the Transaction and the other transactions contemplated hereby without any default or events of default existing thereunder or arising as a result of the Transaction and the other transactions contemplated hereby, and there shall not be any amendments or modifications to the Existing Indebtedness Agreements other than as requested or approved by the Agent or the Required Banks. On and as of the Restatement Effective Date, the Agent and the Required Banks shall be satisfied with the amount of and the terms and conditions of all Existing Indebtedness.

          5.17 PRO FORMA BALANCE SHEET; INCOME STATEMENT; PROJECTIONS. (a) On or prior to the Restatement Effective Date, there shall have been delivered to the Agent an unaudited PRO FORMA consolidated balance sheet of Parent and its Subsidiaries as of December 31, 1998, but calculated as though the Transaction and the incurrence of all Indebtedness (including the Loans) contemplated herein had occurred on January 1, 1998, together with a related income statement, which PRO FORMA balance sheet and income statement shall (i) be prepared in accordance with GAAP, (ii) fairly reflect the financial condition of the Parent and its Subsidiaries, after giving effect to the Transaction and the incurrence of Indebtedness (including the Loans) contemplated herein and (iii) be reasonably satisfactory to the Agent and the Required Banks.

          (b) On or prior to the Restatement Effective Date, there shall have been delivered to the Agent detailed projected consolidated financial statements of Parent and its Subsidiaries certified by the chief financial officer or treasurer of Parent for the five fiscal years ended after the Restatement Effective Date (the "Projections"), which Projections (x) shall reflect the forecasted consolidated financial conditions and income and expenses of Parent and its Subsidiaries after giving effect to the Transaction and the related financing thereof and the other transactions contemplated hereby and (y) shall be satisfactory in form and substance to the Agent and the Required Banks.

          5.18 PAYMENT OF FEES. On the Restatement Effective Date, all costs, fees and expenses, and all other compensation due to the Agent or the Banks (including, without limitation, legal fees and expenses) shall have been paid to the extent due.

          SECTION 6. CONDITIONS PRECEDENT TO ALL CREDIT EVENTS. The obligation of each Bank to make Loans (including Loans made on the Restatement Effective Date but excluding Mandatory Borrowings made thereafter, which shall be made as provided in Section 1.01(d)), and the obligation of a Letter of Credit Issuer to issue any Letter of Credit, is subject, at the time of each such Credit Event (except as hereinafter indicated), to the satisfaction of the following conditions:

          6.01 NO DEFAULT; REPRESENTATIONS AND WARRANTIES. At the time of each such Credit Event and also after giving effect thereto (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained herein or in any other Credit Document shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the date of the making of such Credit Event (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

          6.02 ADVERSE CHANGE; ETC. At the time of each such Credit Event and also after giving effect thereto, nothing shall have occurred (and the Banks shall have become aware of no facts or conditions not previously known) which the Agent or the Required Banks shall determine (i) has, or could reasonably be expected to have, a material adverse effect on the rights or remedies of the Banks or the Agent, or on the ability of either Borrower or any other Credit Party to perform its obligations to the Agent or the Banks under this Agreement or any other Credit Document or (ii) has, or could reasonably be expected to have, a Material Adverse Effect.

          6.03 LITIGATION. At the time of each such Credit Event and also after giving effect thereto, no litigation or investigation by any entity (private or governmental) shall be pending or threatened in writing with respect to this Agreement, any other Document or any documentation executed in connection herewith or the transactions contemplated hereby or thereby, or which the Agent or the Required Banks shall determine could reasonably be expected to have a Material Adverse Effect.

          6.04 NOTICE OF BORROWING; LETTER OF CREDIT REQUEST. (a) Prior to the making of each Loan (excluding Swingline Loans and Mandatory Borrowings), the Agent shall have received a Notice of Borrowing meeting the requirements of Section 1.03(a). Prior to the making of any Swingline Loan, BTCo shall have received the notice required by Section 1.03(b)(i).

          (b) Prior to the issuance of each Letter of Credit, the Agent and the respective Issuing Bank shall have received a Letter of Credit Request meeting the requirements of Section 2.02(a).

          6.05 SPECIAL CONDITION REGARDING REVOLVING LOANS AND SWINGLINE LOANS TO FRENCH BORROWER. At the time of the making of each Revolving Loan (excluding Mandatory

Borrowings) and each Swingline Loan to the French Borrower, the French Borrower shall be a Wholly-Owned Subsidiary of Parent.

          The occurrence of the Restatement Effective Date and the acceptance of the benefits or proceeds of each Credit Event shall constitute a representation and warranty by each of Parent and the US Borrower and, in the case of a Borrowing of Revolving Loans or Swingline Loans to the French Borrower, the French Borrower to the Agent and each of the Banks that all the conditions specified in Section 5 and in this Section 6 and applicable to such Credit Event exist as of that time. All of the Notes, certificates, legal opinions and other documents and papers referred to in Section 5 and in this Section 6, unless otherwise specified, shall be delivered to the Agent at the Notice Office for the account of each of the Banks and, except for the Notes, in sufficient counterparts or copies for each of the Banks and shall be in form and substance satisfactory to the Banks.

          SECTION 7. REPRESENTATIONS, WARRANTIES AND AGREEMENTS. In order to induce the Banks to enter into this Agreement and to make the Loans and issue and/or participate in the Letters of Credit provided for herein, Parent, Holdings, the US Borrower and, in the case of a Borrowing of Revolving Loans or Swingline Loans to the French Borrower, the French Borrower, makes the following representations, warranties and agreements with the Banks, in each case after giving effect to the Transaction, all of which shall survive the execution and delivery of this Agreement, the making of the Loans and the issuance of the Letters of Credit (with the occurrence of each Credit Event being deemed to constitute a representation and warranty that the matters specified in this Section 7 are true and correct in all material respects on and as of the date of each such Credit Event, unless stated to relate to a specific earlier date in which case such representations and warranties shall be true and correct in all material respects as of such earlier date):

          7.01 CORPORATE STATUS. Parent and each of its Subsidiaries (i) is a duly organized and validly existing corporation in good standing under the laws of the jurisdiction of its organization, (ii) has the corporate power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (iii) is duly qualified and is authorized to do business and is in good standing in all jurisdictions where it is required to be so qualified and where the failure to be so qualified would have a Material Adverse Effect.

          7.02 CORPORATE POWER AND AUTHORITY. Each Credit Party has the corporate power and authority to execute, deliver and carry out the terms and provisions of the Documents to which it is a party and has taken all necessary corporate action to authorize the execution, delivery and performance of the Documents to which it is a party. Each Credit Party has duly executed and delivered each Document to which it is a party and each such Document constitutes the legal, valid and binding obligation of such Credit Party enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting creditors' rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

          7.03 NO VIOLATION. Neither the execution, delivery or performance by any Credit Party of the Documents to which it is a party, nor compliance by any Credit Party with the terms and provisions thereof, nor the consummation of the transactions contemplated herein or therein, (i) will contravene any applicable provision of any law, statute, rule or regulation, or any order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict or be inconsistent with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or (other than pursuant to the Security Documents) result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of Parent or any of its Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, credit agreement or any other material agreement or instrument to which Parent or any of its Subsidiaries is a party or by which it or any of its property or assets are bound or to which it may be subject (including, without limitation, the Existing Indebtedness) or
(iii) will violate any provision of the Certificate of Incorporation or By-Laws of Parent or any of its Subsidiaries.

          7.04 LITIGATION. There are no actions, suits, proceedings or investigations pending or threatened, with respect to Parent or any of its Subsidiaries (i) that are likely to have a Material Adverse Effect or (ii) that could reasonably be expected to have a material adverse effect on the rights or remedies of the Agent or the Banks or on the ability of any Credit Party to perform its respective obligations to the Agent or the Banks hereunder and under the other Credit Documents to which it is, or will be, a party. Additionally, there does not exist any judgment, order or injunction prohibiting or imposing material adverse conditions upon the occurrence of any Credit Event.

          7.05 USE OF PROCEEDS; MARGIN REGULATIONS. (a) The proceeds of all Term Loans incurred on the Restatement Effective Date shall be utilized to finance the Transaction and to pay the fees and expenses incurred in connection therewith.

          (b) The proceeds of all Revolving Loans and Swingline Loans shall be utilized for the general corporate and working capital purposes of the respective Borrower and its Subsidiaries (including to effect Permitted Acquisitions and make Capital Expenditures, in each case to the extent permitted by this Agreement), PROVIDED that (x) not more than $1,000,000 of Revolving Loans may be used to finance the Transaction and to pay related fees and expenses incurred in connection therewith and (y) the amount of outstanding Revolving Loans incurred to effect Permitted Acquisitions shall not exceed $20,000,000 at any time.

          (c) Neither the making of any Loan, nor the use of the proceeds thereof, nor the occurrence of any other Credit Event, will violate or be inconsistent with the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System and no part of any Credit Event (or the proceeds thereof) will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock.

          7.06 GOVERNMENTAL APPROVALS. Except as may have been obtained or made on or prior to the Restatement Effective Date (and which remain in full force and effect on the Restatement Effective Date), no order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any foreign or domestic governmental or public body or authority, or any subdivision thereof, is required to authorize or is required in connection with (i) the execution, delivery and performance of any Document or (ii) the legality, validity, binding effect or enforceability of any Document.

          7.07 INVESTMENT COMPANY ACT. Neither Parent nor any of its Subsidiaries is an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

          7.08 PUBLIC UTILITY HOLDING COMPANY ACT. Neither Parent nor any of its Subsidiaries is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended.

          7.09 TRUE AND COMPLETE DISCLOSURE. All factual information (excluding the Projections, which are subject to Section 7.10(e)) (taken as a whole) heretofore or contemporaneously furnished by or on behalf of Parent or any of its Subsidiaries in writing to the Agent or any Bank (including, without limitation, all information contained in the Documents) for purposes of or in connection with this Agreement or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of any such Persons in writing to the Agent or any Bank will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not misleading at such time in light of the circumstances under which such information was provided.

          7.10 FINANCIAL CONDITION; FINANCIAL STATEMENTS. (a) On and as of the Restatement Effective Date, on a PRO FORMA basis after giving effect to the Transaction and all other transactions contemplated by the Documents and to all Indebtedness incurred, and to be incurred, and Liens created, and to be created, by each Credit Party in connection therewith, with respect to each of Parent, Holdings, the US Borrower and the French Borrower, (x) the sum of the assets (including capital stock and promissory notes), at a fair valuation, of each of Parent, Holdings, the US Borrower and the French Borrower will exceed its debts, (y) it has not incurred nor intended to, nor believes that it will, incur debts beyond its ability to pay such debts as such debts mature and (z) it will have sufficient capital with which to conduct its business. For purposes of this Section 7.10(a), "debt" means any liability on a claim, and "claim" means (i) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (ii) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

          (b) The statements of financial condition of SPEC, furnished to each Bank pursuant to Section 5.15(c), present fairly in all material respects the consolidated financial condition of SPEC at the dates of said statements and the results for the periods covered thereby.

          (c) Since December 31, 1998 (but after giving effect to the Transaction as if same had occurred prior thereto), nothing has occurred that has had or could reasonably be expected to have a Material Adverse Effect.

          (d) Except as fully reflected in the financial statements described in Section 7.10(b) and the Indebtedness incurred under this Agreement, (i) there were as of the Restatement Effective Date (and after giving effect to any Loans made on such date), no liabilities or obligations (excluding current obligations incurred in the ordinary course of business) with respect to Parent or any of its Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) and (ii) none of Parent, Holdings, the US Borrower or the French Borrower knows of any basis for the assertion against Parent or any of its Subsidiaries of any such liability or obligation which as to clauses (i) and
(ii) above, either individually or in the aggregate, are or would be reasonably likely to have, a Material Adverse Effect.

          (e) The Projections have been prepared on a basis consistent with the financial statements referred to in Section 7.10(b) (except as may otherwise be indicated in the Projections), and are based on good faith estimates and assumptions made by the management of Parent. On the Restatement Effective Date, management believed that the Projections were reasonable and attainable. There is no fact known to Parent or any of its Subsidiaries which could have a Material Adverse Effect, which has not been disclosed herein or in such other documents, certificates and statements furnished to the Banks for use in connection with the transactions contemplated hereby.

          7.11 SECURITY INTERESTS. On and after the Restatement Effective Date, each of the Security Documents creates (or after the execution and delivery thereof will create), as security for the Obligations, a valid and enforceable perfected security interest in and Lien on all of the Collateral subject thereto, superior to and prior to the rights of all third Persons, and subject to no other Liens (except that (i) the Security Agreement Collateral, the Mortgaged Properties and any additional Mortgaged Properties may be subject to Permitted Liens relating thereto and (ii) the Pledge Agreement Collateral may be subject to the Liens described in clauses (a) and
(e) of Section 9.03), in favor of the Collateral Agent. No filings or recordings are required in order to perfect the security interests created under any Security Document except for filings or recordings required in connection with any such Security Document which shall have been made on or prior to the Restatement Effective Date as contemplated by Section 5.11(b) or
5.13 or on or prior to the execution and delivery thereof as contemplated by Sections 8.11, 8.12 and 9.15.

          7.12 TRANSACTION. At the time of consummation thereof, the Transaction shall have been consummated in accordance with the terms of the respective Documents and all applicable laws. At the time of consummation thereof, all consents and approvals of, and filings and registrations with, and all other actions in respect of, all governmental agencies, authorities or instrumentalities required to make or consummate the Transaction have been obtained, given, filed or taken or waived and are or will be in full force and effect (or effective judicial relief with respect thereto has been obtained). All applicable waiting periods with respect thereto have or, prior to the time when required, will have, expired without, in all such cases, any action being taken by any competent authority which restrains, prevents, or imposes material adverse conditions upon the Transaction. Additionally, there does not exist any judgment, order or injunction prohibiting or imposing material adverse conditions upon the Transaction, or the occurrence of any Credit Event or the performance by Parent and its Subsidiaries of their obligations under the Documents and all applicable laws. The Transaction has been consummated in accordance with the respective Documents and all applicable laws.

          7.13 COMPLIANCE WITH ERISA. (i) Annex V sets forth each Plan; each Plan (and each related trust, insurance contract or fund) is in substantial compliance with its terms and with all applicable laws, including without limitation ERISA and the Code; each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code; no Reportable Event has occurred; no Plan which is a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) is insolvent or in reorganization; no Plan has a material Unfunded Current Liability; no Plan which is subject to Section 412 of the Code or Section 302 of ERISA has an accumulated funding deficiency, within the meaning of such sections of the Code or ERISA, or has applied for or received a waiver of an accumulated funding deficiency or an extension of any amortization period, within the meaning of Section 412 of the Code or Section 303 or 304 of ERISA; all contributions required to be made with respect to a Plan have been timely made; neither Parent nor any Subsidiary of Parent nor any ERISA Affiliate has incurred any material liability (including any indirect, contingent or secondary liability) to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or
Section 401(a)(29), 4971 or 4975 of the Code or expects to incur any such liability under any of the foregoing sections with respect to any Plan; no condition exists which presents a material risk to Parent or any Subsidiary of Parent or any ERISA Affiliate of incurring a material liability to or on account of a Plan pursuant to the foregoing provisions of ERISA and the Code; no proceedings have been instituted to terminate or appoint a trustee to administer any Plan which is subject to Title IV of ERISA; no action, suit, proceeding, hearing, audit or investigation with respect to the administration, operation or the investment of assets of any Plan (other than routine claims for benefits) is pending, expected or threatened; using actuarial assumptions and computation methods consistent with Part 1 of subtitle E of Title IV of ERISA, the Parent and its Subsidiaries and its ERISA Affiliates have no material liabilities to any Plans which are multiemployer plans (as defined in Section 4001(a)(3) of ERISA) in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Plan ended prior to the date of the most recent Credit Event; each group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) which covers or has covered employees or former employees of Parent, any Subsidiary of Parent or any ERISA Affiliate has at all times been operated in substantial compliance with the provisions of Part 6 of subtitle B of Title I of ERISA and Section 4980B of the Code; no lien imposed under the Code or ERISA on the assets of Parent or any Subsidiary of Parent or any ERISA Affiliate exists or is likely to arise on account of any Plan; and Parent and its Subsidiaries may cease contributions to or terminate any employee benefit plan maintained by any of them without incurring any material liability.

          (ii) Each Foreign Pension Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities. All contributions required to be made with respect to a Foreign Pension Plan have been timely made. Neither Parent nor any of its Subsidiaries has incurred any obligation in connection with the termination of or withdrawal from any Foreign Pension Plan. The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Pension Plan, determined as of the end of the US Borrower's most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Foreign Pension Plan allocable to such benefit liabilities.

          7.14 CAPITALIZATION. (a) On the Restatement Effective Date and after giving effect to the Transaction and the other transactions contemplated hereby, the authorized capital stock of Parent shall consist of 40,000,000 shares of common stock, $.01 par value per share (the "Parent Common Stock"), of which 17,214,414 shares shall be issued and outstanding. All such outstanding shares have been duly and validly issued and are fully paid and nonassessable. On the Restatement Effective Date, except as provided in the Stock Option Plan, Parent does not have outstanding any securities convertible into or exchangeable for its capital stock or outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock.

          (b) On the Restatement Effective Date and after giving effect to the Transaction and the other transactions contemplated hereby, the authorized capital stock of Holdings shall consist of 1,000 shares of common stock, $.01 par value per share, all of which shares shall be issued and outstanding and owned by Parent and pledged by Parent pursuant to the Pledge Agreement. All such outstanding shares have been duly and validly issued and are fully paid and nonassessable. Holdings does not have outstanding any securities convertible into or exchangeable for its capital stock or outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock.

          (c) On the Restatement Effective Date and after giving effect to the Transaction and the other transactions contemplated hereby, the authorized capital stock of the US Borrower shall consist of 1,000 shares of common stock, $.01 par value per share, all of which shares shall be issued and outstanding and owned by Holdings and pledged by Holdings pursuant to the Pledge Agreement. All such outstanding shares have been duly and validly issued and are fully paid and nonassessable. The US Borrower does not have outstanding any securities convertible into or exchangeable for its capital stock or outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock.

          (d) On the Restatement Effective Date and after giving effect to the Transaction and the other transactions contemplated hereby, the authorized and outstanding capital stock of the French Borrower shall consist of 4,450 shares of common stock owned by the US Borrower and 65% of such shares shall be pledged by the US Borrower pursuant to the Pledge Agreement. All such outstanding shares have been duly and validly issued and are fully paid and nonassessable. The French Borrower does not have outstanding any securities convertible into or exchangeable for its capital stock or outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock.

          7.15 SUBSIDIARIES. On and as of the Restatement Effective Date and after giving effect to the consummation of the Transaction, Parent has no Subsidiaries other than Holdings and its Subsidiaries, Holdings has no Subsidiaries other than those Subsidiaries listed on Annex VII. Annex VII correctly sets forth, as of the Restatement Effective Date and after giving effect to the Transaction, the percentage ownership (direct and indirect) of Holdings in each class of capital stock of each of its Subsidiaries and also identifies the direct owner thereof. All outstanding shares of capital stock of each Subsidiary of Holdings have been duly and validly issued, are fully paid and non-assessable and have been issued free of preemptive rights. No Subsidiary of Holdings has outstanding any securities convertible into or exchangeable for its capital stock or outstanding any right to subscribe for or to purchase, or any options or warrants for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of or any calls, commitments or claims of any character relating to, its capital stock or any stock appreciation or similar rights.

          7.16 INTELLECTUAL PROPERTY, ETC. Each of Parent and each of its Subsidiaries owns all patents, trademarks, permits, service marks, trade names, technology copyrights, licenses, franchises and formulas, or other rights with respect to the foregoing, and has obtained assignments of all leases and other rights of whatever nature, and has in full force and effect all accreditations and certifications, reasonably necessary for the conduct of its business, without any known conflict with the rights of others which, or the failure to obtain which, as the case may be, would result in a Material Adverse Effect.

          7.17 COMPLIANCE WITH STATUTES, ETC. Each of Parent and each of its Subsidiaries is in compliance with all applicable statutes, regulations, rules and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property, except such non-compliance as is not likely to, individually or in the aggregate, have a Material Adverse Effect.

          7.18 ENVIRONMENTAL MATTERS. (a) Each of Parent and each of its Subsidiaries has complied with, and on the date of each Credit Event is in compliance with, all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws and neither Parent nor any of its Subsidiaries is liable for any material penalties, fines or forfeitures for failure to comply with any of the foregoing. There are no pending or past or threatened Environmental Claims against Parent or any of its Subsidiaries or any Real Property owned or operated by Parent or any of its Subsidiaries. There are no facts, circumstances, conditions or occurrences on any Real Property owned or operated by Parent or any of its Subsidiaries or on any property adjoining or in the vicinity of any such Real Property that would reasonably be expected (i) to form the basis of an Environmental Claim against Parent or any of its Subsidiaries or any such Real Property or (ii) to cause any such Real Property to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Property by Parent or any of its Subsidiaries under any applicable Environmental Law.

          (b) Hazardous Materials have not at any time been generated, used, treated or stored on, or transported to or from, any Real Property owned or operated by Parent or any of its Subsidiaries except in compliance with all applicable Environmental Laws and reasonably required in connection with the operation, use and maintenance of such Real Property by Parent's or such Subsidiary's business. Hazardous Materials have not at any time been Released on or from any Real Property owned or operated by Parent or any of its Subsidiaries. There are not now any underground storage tanks located on any Real Property owned or operated by Parent or any of its Subsidiaries.

          (c) Notwithstanding anything to the contrary in this Section 7.18, the representations made in this Section 7.18 shall only be untrue if the aggregate effect of all conditions, failures, noncompliances, Environmental Claims, Releases and presence of underground storage tanks, in each case of the types described above, would reasonably be expected to have a Material Adverse Effect.

          7.19 PROPERTIES. All Real Property owned by Parent or any of its Subsidiaries and all material Leaseholds leased by Parent or any of its Subsidiaries, in each case as of the Restatement Effective Date and after giving effect to the Transaction, and the nature of the interest therein, is correctly set forth in Annex III. Each of Parent and each of its Subsidiaries has good and marketable title to, or a validly subsisting leasehold interest in, all material properties owned or leased by it, including all Real Property reflected in Annex III or in the financial statements referred to in Section 7.10(b) or in the pro forma balance sheet referred to in Section 5.17(a), free and clear of all Liens, other than Permitted Liens.

          7.20 LABOR RELATIONS. Neither Parent nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (i) no unfair labor practice complaint pending against Parent or any of its Subsidiaries or threatened against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against Parent or any of its Subsidiaries or threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against Parent or any of its Subsidiaries or threatened against Parent or any of its Subsidiaries and (iii) no union representation question existing with respect to the employees of Parent or any of its Subsidiaries and no union organizing activities are taking place, except (with respect to any matter specified in clause (i), (ii) or (iii) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect.

          7.21 TAX RETURNS AND PAYMENTS. Each of Parent and each of its Subsidiaries has filed all federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by it and has paid all material taxes and assessments payable by it which have become due, except for those contested in good faith and adequately disclosed and fully provided for on the financial statements of Parent and its Subsidiaries in accordance with generally accepted accounting principles. Each of Parent and each of its Subsidiaries has at all times paid, or has provided adequate reserves (in the good faith judgment of the management of Parent) for the payment of, all federal, state and foreign income taxes applicable for all prior fiscal years and for the current fiscal year to date. Other than as disclosed on Annex X hereto, there is no material action, suit, proceeding, investigation, audit, or claim now pending or, to the knowledge of Parent or any of its Subsidiaries, threatened by any authority regarding any taxes relating to Parent or any of its Subsidiaries. As of the Restatement Effective Date, neither Parent nor any of its Subsidiaries has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of taxes of Parent or any of its Subsidiaries, or is aware of any circumstances that would cause the taxable years or other taxable periods of Parent or any of its Subsidiaries not to be subject to the normally applicable statute of limitations.

          7.22 EXISTING INDEBTEDNESS. Annex IV sets forth a true and complete list of all Indebtedness of Parent and its Subsidiaries as of the Restatement Effective Date and which is to remain outstanding after giving effect to the Transaction and the incurrence of Loans on such date, in each case showing the aggregate principal amount thereof and the name of the respective borrower and any other entity which directly or indirectly guarantees such debt.

          7.23 INSURANCE. Set forth on Annex VIII hereto is a true, correct and complete summary of all insurance carried by each Credit Party on and as of the Restatement Effective Date, with the amounts insured set forth therein.

          7.24 REPRESENTATIONS AND WARRANTIES IN OTHER DOCUMENTS. All representations and warranties set forth in the other Documents were true and correct in all material respects at the time as of which such representations and warranties were made (or deemed made) and shall be true and correct in all material respects as of the Restatement Effective Date as if such representations or warranties were made on and as of such date, unless stated to relate to a specific earlier date, in which case such representations or warranties shall be true and correct in all material respects as of such earlier date. All representations and warranties set forth in the Existing Credit Agreement were true and correct in all material respects as of the Restatement Effective Date (immediately prior to giving effect to this Agreement) as if such representations or warranties were made on and as of such date, unless stated to relate to a specific earlier date, in which case such representations or warranties shall be true and correct in all material respects as of such earlier date.

          7.25 SPECIAL PURPOSE CORPORATIONS. After the consummation of the Transaction, (i) Parent has no significant assets (other than its own capital stock to the extent acquired pursuant to Section 9.02(k), the capital stock of Holdings and immaterial assets used for the performance of those activities permitted to be performed by Parent pursuant to Section 9.01(b)(i)) or liabilities (other than under this Agreement and the other Documents to which it is a party and those liabilities permitted to be incurred by Parent pursuant to Section 9.01(b)(i)) and (ii) Holdings has no significant assets (other than the capital stock of the US Borrower and any other Subsidiaries of which it is the direct owner and which are identified as such on Annex VII and immaterial assets used for the performance of those activities permitted to be performed by Holdings pursuant to Section 9.01(b)(i)) or liabilities (other than under this Agreement and the other Documents to which it is a party and those liabilities permitted to be incurred by Holdings pursuant to Section 9.01(b)(i)).

          SECTION 8. AFFIRMATIVE COVENANTS. Each of Parent, Holdings, the US Borrower and the French Borrower hereby covenant and agree that as of the Restatement Effective Date and thereafter for so long as this Agreement is in effect and until the Total Commitment has terminated, no Letters of Credit or Notes are outstanding and the Loans and Unpaid Drawings, together with interest, Fees and all other Obligations (other than any indemnities described in Section 13.13 which are not then due and payable) incurred hereunder, are paid in full:

          8.01 INFORMATION COVENANTS. Parent will furnish, or will cause to be furnished, to each Bank:

          (a) MONTHLY REPORTS. Within 30 days after the end of each fiscal month of Parent, the consolidated balance sheet of Parent and its Subsidiaries as at the end of such fiscal month and the related consolidated statements of income and retained earnings of cash flows for such fiscal month and for the elapsed portion of the fiscal year ended with the last day of such fiscal month, in each case setting forth comparative figures for the corresponding fiscal month in the prior fiscal year and comparable budgeted figures for such fiscal month as set forth in the respective budget delivered pursuant to Section 8.01(d), all of which shall be certified by the chief financial officer or other Authorized Officer of Parent, subject to normal year-end audit adjustments and the absence of footnotes.

          (b) QUARTERLY FINANCIAL STATEMENTS. Within 45 days after the close of the first three quarterly accounting periods in each fiscal year of Parent, (i) the consolidated balance sheet of Parent and its Subsidiaries as at the end of such quarterly accounting period and the related consolidated statements of income and retained earnings and of cash flows for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly accounting period and the budgeted figures for such quarterly period as set forth in the respective budget delivered pursuant to Section 8.01(d) and (ii) management's discussion and analysis of the most important operational and financial developments during such quarterly period, all of which shall be in reasonable detail and certified by the chief financial officer or other Authorized Officer of Parent that they fairly present in all material respects the financial condition of Parent and its Subsidiaries as of the dates indicated and the results of their operations and changes in their cash flows for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes.

          (c) ANNUAL FINANCIAL STATEMENTS. Within 90 days after the close of each fiscal year of Parent, the consolidated balance sheet of Parent and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and retained earnings and of cash flows for such fiscal year and setting forth comparative consolidated figures for the preceding fiscal year and comparable budgeted figures for such fiscal year as set forth in the respective budget delivered pursuant to Section 8.01(e) and (except for such comparable budgeted figures) certified by Arthur Andersen or such other independent certified public accountants of recognized national standing as shall be reasonably acceptable to the Agent, in each case to the effect that such statements fairly present in all material respects the financial condition of Parent and its Subsidiaries as of the dates indicated and the results of their operations and changes in its financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years, together with a certificate of such accounting firm stating that in the course of its regular audit of the business of Parent and its Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, no Default or Event of Default which has occurred and is continuing has come to their attention or, if such a Default or an Event of Default has come to their attention a statement as to the nature thereof.

          (d) CLOSING BALANCE SHEET. At such time as the Closing Balance Sheet (as defined in the Acquisition Agreement) has been prepared and audited, a true and correct copy thereof, as well as copies of all other post-closing financial statements and notices provided to or by any of the Credit Parties pursuant to the Acquisition Documents.

          (e) BUDGETS, ETC. Not more than 30 days after the commencement of each fiscal year of Parent, a budget of Parent and its Subsidiaries (x) in reasonable detail for each of the twelve months of such fiscal year and (y) in summary form for each of the four fiscal years immediately following such fiscal year, in each case as customarily prepared by management for its internal use setting forth, with appropriate discussion, the principal assumptions upon which such budgets are based. Together with each delivery of financial statements pursuant to Sections 8.01(a), (b) and (c), a comparison of the current year to date financial results (other than in respect of the balance sheets included therein) against the budgets required to be submitted pursuant to this clause (e) shall be presented.

          (f) OFFICER'S CERTIFICATES. At the time of the delivery of the financial statements provided for in Sections 8.01(a), (b) and (c), a certificate of the chief financial officer or other Authorized Officer of Parent to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate shall, if delivered in connection with the financial statements in respect of a period ending on the last day of a fiscal quarter or fiscal year of Parent, set forth the calculations required to establish whether Parent and its Subsidiaries were in compliance with the provisions of Sections 3.03, 4.02, 8.14, 9.02, 9.04,
     9.05 and 9.08 through and including 9.11, as at the end of such fiscal quarter or year, as the case may be. In addition, at the time of the delivery of the financial statements provided for in Section 8.01(c), a certificate of the chief financial officer or other Authorized Officer of Parent setting forth (in reasonable detail) the amount of, and calculations required to establish the amount of, Excess Cash Flow for the Excess Cash Flow Payment Period ending on the last day of the respective fiscal year.

          (g) NOTICE OF DEFAULT OR LITIGATION. Promptly, and in any event within three Business Days after an officer of Parent or any of its Subsidiaries obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or an Event of Default, which notice shall specify the nature and period of existence thereof and what

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

     action Parent or the Borrower proposes to take with respect thereto, (ii) any litigation or proceeding pending or threatened (x) against Parent or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect, (y) with respect to any material Indebtedness of Parent or any of its Subsidiaries or (z) with respect to any Document,
     (iii) any material governmental investigation pending or threatened against Parent or any of its Subsidiaries and (iv) any other event which could reasonably be expected to have a Material Adverse Effect.

          (h) AUDITORS' REPORTS. Promptly upon receipt thereof, a copy of each report or "management letter" submitted to Parent or any of its Subsidiaries by its independent accountants in connection with any annual, interim or special audit made by them of the books of Parent or any of its Subsidiaries and the management's non-privileged responses thereto.

          (i) ENVIRONMENTAL MATTERS. Promptly after obtaining knowledge of any of the following (but only to the extent that any of the following could reasonably be expected to (x) have a Material Adverse Effect, either individually or in the aggregate, or (y) result in a remedial cost to Parent or any of its Subsidiaries in excess of $200,000), written notice of:

                (i) any pending or threatened Environmental Claim against Parent or any of its Subsidiaries or any Real Property owned or operated by Parent or any of its Subsidiaries;

                (ii) any condition or occurrence on any Real Property owned or operated by Parent or any of its Subsidiaries that (x) results in noncompliance by Parent or any of its Subsidiaries with any applicable Environmental Law or (y) could reasonably be anticipated to form the basis of an Environmental Claim against Parent or any of its Subsidiaries or any such Real Property;

                (iii) any condition or occurrence on any Real Property owned or operated by Parent or any of its Subsidiaries that could reasonably be anticipated to cause such Real Property to be subject to any restrictions on the ownership, occupancy, use or transferability by Parent or its Subsidiary, as the case may be, of its interest in such Real Property under any Environmental Law; and

                (iv) the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Property owned or operated by Parent or any of its Subsidiaries.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and Parent and/or such Subsidiary's response or proposed response thereto. In addition, Parent agrees to provide the Banks with copies of all material communications by Parent or any of its Subsidiaries with any Person, government or governmental agency relating to any of the matters set forth in clauses (i)-(iv) above, and such detailed reports relating to any of the matters set forth in clauses
(i)-(iv) above as may reasonably be requested by the Agent or the Required
Banks.

          (j) ANNUAL MEETINGS WITH BANKS. At the request of the Agent, Parent shall within 120 days after the close of each of its fiscal years, hold a meeting (at a mutually agreeable location and time) with all of the Banks at which meeting shall be reviewed the financial results of the previous fiscal year and the financial condition of Parent and its Subsidiaries and the budgets presented for the current fiscal year of Parent and its Subsidiaries.

          (k) NOTICE OF COMMITMENT REDUCTIONS AND MANDATORY REPAYMENTS. On or prior to the date of any reduction to the Total Commitment or any mandatory repayment of outstanding Term Loans pursuant to any of Sections 4.02(c) through (h), inclusive, the US Borrower shall provide written notice of the amount of the respective reduction or repayment, as the case may be, to each of the Total Revolving Loan Commitment or the outstanding Term Loans, as applicable, and the calculation thereof (in reasonable detail).

          (l) OTHER INFORMATION. Promptly upon transmission thereof, copies of any filings and registrations with, and reports to, the SEC by Parent or any of its Subsidiaries and copies of all financial statements, proxy statements, notices and reports as Parent or any of its Subsidiaries shall send generally to analysts and the holders of their capital stock in their capacity as such holders (to the extent not theretofore delivered to the Banks pursuant to this Agreement) and, with reasonable promptness, such other information or documents (financial or otherwise) as the Agent on its own behalf or on behalf of the Required Banks may reasonably request from time to time.

          8.02 BOOKS, RECORDS AND INSPECTIONS. Each of Parent, Holdings, the US Borrower and the French Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all requirements of law shall be made of all dealings and transactions in relation to its business and activities. Each of Parent, Holdings, the US Borrower and the French Borrower will, and will cause each of its Subsidiaries to, permit, upon notice to the chief financial officer or other Authorized Officer of Parent or the US Borrower, officers and designated representatives of the Agent or the Required Banks to visit and inspect any of the properties or assets of Parent and any of its Subsidiaries, and to examine the books of account of Parent and any of its Subsidiaries and discuss the affairs, finances and accounts of Parent and of any of its Subsidiaries with, and be advised as to the same by, their officers and independent accountants, all at such reasonable times and intervals and to such reasonable extent as the Agent or the Required Banks may desire.

          8.03 INSURANCE. (a) Each of Parent, Holdings, the US Borrower and the French Borrower will, and will cause each of its Subsidiaries to (i) maintain, with financially sound and reputable insurance companies, insurance on all its property in at least such amounts and against at least such risks as is consistent and in accordance with industry practice and (ii) furnish to the Agent and each of the Banks, upon request, full information as to the insurance carried. In addition to the requirements of the immediately preceding sentence, each of Parent, Holdings, the US Borrower and the French Borrower will at all times cause insurance of the types described in Annex VIII to be maintained (with the same scope of coverage as that described in Annex VIII) at levels which are at least as great as the respective amount described opposite the respective type of insurance on Annex VIII. Such insurance shall include physical damage insurance on all real and personal property (whether now owned or hereafter acquired) on an all risk basis, covering the full repair and replacement costs of all such property and business interruption insurance for the actual loss sustained. The provisions of this Section 8.03 shall be deemed supplemental to, but not duplicative of, the provisions of any Security Documents that require the maintenance of insurance.

          (b) Each of Parent, Holdings, the US Borrower and the French Borrower will, and will cause each of its Subsidiaries to, at all times keep the respective property of Parent and its Subsidiaries insured in favor of the Collateral Agent, and all policies (including Mortgage Policies) or certificates with respect to such insurance (and any other insurance maintained by, or on behalf of, Parent or any Subsidiary of Parent) (i) shall be endorsed to the Collateral Agent's satisfaction for the benefit of the Collateral Agent (including, without limitation, by naming the Collateral Agent as certificate holder, mortgagee and loss payee with respect to real property, certificate holder and loss payee with respect to personal property, additional insured with respect to general liability and umbrella liability coverage and certificate holder with respect to workers' compensation insurance), (ii) shall state that such insurance policies shall not be cancelled or materially changed without at least 30 days' prior written notice thereof by the respective insurer to the Collateral Agent and
(iii) shall be deposited with the Collateral Agent.

          (c) If Parent or any of its Subsidiaries shall fail to maintain all insurance in accordance with this Section 8.03, or if Parent or any of its Subsidiaries shall fail to so name the Collateral Agent as an additional insured, mortgagee or loss payee, as the case may be, or so deposit all certificates with respect thereto, the Agent and/or the Collateral Agent shall have the right (but shall be under no obligation) to procure such insurance, and the Credit Parties agree to jointly and severally reimburse the Agent or the Collateral Agent, as the case may be, for all costs and expenses of procuring such insurance.

          8.04 PAYMENT OF TAXES. Each of Parent, Holdings, the US Borrower and the French Borrower will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims for sums that have become due and payable which, if unpaid, might become a Lien not other wise permitted under Section 9.03(a); PROVIDED, that neither Parent nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP.

          8.05 CORPORATE FRANCHISES. Each of Parent, Holdings, the US Borrower and the French Borrower will do, and will cause each of its Subsidiaries to do, or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its material rights, franchises, authority to do business, licenses, certifications, accreditations and patents; PROVIDED, HOWEVER, that any transaction permitted by Section 9.02 will not constitute a breach of this Section 8.05.

          8.06 COMPLIANCE WITH STATUTES; ETC. Each of Parent, Holdings, the US Borrower and the French Borrower will, and will cause each of its Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property except for such noncompliance as would not have a Material Adverse Effect or a material adverse effect on the ability of any Credit Party to perform its obligations under any Credit Document to which it is a party.

          8.07 COMPLIANCE WITH ENVIRONMENTAL LAWS. (a)(i) Each of Parent, Holdings, the US Borrower and the French Borrower will comply, and will cause each of its Subsidiaries to comply, in all material respects with all Environmental Laws applicable to the ownership or use of its Real Property now or hereafter owned or operated by Parent or any of its Subsidiaries, will promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance, and will keep or cause to be kept all such Real Property free and clear of any Liens imposed pursuant to such Environmental Laws and (ii) neither Parent nor any of its Subsidiaries will generate, use, treat, store, Release or dispose of, or permit the generation, use, treatment, storage, release or disposal of, Hazardous Materials on any Real Property owned or operated by Parent or any of its Subsidiaries, or transport or permit the transportation of Hazardous Materials to or from any such Real Property, unless the failure to comply with the requirements specified in clause (i) or (ii) above, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. If Parent or any of its Subsidiaries, or any tenant or occupant of any Real Property owned or operated by Parent or any of its Subsidiaries, cause or permit any intentional or unintentional act or omission resulting in the presence or Release of any Hazardous Material (except in compliance with applicable Environmental Laws), each of Parent, Holdings, the US Borrower and the French Borrower agrees to undertake, and/or to cause any of its Subsidiaries, tenants or occupants to undertake, at their sole expense, any clean up, removal, remedial or other action required pursuant to Environmental Laws to remove and clean up any Hazardous Materials from any Real Property except where the failure to do so would not reasonably be expected to have a Material Adverse Effect; PROVIDED that neither Parent nor any of its Subsidiaries shall be required to comply with any such order or directive which is being contested in good faith and by proper proceedings so long as it has maintained adequate reserves with respect to such compliance to the extent required in accordance with GAAP.

          (b) At the written request of the Agent or the Required Banks, which request shall specify in reasonable detail the basis therefor, at any time and from time to time, Parent or the US Borrower will provide, at its sole cost and expense, an environmental site assessment report concerning any Real Property now or hereafter owned or operated by Parent or any of its Subsidiaries, prepared by an environmental consulting firm approved by the Agent, which approval shall not be unreasonably withheld, addressing the matters in clause (i), (ii) or (iii) below which gives rise to such request (or, in the case of a request pursuant to following clause (i), addressing such matter as may be requested by the Agent or the Required Banks) and estimating the range of the potential costs of any removal, remedial or other corrective action in connection with any such matter, provided that in no event shall such request be made unless (i) an Event of Default has occurred and is continuing, (ii) the Banks receive notice under Section 8.01(i) for any event for which notice is required to be delivered for any such Real Property or (iii) the Agent or the Required Banks reasonably believe that there was a breach of any representation, warranty or covenant contained in
Section 7.18 or 8.07(a). If Parent and the US Borrower have failed to provide the same within 60 days after such request was made, the Agent may order the same, and Parent shall grant and hereby grants, to the Agent and the Banks and their agents access to such Real Property and specifically grants, the Agent and the Banks and their agents an irrevocable non-exclusive license, subject to the rights of tenants, to undertake such an assessment, all at the US Borrower's expense.

          8.08 ERISA. As soon as possible and, in any event, within fifteen days after Parent, any Subsidiary of Parent or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following, Parent will deliver, or cause to be delivered, to each of the Banks a certificate of the chief financial officer of Parent setting forth the full details as to such occurrence and the action, if any, that Parent, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given to or filed with or by Parent, the Subsidiary, the ERISA Affiliate, the PBGC, a Plan participant or the Plan administrator with respect thereto: that a Reportable Event has occurred; that an accumulated funding deficiency, within the meaning of Section 412 of the Code or Section 302 of ERISA, has been incurred or an application may be or has been made for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code or Section 303 or 304 of ERISA with respect to a Plan; that any contribution required to be made with respect to a Plan or Foreign Pension Plan has not been timely made; that a Plan has been or may be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA; that a Plan has a material Unfunded Current Liability; that proceedings may be or have been instituted to terminate or appoint a trustee to administer a Plan which is subject to Title IV of ERISA; that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; that Parent, any Subsidiary of Parent or any ERISA Affiliate will or may incur any material liability (including any indirect, contingent, or secondary liability) to or on account of the termination of or withdrawal from a Plan under Section 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or with respect to a Plan under Section 401(a)(29), 4971, 4975 or 4980 of the Code or Section 409 or 502(i) or 502(l) of ERISA or with respect to a group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) under Section 4980B of the Code; or that Parent or any Subsidiary of Parent may incur any material liability pursuant to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any Plan or any Foreign Pension Plan. Parent will deliver to each of the Banks a complete copy of the annual report (on Internal Revenue Service Form 5500-series) of each Plan (including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information) required to be filed with the Internal Revenue Service. In addition to any certificates or notices delivered to the Banks pursuant to the first sentence hereof, copies of annual reports and any material notices received by Parent, any Subsidiary of Parent or any ERISA Affiliate with respect to any Plan or Foreign Pension Plan shall be delivered to the Banks no later than fifteen days after the date such report has been filed with the Internal Revenue Service or such notice has been received by Parent, such Subsidiary or such ERISA Affiliate, as applicable.

          8.09 GOOD REPAIR. Each of Parent, Holdings, the US Borrower and the French Borrower will, and will cause each of its Subsidiaries to, ensure that its material properties and equipment used in its business are kept in good repair, working order and condition, and that from time to time there are made in such properties and equipment all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto, to the extent and in the manner useful or customary for companies in similar businesses.

          8.10 END OF FISCAL YEARS; FISCAL QUARTERS. Parent will, for financial reporting purposes, cause (i) each of its, and each of its Subsidiaries', fiscal years to end on September 30 of each year and (ii) each of its, and each of its Subsidiaries', fiscal quarters to end on December 31, March 31, June 30 and September 30 of each year.

          8.11 ADDITIONAL SECURITY; FURTHER ASSURANCES. (a) Parent will, and will cause each of its Domestic Subsidiaries and the French Borrower (and to the extent Section 8.12 is operative, each of its other Foreign Subsidiaries) to, grant to the Collateral Agent security interests and mortgages in such assets and real property (it being understood that Real Property having a fair market value of less than $500,000 shall not be subject to this Section 8.11(a)) of Parent and its Subsidiaries as are not covered by the original Security Documents, and as may be requested from time to time by the Agent or the Required Banks (collectively, the "Additional Security Documents"). All such security interests and mortgages shall be granted (i) in the case of Real Property, pursuant to the documentation and applicable terms set forth in Section 5.13 and (ii) in the case of other assets, pursuant to documentation reasonably satisfactory in form and substance to the Agent; in each case constituting valid and enforceable perfected security interests and/or mortgages superior to and prior to the rights of all third Persons and subject to no other Liens except for Permitted Liens. The Additional Security Documents or instruments related thereto shall have been duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Security Documents and all taxes, fees and other charges payable in connection therewith shall have been paid in full.

          (b) Parent will, and will cause each of its Subsidiaries to, at the expense of the US Borrower, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, real property surveys, reports and other assurances or instruments and take such further steps relating to the Collateral covered by any of the Security Documents as the Collateral Agent may reasonably require. Furthermore, Parent shall cause to be delivered to the Collateral Agent such opinions of counsel, title insurance and other related documents as may be reasonably requested by the Agent to assure themselves that this Section 8.11 has been complied with.

          (c) If the Agent or the Required Banks determine that they are required by law or regulation to have appraisals prepared in respect of the Real Property of Parent and its Subsidiaries constituting Collateral, Parent shall provide to the Agent appraisals which satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of the Financial

Institution Reform, Recovery and Enforcement Act of 1989 and which shall be in form and substance reasonably satisfactory to the Agent.

          (d) Each of the Credit Parties agrees that each action required above by this Section 8.11 shall be completed as soon as possible, but in no event later than 90 days after such action is either requested to be taken by the Agent or the Required Banks or required to be taken by Parent and its Subsidiaries pursuant to the terms of this Section 8.11.

          8.12 FOREIGN SUBSIDIARIES SECURITY. If following a change in the relevant sections of the Code or the regulations, rules, rulings, notices or other official pronouncements issued or promulgated thereunder, counsel for Parent and/or the US Borrower reasonably acceptable to the Agent does not within 30 days after a request from the Agent or the Required Banks deliver evidence, in form and substance mutually satisfactory to the Agent and Parent or the US Borrower, with respect to any Foreign Subsidiary of Parent which has not already had all of its stock pledged pursuant to the Pledge Agreement that (i) a pledge (x) of 66-2/3% or more of the total combined voting power of all classes of capital stock of such Foreign Subsidiary entitled to vote, and (y) of any promissory note issued by such Foreign Subsidiary to Parent or any of its Domestic Subsidiaries, (ii) the entering into by such Foreign Subsidiary of a security agreement in substantially the form of the Security Agreement and (iii) the entering into by such Foreign Subsidiary of a guaranty in substantially the form of the Subsidiaries Guaranty, in any such case could reasonably be expected to cause (I) any undistributed earnings of such Foreign Subsidiary as determined for Federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary's United States parent for Federal income tax purposes or (II) other Federal income tax consequences to the Credit Parties having a Material Adverse Effect, then in the case of a failure to deliver the evidence described in clause (i) above, that portion of such Foreign Subsidiary's outstanding capital stock or any promissory notes so issued by such Foreign Subsidiary, in each case not theretofore pledged pursuant to the Pledge Agreement shall be pledged to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Pledge Agreement (or another pledge agreement in substantially similar form, if needed), and in the case of a failure to deliver the evidence described in clause (ii) above, such Foreign Subsidiary shall execute and deliver the Security Agreement (or another security agreement in substantially similar form, if needed), granting the Secured Creditors a security interest in all of such Foreign Subsidiary's assets and securing the Obligations of the US Borrower under the Credit Documents and under any Interest Rate Protection Agreement or Other Hedging Agreement and, in the event the Subsidiaries Guaranty shall have been executed by such Foreign Subsidiary, the obligations of such Foreign Subsidiary thereunder, and in the case of a failure to deliver the evidence described in clause (iii) above, such Foreign Subsidiary shall execute and deliver the Subsidiaries Guaranty (or another guaranty in substantially similar form, if needed), guaranteeing the Obligations of the US Borrower under the Credit Documents and under any Interest Rate Protection Agreement or Other Hedging Agreement, in each case to the extent that the entering into such Security Agreement or Subsidiaries Guaranty is permitted by the laws of the respective foreign jurisdiction and with all documents delivered pursuant to this Section 8.12 to be in form and substance reasonably satisfactory to the Agent.

          8.13 OWNERSHIP OF SUBSIDIARIES. Except to the extent otherwise expressly consented in writing by the Required Banks, the Credit Parties shall directly or indirectly own 100% of the capital stock or partnership interests of each of their Subsidiaries.

          8.14 PERMITTED ACQUISITIONS. (a) Subject to the provisions of this Section 8.14 and the requirements contained in the definition of Permitted Acquisition, the US Borrower may from time to time effect Permitted Acquisitions, so long as (in each case except to the extent the Required Banks otherwise specifically agree in writing in the case of a specific Permitted Acquisition): (i) no Default or Event of Default shall be in existence at the time of the consummation of the proposed Permitted Acquisition or immediately after giving effect thereto; (ii) the US Borrower shall have given the Agent and the Banks at least 10 Business Days' prior written notice of any Permitted Acquisition; (iii) calculations are made by the US Borrower of compliance with the covenants contained in Sections 9.09,
9.10 and 9.11 for the Test Period (taken as one accounting period) most recently ended prior to the date of such Permitted Acquisition (each, a "Calculation Period"), on a PRO FORMA Basis as if the respective Permitted Acquisition (as well as all other Permitted Acquisitions theretofore consummated after the first day of such Calculation Period) had occurred on the first day of such Calculation Period, and such recalculations shall show that such financial covenants would have been complied with if the Permitted Acquisition had occurred on the first day of such Calculation Period; (iv) based on good faith projections prepared by the US Borrower for the period from the date of the consummation of the Permitted Acquisition to the date which is one year thereafter, the level of financial performance measured by the covenants set forth in Sections 9.09, 9.10 and 9.11 shall be better than or equal to such level as would be required to provide that no Default or Event of Default would exist under the financial covenants contained in Sections 9.09, 9.10 and 9.11 of this Agreement as compliance with such covenants would be required through the date which is one year from the date of the consummation of the respective Permitted Acquisition; (v) the US Borrower shall certify, and the Agent shall have been satisfied in its reasonable discretion, that the proposed Permitted Acquisition could not reasonably be expected to result in materially increased tax, ERISA, environmental or other contingent liabilities with respect to Parent or any of its Subsidiaries; (vi) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Permitted Acquisition (both before and after giving effect thereto), unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date;
(vii) the US Borrower provides to the Agent and the Banks as soon as available but not later than 5 Business Days after the execution thereof, a copy of anyexecuted purchase agreement or similar agreement with respect to such Permitted Acquisition; (viii) the aggregate consideration (including, without limitation, (I) the aggregate principal amount of any Indebtedness assumed or issued in connection therewith, (II) the greater of the aggregate liquidation preference and the fair market value (as determined in good faith by the Board of Directors of Parent) of any stock issued (other than common stock of Parent, provided that no Default or Event of Default under Section
10.10 exists or would result therefrom) as part of the purchase price therefor and (III) the aggregate amount paid and to be paid pursuant to any earn-out, non-compete or deferred compensation or purchase price arrangements, but excluding common stock of the Parent referenced in the immediately preceding parenthetical, for any one such Permitted Acquisition, shall not exceed $10,000,000, and for all such Permitted Acquisitions taken in the aggregate, shall not exceed $20,000,000;
(ix) after giving effect to each Permitted Acquisition (and all payments to be made in connection therewith), the Total Unutilized Revolving Loan Commitment shall equal or exceed $15,000,000; and (x) the US Borrower shall have delivered to the Agent an officer's certificate executed by an Authorized Officer of the US Borrower, certifying to the best of his knowledge, compliance with the requirements of preceding clauses (i) through
(vi), inclusive, (viii) and (ix) and containing the calculations required by the preceding clauses (iii), (iv), (viii) and (ix).

          (b) At the time of each Permitted Acquisition involving the creation or acquisition of a Subsidiary, or the acquisition of capital stock or other equity interest of any Person, all capital stock or other equity interests thereof created or acquired in connection with such Permitted Acquisition shall be pledged for the benefit of the Secured Creditors pursuant to the Pledge Agreement.

          (c) Parent shall cause each Subsidiary which is formed to effect, or is acquired pursuant to, a Permitted Acquisition to comply with, and to execute and deliver, all of the documentation required by, Sections 8.11 and 9.15, to the satisfaction of the Agent.

          (d) The consummation of each Permitted Acquisition shall be deemed to be a representation and warranty by each of Parent, Holdings, the US Borrower and the French Borrower that the certifications by the US Borrower (or by one or more of its Authorized Officers) pursuant to Section 8.14(a) are true and correct and that all conditions thereto have been satisfied and that same is permitted in accordance with the terms of this Agreement, which representation and warranty shall be deemed to be a representation and warranty for all purposes hereunder, including, without limitation, Sections 6 and 10.

          8.15 MAINTENANCE OF CORPORATE SEPARATENESS. Each of Parent, Holdings, the US Borrower and the French Borrower will, and will cause each of its Subsidiaries to, satisfy customary corporate formalities, including the holding of regular board of directors' and shareholders' meetings or action by directors or shareholders without a meeting and the maintenance of corporate offices and records. Neither Parent nor any of its Subsidiaries shall take any action, or conduct its affairs in a manner, which is likely to result in the corporate existence of Parent or any of its Subsidiaries being ignored, or in the assets and liabilities of Parent or any of its Subsidiaries being substantively consolidated with those of any other such Person in a bankruptcy, reorganization or other insolvency proceeding.

          8.16 PERFORMANCE OF OBLIGATIONS. Each of Parent, Holdings, the US Borrower and the French Borrower will, and will cause each of its Subsidiaries to, perform all of its obligations under the terms of each mortgage, deed of trust, indenture, loan agreement or credit agreement and each other material agreement, contract or instrument by which it is bound, except such non-performances as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          8.17 USE OF PROCEEDS. All proceeds of the Loans shall be used as provided in Section 7.05.

          8.18 INTEREST RATE PROTECTION. No later than 90 days following the Restatement Effective Date, the US Borrower shall enter into Interest Rate Protection Agreements, satisfactory to the US Borrower and the Agent.

          8.19 CONTRIBUTIONS; PAYMENTS; ETC. (a) Parent and Holdings will contribute, directly in the case of Holdings, or by way of down-stream contributions in the case of Parent, as an equity contribution to the capital of the US Borrower upon its receipt thereof, any cash proceeds received by Parent or Holdings from any asset sale, any incurrence of Indebtedness, any Recovery Event, any sale or issuance of its preferred or common equity or any cash capital contributions received by Parent.

          (b) The US Borrower will use the proceeds of all equity contributions received by it from Parent and/or Holdings as provided in clause (a) above toward the repayment of Term Loans (or the reduction of the Total Revolving Loan Commitment) to the extent required by Section 4.02.

          8.20 CORPORATE NAMES. On the Restatement Effective Date, and after giving effect to the Acquisition, Parent shall be named "TriStar Aerospace Co.", Holdings shall be named "Aerospace Acquisition Corp.", The US Borrower shall be named "TriStar Aerospace, Inc.", the French Borrower shall be named "TriStar Aerospace SARL" and the Acquired Business shall be named "Standard Parts and Equipment Corporation".

          SECTION 9. NEGATIVE COVENANTS. Each of Parent, Holdings, the US Borrower and the French Borrower hereby covenant and agree that as of the Restatement Effective Date and thereafter for so long as this Agreement is in effect and until the Total Commitment has terminated, no Letters of Credit or Notes are outstanding and the Loans, together with interest, Fees and all other Obligations (other than any indemnities described in Section 13.13 which are not then due and payable) incurred hereunder, are paid in full:

          9.01 CHANGES IN BUSINESS. (a) Parent and its Subsidiaries will not engage in any business other than the businesses in which they are engaged as of the Restatement Effective Date (after giving effect to the Transaction), activities directly related thereto, and similar or related businesses.

          (b) Notwithstanding the foregoing, neither Parent nor Holdings will engage in any business other than its ownership of the capital stock of Holdings or the US Borrower, respectively, and those obligations of officers and employees of Parent permitted by Section 9.05(h) and having those liabilities which it is responsible for (or permitted to incur) under this Agreement and the other Documents to which it is a party; PROVIDED that each of Parent and Holdings may engage in those activities that are incidental to
(1) the maintenance of its corporate existence in compliance with applicable law, (2) legal, tax and accounting matters in connection with any of the foregoing activities and (3) the entering into, and performance of its obligations under, this Agreement and the other Documents to which it is a party.

          9.02 CONSOLIDATION; MERGER; SALE OR PURCHASE OF ASSETS; ETC. Parent will not, and will not permit any of its Subsidiaries to, wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation, or convey, sell, lease or otherwise dispose of all or any part of its property or assets (other than inventory in the ordinary course of business), or enter into any partnerships, joint ventures or sale-leaseback transactions, or purchase or otherwise acquire (in one or a series of related transactions) any part of the property or assets (other than purchases or other acquisitions of inventory, materials and equipment in the ordinary course of business) of any Person or agree to do any of the foregoing at any future time, except that the following shall be permitted:

          (a) the US Borrower and its Subsidiaries may, as lessee, enter into operating leases in the ordinary course of business with respect to real or personal property to the extent permitted by Section 9.04;

          (b) Capital Expenditures by the US Borrower and its Subsidiaries to the extent not in violation of Section 9.08;

          (c)   the advances, investments and loans permitted pursuant to
     Section 9.05;

          (d) the US Borrower and any of its Subsidiaries may sell or otherwise dispose of assets (excluding capital stock of Subsidiaries) which, in the reasonable opinion of such Person, are obsolete, uneconomic or no longer useful in the conduct of such Person's business, PROVIDED that (w) each such sale or disposition shall be for an amount at least equal to the fair market value thereof (as determined in good faith by senior management of the US Borrower), (x) each such sale results in consideration at least 80% of which (taking the amount of cash, the principal amount of any promissory notes and the fair market value, as determined by the US Borrower in good faith, of any other consideration) shall be in the form of cash and (y) the aggregate Net Sale Proceeds of all assets sold or otherwise disposed of pursuant to this clause (d) shall be applied, to the extent required or permitted under Section 4.02(c), to repay Term Loans (or reduce the Total Revolving Loan Commitment) or make reinvestments in assets;

          (e) any Subsidiary of the US Borrower may transfer assets (other than accounts receivable and inventory) to the US Borrower or to any other Wholly-Owned Subsidiary of the US Borrower which is a Subsidiary Guarantor, so long as the security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the assets so transferred shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such transfer);

          (f) any Subsidiary of the US Borrower may merge with and into, or be dissolved or liquidated into, the US Borrower, so long as (i) the US Borrower is the surviving corporation of any such merger, dissolution or liquidation and (ii) the security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the assets of such Subsidiary shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, dissolution or liquidation);

          (g) any Subsidiary of the US Borrower may merge with and into, or be dissolved or liquidated into, any Wholly-Owned Domestic Subsidiary of the US Borrower, so long as (i) such Wholly-Owned Domestic Subsidiary is the surviving corporation of any such merger, dissolution or liquidation and
     (ii) the security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the assets of such Subsidiary shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, dissolution or liquidation);

          (h) the US Borrower and its Subsidiaries may sell or exchange specific items of equipment, so long as the purpose of each such sale or exchange is to acquire (and results within 90 days of such sale or exchange in the acquisition of) replacement items of equipment which are the functional equivalent of the item of equipment so sold or exchanged;

          (i) the US Borrower shall be permitted to make Permitted Acquisitions, so long as such Permitted Acquisitions are effected in accordance with the requirements of Section 8.14;

          (j) the Acquisition shall be permitted in accordance with the requirements of Section 5.08 and the component definitions contained therein; and

          (k) so long as no Default or Event of Default exists or would result therefrom (including, without limitation, pursuant to Section 10.10), Parent may purchase, in the open market or otherwise, up to $20,000,000 in the aggregate of its common stock.

To the extent the Required Banks waive the provisions of this Section 9.02 with respect to the sale or other disposition of any Collateral, or any Collateral is sold or otherwise disposed of as permitted by this Section 9.02, such Collateral (unless transferred to Parent or a Subsidiary thereof) shall be sold or otherwise disposed of free and clear of the Liens created by the Security Documents and the Agent shall take such actions (including, without limitation, directing the Collateral Agent to take such actions) as are appropriate in connection therewith.

          9.03 LIENS. Parent will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets of any kind (real or personal, tangible or intangible) of Parent or any of its Subsidiaries, whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable or notes with recourse to Parent or any of its Subsidiaries) or assign any right to receive income, except for the following (collectively, the "Permitted Liens"):

          (a) inchoate Liens for taxes, assessments or governmental charges or levies not yet due and payable or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;

          (b) Liens in respect of property or assets of the US Borrower or any of its Subsidiaries imposed by law which were incurred in the ordinary course of business and which have not arisen to secure Indebtedness for borrowed money, such as carriers', warehousemen's and mechanics' Liens, statutory landlord's Liens, and other similar Liens arising in the ordinary course of business, and which either (x) do not in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Borrower or any of its Subsidiaries or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or asset subject to such Lien;

          (c) Liens created by or pursuant to this Agreement and the Security Documents;

          (d) Liens in existence on the Restatement Effective Date which are listed, and the property subject thereto described, in Annex IX, without giving effect to any extensions or renewals thereof;

          (e) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 10.09, PROVIDED that no cash or other property shall be pledged by Parent or any of its Subsidiaries as security therefor;

          (f) Liens (other than any Lien imposed by ERISA) (x) incurred or deposits made in the ordinary course of business of the US Borrower and its Subsidiaries in connection with workers' compensation, unemployment insurance and other types of social security, (y) to secure the performance by the US Borrower and its Subsidiaries of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or (z) to secure the performance by the US Borrower and its Subsidiaries of leases of Real Property, to the extent incurred or made in the ordinary course of business consistent with past practices, PROVIDED that the aggregate amount of deposits at any time pursuant to sub-clause (y) and sub-clause (z) shall not exceed $250,000 in the aggregate;

          (g) licenses, leases or subleases granted to third Persons in the ordinary course of business not interfering in any material respect with the business of the US Borrower or any of its Subsidiaries;

          (h) easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances, in each case not securing Indebtedness and not interfering in any material respect with the ordinary conduct of the business of the US Borrower or any of its Subsidiaries;

          (i) Liens arising from precautionary UCC financing statements regarding operating leases permitted by this Agreement;

          (j)   Liens created pursuant to Capital Leases permitted pursuant to
     Section 9.04(d), PROVIDED that (x) such Liens only serve to secure the payment of Indebtedness arising under such Capitalized Lease Obligation and
     (y) the Lien encumbering the asset giving rise to the Capitalized Lease Obligation does not encumber any other asset of the US Borrower or any of its Subsidiaries;

          (k)   Permitted Encumbrances;

          (l) Liens arising pursuant to purchase money mortgages or security interests securing Indebtedness representing the purchase price (or financing of the purchase price within 30 days after the respective purchase) of assets acquired after the Restatement Effective Date, PROVIDED that (i) any such Liens attach only to the assets so purchased, (ii) the Indebtedness secured by any such Lien does not exceed 100%, nor is less than 80%, of the lesser of the fair market value or the purchase price of the property being purchased at the time of the incurrence of such Indebtedness and (iii) the Indebtedness secured thereby is permitted to be incurred pursuant to Section 9.04(d);

          (m) Liens on property or assets acquired pursuant to a Permitted Acquisition, or on property or assets of a Subsidiary of the US Borrower in existence at the time such Subsidiary is acquired pursuant to a Permitted Acquisition, PROVIDED that (i) any Indebtedness that is secured by such Liens is permitted to exist under Section 9.04(f), and (ii) such Liens are not incurred in connection with, or in contemplation or anticipation of, such Permitted Acquisition and do not attach to any other asset of the US Borrower or any of its Subsidiaries; and

          (n) restrictions imposed in the ordinary course of business and consistent with past practices on the sale or distribution of designated inventory pursuant to agreements with customers under which such inventory is consigned by the customer or such inventory is designated for sale to one or more customers.

          9.04 INDEBTEDNESS. Parent will not, and will not permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:

          (a) Indebtedness incurred pursuant to this Agreement and the other Credit Documents;

          (b) Existing Indebtedness outstanding on the Restatement Effective Date and listed on Annex IV, without giving effect to any subsequent extension, renewal or refinancing thereof;

          (c) Indebtedness under Interest Rate Protection Agreements entered into to protect the US Borrower against fluctuations in interest rates in respect of the Obligations otherwise permitted under this Agreement;

          (d) Capitalized Lease Obligations and Indebtedness of the US Borrower and its Subsidiaries representing purchase money Indebtedness secured by Liens permitted pursuant to Section 9.03(l), PROVIDED, that (i) all such Capitalized Lease Obligations are permitted under Section 9.08, and (ii) the sum of (x) the aggregate Capitalized Lease Obligations outstanding at any time plus (y) the aggregate principal amount of such purchase money Indebtedness outstanding at such time shall not exceed $1,000,000;

          (e) Indebtedness constituting Intercompany Loans to the extent permitted by Section 9.05(f);

          (f) Indebtedness of a Subsidiary acquired pursuant to a Permitted Acquisition (or Indebtedness assumed at the time of a Permitted Acquisition of an asset securing such Indebtedness) (the "Permitted Acquired Debt"); PROVIDED that such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition;

          (g) Indebtedness outstanding under the Seller Note not to exceed $7,200,000 in aggregate principal amount, less any repayments of principal thereof; and

          (h) additional Indebtedness of the US Borrower and its Subsidiaries not otherwise permitted hereunder not exceeding $250,000 in aggregate principal amount at any time outstanding.

          9.05 ADVANCES; INVESTMENTS; LOANS. Parent will not, and will not permit any of its Subsidiaries to, lend money or extend credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any Person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or hold any cash or Cash Equivalents, except:

          (a) Parent and its Subsidiaries may hold or invest in cash and Cash Equivalents, PROVIDED that during any time that Revolving Loans or Swingline Loans are outstanding the aggregate amount of cash and Cash Equivalents held by Parent and its Subsidiaries shall not exceed $1,500,000 for any period of three consecutive Business Days;

          (b) the US Borrower and its Subsidiaries may acquire and hold receivables owing to it, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms (including the dating of receivables) of the US Borrower or such Subsidiary;

          (c) the US Borrower and its Subsidiaries may acquire and own investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

          (d) Interest Rate Protection Agreements entered into in compliance with Section 9.04(c);

          (e) advances, loans and investments in existence on the Restatement Effective Date and listed on Annex VI, without giving effect to any additions thereto or replacements thereof;

          (f)(i) the US Borrower may make intercompany loans and advances to any Subsidiary Guarantor and (ii) any Subsidiary Guarantor may make intercompany loans and advances to the US Borrower or any other Subsidiary Guarantor (loans pursuant to clauses (i) and (ii) of this clause (f) being collectively referred to as "Intercompany Loans"), PROVIDED, that (x) each Intercompany Loan shall be evidenced by an Intercompany Note and (y) each Intercompany Note shall be pledged to the Collateral Agent pursuant to the Pledge Agreement;

          (g) loans and advances by the US Borrower and its Subsidiaries to employees of Parent and its Subsidiaries for moving and travel expenses and other similar expenses, in each case incurred in the ordinary course of business, in an aggregate outstanding principal amount not to exceed $500,000 at any time (determined without regard to any write-downs or write-offs of such loans and advances), shall be permitted; PROVIDED that up to $500,000 at any time of such outstanding principal amount may constitute loans to employees for purposes of exercising rights to purchase common stock of Parent and/or to make payments with respect to any tax liabilities.

          (h) The US Borrower may acquire and hold obligations of one or more officers or other employees of Parent or its Subsidiaries in connection with such officers' or employees' acquisition of shares of Parent Common Stock, so long as no cash is actually advanced by Parent or any of its Subsidiaries to such officers or employees in connection with the acquisition of any such obligations;

          (i) Parent and Holdings may make equity contributions, directly in the case of Holdings, or by way of downstream contributions in the case of Parent, to the capital of the US Borrower;

          (j) the US Borrower may make Permitted Acquisitions in accordance with the relevant requirements of Section 8.14 and the component definitions as used therein;

          (k) Parent and its Subsidiaries may own the capital stock of their respective Subsidiaries created or acquired in accordance with the terms of this Agreement;

          (l) the US Borrower may make investments in Wholly Owned Foreign Subsidiaries which are not Subsidiary Guarantors not to exceed $10,000,000 in the aggregate, net of any repayments to the Borrower; and

          (m) in addition to investments permitted elsewhere in this Section 9.05, the Borrower and its Subsidiaries may make additional loans, advances and investments to or in a Person not an Affiliate in an aggregate amount for all loans, advances and investments made pursuant to this clause (m) (determined without regard to any write-downs or write-offs thereof), net of cash repayments of principal in the case of loans and cash equity returns (whether as a dividend or redemption) in the case of equity investments, not to exceed $250,000.

          9.06 DIVIDENDS; ETC. Parent will not, and will not permit any of its Subsidiaries to, declare or pay any dividends (other than dividends payable solely in common stock of Parent or any such Subsidiary, as the case may be) or return any capital to, its stockholders or authorize or make any other distribution, payment or delivery of property or cash to its stockholders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for a consideration, any shares of any class of its capital stock, now or hereafter outstanding (or any warrants for or options or stock appreciation rights in respect of any of such shares), or set aside any funds for any of the foregoing purposes, and Parent will not permit any of its Subsidiaries to purchase or otherwise acquire for consideration any shares of any class of the capital stock of Parent or any other Subsidiary, as the case may be, now or hereafter outstanding (or any options or warrants or stock appreciation rights issued by such Person with respect to its capital stock) (all of the foregoing "Dividends"), except that:

          (a) any Subsidiary of the US Borrower may pay Dividends to the US Borrower or any Wholly-Owned Subsidiary of the US Borrower;

          (b) so long as no Default or Event of Default then exists or would result therefrom, the US Borrower may pay cash Dividends to Holdings, which in turn shall pay such amounts to Parent, so long as the cash proceeds thereof are promptly used by Parent for the purposes described in clause (d) of this Section 9.06;

          (c) cash Dividends may be paid to Holdings and/or Parent so long as the proceeds thereof are promptly used by the ultimate recipient thereof to pay operating expenses in the ordinary course of business (including, without limitation, professional fees and expenses) and other similar corporate overhead costs and expenses, PROVIDED, that the aggregate amount of cash Dividends paid pursuant to this clause (c) (calculated without duplication in the case of amounts not Dividended to Holdings or the Parent) shall at no time during any fiscal year of the US Borrower exceed $200,000;

          (d) cash Dividends may be paid to Parent and Holdings in the amounts and at the times of any payment by the ultimate recipient in respect of its taxes (or taxes of the consolidated group of which it is parent), PROVIDED, that (x) the amount of cash Dividends paid pursuant to this clause (v) to enable Parent or Holdings to pay taxes at any time shall not exceed the amount of such taxes owing by the ultimate recipient at such time for the respective period and (y) any refunds received by Parent or Holdings shall promptly be returned by such Person to the US Borrower; and

          (e) so long as no Default or Event of Default exists or would result therefrom, Parent may purchase shares of common stock of Parent to the extent permitted by Section 9.02(k).

          9.07 TRANSACTIONS WITH AFFILIATES. Parent will not, and will not permit any of its Subsidiaries to, enter into any transaction or series of transactions with any Affiliate other than on terms and conditions substantially as favorable to Parent or such Subsidiary as would be reasonably expected to be obtainable by Parent or such Subsidiary at the time in a comparable arm's-length transaction with a Person other than an Affiliate; PROVIDED, that the following shall in any event be permitted:
(i) the Transaction; (ii) intercompany transactions among Parent and its Subsidiaries to the extent expressly permitted by Sections 8.19, 9.02, 9.04,
9.05 and 9.06; (iii) the Employment Agreements (iv) the payment of Director's fees in the ordinary course of business, (v) the Ratliff Employment
Agreements and (vi) the purchase by Parent of its common stock to the extent permitted by Section 9.02(k). In no event shall any management, consulting or similar fee be paid or payable by Parent or any of its Subsidiaries to any Affiliate (other than the US Borrower) other than fees paid to committees of the Board of Directors for services rendered on an arm's-length basis and management fees payable to Foreign Subsidiaries of the US Borrower equal to a maximum of 150% of such Foreign Subsidiary's operating expenses; PROVIDED that the amount of such fees paid hereunder (less amounts dividended back to the US Borrower) shall constitute investments for purposes of Section 9.05(l).

          9.08 CAPITAL EXPENDITURES. (a)(i) Parent will not, and will not permit any of its Subsidiaries to, make any Capital Expenditures, except that during any fiscal year of the US Borrower beginning on or after October 1, 1998 (taken as one accounting period), the US Borrower and its Subsidiaries may make Capital Expenditures so long as the aggregate amount of such Capital Expenditures made during such fiscal year does not exceed (x) in the case of the US Borrower's fiscal year beginning October 1, 1998, $6,000,000, (y) in the case of any subsequent fiscal year of the U.S. Borrower ending on or before September 30, 2004, $3,000,000 and (z) in the case of the US Borrower's fiscal year beginning October 1, 2004, $1,500,000 and (ii) in addition to Capital Expenditures made pursuant to clause (i) above, during the period commencing on the Restatement Effective Date through and including the Final Maturity Date, the US Borrower and its Subsidiaries may make additional Capital Expenditures not to exceed, in the aggregate, $1,000,000.

          (b) Notwithstanding the foregoing, the US Borrower and its Subsidiaries may make additional Capital Expenditures (which Capital Expenditures will not be included in any determination under Section 9.08(a)) with the Net Sale Proceeds of Asset Sales to the extent such proceeds are not required to be applied to repay Term Loans (or reduce the Total Revolving Loan Commitment) pursuant to the second proviso to Section 4.02(c) and such proceeds are reinvested as required by Section 4.02(c).

          (c) Notwithstanding the foregoing, the US Borrower and its Subsidiaries may make additional Capital Expenditures (which Capital Expenditures will not be included in any determination under Section 9.08(a)) with the insurance proceeds received by the US Borrower or any of its Subsidiaries from any Recovery Event so long as such Capital Expenditures are to replace or restore any properties or assets in respect of which such proceeds were paid within one year following the date of the receipt of such insurance proceeds to the extent such insurance proceeds are not required to be applied to repay Term Loans (or reduce the Total Revolving Loan Commitment) pursuant to
Section 4.02(f).

          (d) Notwithstanding the foregoing, the US Borrower may make additional Capital Expenditures (which Capital Expenditures will not be included in any determination under Section 9.08(a)) constituting Permitted Acquisitions effected in accordance with the requirements of Section 8.14.

          9.09 MINIMUM CONSOLIDATED EBITDA. Parent will not permit Consolidated EBITDA for any Test Period ended on the last day of a fiscal quarter described below to be less than the respective amount set forth opposite such period below:

         Fiscal
     Quarter Ended
       Closest to             Amount
    ---------------          --------
     June 30, 1999            $32,000,000
     September 30, 1999       $35,500,000
     December 31, 1999        $37,000,000
     March 31, 2000           $38,000,000
     June 30, 2000            $39,000,000
     September 30, 2000       $41,000,000
     December 31, 2000        $42,000,000
     March 31, 2001           $43,000,000
     June 30, 2001            $43,500,000
     September 30, 2001       $44,000,000
     December 31, 2001        $44,500,000
     March 31, 2002           $45,000,000
     June 30, 2002            $45,500,000
     September 30, 2002       $46,000,000
     December 31, 2002        $46,500,000
     March 31, 2003           $47,000,000
     June 30, 2003            $47,500,000
     September 30, 2003       $48,000,000
     December 31, 2003        $48,500,000
     March 31, 2004           $49,000,000
     June 30, 2004            $49,500,000
     September 30, 2004       $50,000,000
     December 31, 2004        $50,500,000
     March 31, 2005           $51,000,000

          9.10 CONSOLIDATED INTEREST COVERAGE RATIO. Parent will not permit the Consolidated Interest Coverage Ratio for any Test Period ending on the last day of a fiscal quarter described below to be less than the ratio set forth opposite such period below:


     Fiscal Period
     Ended Closest to         Ratio
   ------------------         -----
     June 30, 1999            3.60:1.00
     September 30, 1999       3.70:1.00
     December 31, 1999        3.80:1.00
     March 31, 2000           3.90:1.00
     June 30, 2000            4.00:1.00
     September 30, 2000       4.00:1.00
     December 31, 2000        4.00:1.00
     March 31, 2001           4.00:1.00
     June 30, 2001            4.00:1.00
     September 30, 2001       4.00:1.00
     December 31, 2001        4.00:1.00
     March 31, 2002           4.00:1.00
     June 30, 2002            4.00:1.00
     September 30, 2002       4.00:1.00
     December 31, 2002        4.00:1.00
     March 31, 2003           4.00:1.00
     June 30, 2003            4.00:1.00
     September 30, 2003       4.00:1.00
     December 31, 2003        4.00:1.00
     March 31, 2004           4.00:1.00
     June 30, 2004            4.00:1.00
     September 30, 2004       4.00:1.00
     December 31, 2004        4.00:1.00
     March 31, 2005           4.00:1.00

          9.11 LEVERAGE RATIO. Parent will not permit the Leverage Ratio at any date specified below to exceed the respective ratio set forth opposite such date below:

     Date                       Ratio
     --------                 --------
     June 30, 1999            3.60:1.00
     September 30, 1999       3.50:1.00
     December 31, 1999        3.25:1.00
     March 31, 2000           3.00:1.00
     June 30, 2000            2.75:1.00
     September 30, 2000       2.75:1.00
     December 31, 2000        2.50:1.00
     March 31, 2001           2.50:1.00
     June 30, 2001            2.50:1.00
     September 30, 2001       2.50:1.00
     December 31, 2001        2.50:1.00
     March 31, 2002           2.50:1.00
     June 30, 2002            2.50:1.00
     September 30, 2002       2.50:1.00
     December 31, 2002        2.50:1.00

                                       -70-


     March 31, 2003           2.50:1.00
     June 30, 2003            2.50:1.00
     September 30, 2003       2.50:1.00
     December 31, 2003        2.50:1.00
     March 31, 2004           2.50:1.00
     June 30, 2004            2.50:1.00
     September 30, 2004       2.50:1.00
     December 31, 2004        2.50:1.00
     March 31, 2005           2.50:1.00


          9.12 LIMITATION ON VOLUNTARY PAYMENTS AND MODIFICATIONS OF INDEBTEDNESS; MODIFICATIONS OF CERTIFICATE OF INCORPORATION, BY-LAWS AND CERTAIN OTHER AGREEMENTS; ISSUANCES OF CAPITAL STOCK; ETC. Parent will not, and will not permit any of its Subsidiaries to:

          (i) amend or modify, or permit the amendment or modification of, any provision of the Existing Indebtedness or the Seller Note (other than Intercompany Loans, it being understood that no changes may be made to the terms and conditions of any Intercompany Note without the consent of the Required Banks) or of any agreement (including, without limitation, any purchase agreement, indenture, loan agreement, or security agreement) relating thereto;

          (ii) make (or give any notice in respect of) any voluntary or optional payment or prepayment on or redemption, repurchase or acquisition for value of any of the Existing Indebtedness (other than Intercompany Loans) or the Seller Note; or

          (iii) amend, modify or change in any way adverse to the interests of the Bank any Tax Allocation Agreement, any Management Agreement, any Equity Financing Document, any Acquisition Document, its Certificate of Incorporation (including, without limitation, by the filing or modification of any certificate of designation), By-Laws, or any agreement entered into by it, with respect to its capital stock (including any Shareholders' Agreement), or enter into any new Tax Allocation Agreement, Management Agreement or agreement with respect to its capital stock which could in any way be adverse to the interests of the Banks.

          9.13 LIMITATION ON ISSUANCE OF CAPITAL STOCK. (a) Parent will not, and will not permit any of its Subsidiaries to, issue (i) any preferred stock (or any options, warrants or rights to purchase preferred stock) or
(ii) any redeemable common stock unless, in either case, the issuance thereof is, and all terms thereof are, satisfactory to the Required Banks in their sole discretion.

          (b) Parent shall not permit any of its Subsidiaries to issue any capital stock (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, capital stock, except
(i) for transfers and replacements of then outstanding shares of capital stock, (ii) for stock splits, stock dividends and additional issuances which do not decrease the percentage ownership of Parent or any of its Subsidiaries in any class of the capital stock of such Subsidiaries, (iii) to qualify directors to the extent required by applicable law and (iv) Subsidiaries formed after the Restatement Effective Date pursuant to Section 9.15 may issue capital stock in accordance with the requirements of Section 9.15. All capital stock issued in accordance with this Section 9.13(b) shall, to the extent required by the Pledge Agreement, be delivered to the Collateral Agent for pledge pursuant to the Pledge Agreement.

          9.14  LIMITATION ON CERTAIN RESTRICTIONS ON SUBSIDIARIES.   Parent
will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective, any encumbrance or restriction on the ability of any such Subsidiary to (x) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by Parent or any Subsidiary of Parent, or pay any Indebtedness owed to Parent or a Subsidiary of Parent, (y) make loans or advances to Parent or any Subsidiary of Parent or (z) transfer any of its properties or assets to Parent or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) this Agreement and the other Credit Documents, (iii) the provisions contained in the Existing Indebtedness, (iv) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the US Borrower or a Subsidiary of the US Borrower and (v) customary provisions restricting assignment of any licensing agreement entered into by the US Borrower or any Subsidiary of the US Borrower in the ordinary course of business.

          9.15 LIMITATION ON THE CREATION OF SUBSIDIARIES AND JOINT VENTURES. (a) Notwithstanding anything to the contrary contained in this Agreement, Parent will not, and will not permit any of its Subsidiaries to, establish, create or acquire after the Restatement Effective Date any Subsidiary; PROVIDED that, (A) the US Borrower and its Wholly-Owned Subsidiaries shall be permitted to establish or create Wholly-Owned Subsidiaries so long as, in each case, (i) at least 15 days' prior written notice thereof is given to the Agent (or such shorter period of time as is acceptable to the Agent), (ii) the capital stock of such new Subsidiary is promptly pledged pursuant to, and to the extent required by, this Agreement and the Pledge Agreement and the certificates, if any, representing such stock, together with stock powers duly executed in blank, are delivered to the Collateral Agent, (iii) such new Subsidiary (other than a Foreign Subsidiary except to the extent otherwise required pursuant to Section 8.12) promptly executes a counterpart of the Subsidiaries Guaranty, the Pledge Agreement and the Security Agreement, and (iv) to the extent requested by the Agent or the Required Banks, takes all actions required pursuant to Section
8.11 and (B) Subsidiaries may be acquired pursuant to Permitted Acquisitions so long as, in each such case (i) with respect to each Wholly-Owned Subsidiary acquired pursuant to a Permitted Acquisition, the actions specified in preceding clause (A) shall be taken and (ii) with respect to each Subsidiary which is not a Wholly-Owned Subsidiary and is acquired pursuant to a Permitted Acquisition, all capital stock thereof owned by any Credit Party shall be pledged pursuant to the Pledge Agreement. In addition, each new Subsidiary that is required to execute any Credit Document shall execute and deliver, or cause to be executed and delivered, all other relevant documentation of the type described in Section 5 as such new Subsidiary would have had to deliver if such new Subsidiary were a Credit Party on the Restatement Effective Date.

          (a) Parent will not, and will not permit any of its Subsidiaries to, enter into any partnerships or joint ventures.

          SECTION 10. EVENTS OF DEFAULT. Upon the occurrence of any of the following specified events (each, an "Event of Default"):

          10.01 PAYMENTS. Either Borrower shall (i) default in the payment when due of any principal of the Loans or (ii) default, and such default shall continue for three or more days, in the payment when due of any Unpaid Drawing, any interest on the Loans or any Fees or any other amounts owing hereunder or under any other Credit Document; or

          10.02 REPRESENTATIONS, ETC. Any representation, warranty or statement made by any Credit Party herein or in any other Credit Document or in any statement or certificate delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

          10.03 COVENANTS. Any Credit Party shall (a) default in the due performance or observance by it of any term, covenant or agreement contained in Sections 8.01(g)(i), 8.10, 8.13, 8.14 or 9, or (b) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 10.01, 10.02 or clause (a) of this Section 10.03) contained in this Agreement and such default shall continue unremedied for a period of at least 30 days after notice to the defaulting party by the Agent or the Required Banks; or

          10.04 DEFAULT UNDER OTHER AGREEMENTS. (a) Parent or any of its Subsidiaries shall (i) default in any payment with respect to any Indebtedness (other than the Obligations) beyond the period of grace, if any, provided in the instrument or agreement under which Indebtedness was created or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such Indebtedness to become due prior to its stated maturity; or (b) any Indebtedness (other than the Obligations) of Parent or any of its Subsidiaries shall be declared to be due and payable, or shall be required to be prepaid other than by a regularly scheduled required prepayment or as a mandatory prepayment (unless such required prepayment or mandatory prepayment results from a default thereunder or an event of the type that constitutes an Event of Default), prior to the stated maturity thereof; PROVIDED, that it shall not constitute an Event of Default pursuant to clause (a) or (b) of this Section 10.04 unless the principal amount of any one issue of such Indebtedness, or the aggregate amount of all such Indebtedness referred to in clauses (a) and (b) above, exceeds $1,000,000 at any one time; or

          10.05 BANKRUPTCY, ETC. Parent or any of its Subsidiaries shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled "Bankruptcy," as now or hereafter in effect, or any successor thereto (the "Bankruptcy Code"); or an involuntary case is commenced against Parent or any of its Subsidiaries and the petition is not controverted within 10 days, or is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of Parent or any of its Subsidiaries; or Parent or any of its Subsidiaries commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to Parent or any of its Subsidiaries; or there is commenced against Parent or any of its Subsidiaries any such proceeding which remains undismissed for a period of 60 days; or Parent or any of its Subsidiaries is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or Parent or any of its Subsidiaries suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or Parent or any of its Subsidiaries makes a general assignment for the benefit of creditors; or any corporate action is taken by Parent or any of its Subsidiaries for the purpose of effecting any of the foregoing; or

          10.06 ERISA. (a)(i) Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof under Section 412 of the Code or Section 302 of ERISA or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code or Section 303 or 304 of ERISA, a Reportable Event shall have occurred, (ii) any Plan which is subject to Title IV of ERISA shall have had or is likely to have a trustee appointed to administer such Plan, any Plan which is subject to Title IV of ERISA is, shall have been or is likely to be terminated or to be the subject of termination proceedings under ERISA, (iii) any Plan shall have an Unfunded Current Liability, (iv) a contribution required to be made with respect to a Plan or a Foreign Pension Plan has not been timely made,
(v) Parent or any Subsidiary of Parent or any ERISA Affiliate has incurred or is likely to incur any liability to or on account of a Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA
or Section 401(a)(29), 4971 or 4975 of the Code or on account of a group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) under Section 4980B of the Code, or (vi) Parent or any Subsidiary of Parent has incurred or is likely to incur liabilities pursuant to one or more employee welfare benefit plans (as defined in Section 3(1) of ERISA) that provide benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or Plans or Foreign Pension Plans;
(b) there shall result from any such event or events as described in subsection (a) of this section the imposition of a lien, the granting of a security interest, or a liability or a material risk of incurring a liability; and (c) such lien, security interest or liability, individually, and/or in the aggregate, in the opinion of the Required Banks, has had, or could reasonably be expected to have, a Material Adverse Effect; or

          10.07 SECURITY DOCUMENTS. (a) Except in each case to the extent resulting from the failure of the Collateral Agent to retain possession of the applicable Pledged Securities, any Security Document shall cease to be in full force and effect, or shall cease to give the Collateral Agent the Liens, rights, powers and privileges purported to be created thereby in favor of the Collateral Agent, superior to and prior to the rights of all third Persons (except as permitted by Section 9.03), and subject to no other Liens (except as permitted by Section 9.03), or (b) any Credit Party shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any such Security Document and such default shall continue beyond any cure or grace period specifically applicable thereto pursuant to the terms of any such Security Document; or

          10.08 GUARANTIES. The Guaranties or any provision thereof shall cease to be in full force and effect, or any Guarantor or any Person acting by or on behalf of such Guarantor shall deny or disaffirm such Guarantor's obligations under any Guaranty or any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any Guaranty; or

          10.09 JUDGMENTS. One or more judgments or decrees shall be entered against Parent or any of its Subsidiaries involving a liability (to the extent not paid or not fully covered by insurance) in excess of $500,000 for all such judgments and decrees and all such judgments or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within 30 days from the entry thereof; or

          10.10  OWNERSHIP.  A Change of Control Event shall have occurred;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Agent shall, upon the written request of the Required Banks, by written notice to the US Borrower, take any or all of the following actions, without prejudice to the rights of the Agent or any Bank to enforce its claims against any Guarantor or either Borrower, except as otherwise specifically provided for in this Agreement (PROVIDED, that if an Event of Default specified in Section 10.05 shall occur with respect to either Borrower, the result which would occur upon the giving of written notice by the Agent as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice): (i) declare the Total Commitment terminated, whereupon the Commitment of each Bank shall forthwith terminate immediately and any Commitment Fees shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all Loans and all Obligations owing hereunder (including Unpaid Drawings) to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower; (iii) enforce, as Collateral Agent (or direct the Collateral Agent to enforce), any or all of the Liens and security interests created pursuant to the Security Documents; (iv) terminate any Letter of Credit which may be terminated in accordance with its terms; (v) direct the US Borrower to pay (and the US Borrower hereby agrees upon receipt of such notice, or upon the occurrence of any Event of Default specified in Section 10.05, to pay) to the Collateral Agent at the Payment Office such additional amounts of cash, to be held as security for the US Borrower's reimbursement obligations in respect of Letters of Credit then outstanding, equal to the aggregate Stated Amount of all Letters of Credit then outstanding; and (vi) apply any cash collateral as provided in Section 4.02.

          SECTION 11. DEFINITIONS. As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires. Defined terms in this Agreement shall include in the singular number the plural and in the plural the singular:

          "Acquired Business" shall mean all of the businesses of SPEC acquired by the US Borrower from the Sellers pursuant to the Acquisition Documents.

          "Acquisition" shall mean the acquisition by the US Borrower of 100% of the equity interests in SPEC consummated pursuant to the Acquisition Agreement and the other Acquisition Documents.

          "Acquisition Agreement" shall mean the Stock Purchase Agreement dated as of February 8, 1999, by and among the Borrower, SPEC and the Sellers, as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

          "Acquisition Documents" shall mean the Acquisition Agreement and all other agreements and documents relating to the Acquisition.

          "Additional Security Documents" shall have the meaning provided in
Section 8.11.

          "Adjusted Certificate of Deposit Rate" shall mean, on any day, the sum (rounded to the nearest 1/100 of 1%) of (1) the rate obtained by dividing
(x) the most recent weekly average dealer offering rate for negotiable certificates of deposit with a three-month maturity in the secondary market as published in the most recent Federal Reserve System publication entitled "Select Interest Rates," published weekly on Form H.15 as of the date hereof, or if such publication or a substitute containing the foregoing rate information shall not be published by the Federal Reserve System for any week, the weekly average offering rate determined by the Agent on the basis of quotations for such certificates received by it from three certificate of deposit dealers in New York of recognized standing or, if such quotations are unavailable, then on the basis of other sources reasonably selected by the Agent, by (y) a percentage equal to 100% minus the stated maximum rate of all reserve requirements as specified in Regulation D applicable on such day to a three-month certificate of deposit of a member bank of the Federal Reserve System in excess of $100,000 (including, without limitation, any marginal, emergency, supplemental, special or other reserves), plus (2) the then daily net annual assessment rate as estimated by the Agent for determining the current annual assessment payable by BTCo to the Federal Deposit Insurance Corporation for insuring three month certificates of deposit.

          "Adjusted Consolidated Working Capital" at any time shall mean Consolidated Current Assets less Consolidated Current Liabilities.

          "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by, or under direct or indirect common control with such Person; PROVIDED, HOWEVER, that for purposes of Section 9.07, an Affiliate of the US Borrower shall include any Person that directly or indirectly owns more than 5% of any class of the capital stock of the US Borrower and any officer or director of the US Borrower or any such Person.

          "Agent" shall have the meaning provided in the first paragraph of this Agreement and shall include any successor to the Agent appointed pursuant to Section 12.10.

          "Agreement" shall mean this Amended and Restated Credit Agreement, as the same may be from time to time modified, amended and/or supplemented.

          "Applicable Base Rate Margin" (i) for any calculation of interest in respect of the period prior to the first Start Date (as defined below) to occur after the Restatement Effective Date, shall have the meaning provided in the Existing Credit Agreement for "Applicable Base Rate Margin" prior to giving effect to this Agreement, (ii) from and after the first day of any Applicable Pricing Period (the "Start Date") (commencing with the first Start Date to occur after the Restatement Effective Date) to and including the last day of such Applicable Pricing Period (the "End Date"), shall mean the applicable percentage per annum set forth in clause (A), (B), (C) or (D) below if, but only if, as of the last day of the most recent fiscal quarter of the Borrower ended immediately prior to such Start Date (the "Test Date") the condition in clause (A), (B), (C) or (D) below is met:

          (A) 1.00%, if, but only if, as of the Test Date for such Start Date, the Leverage Ratio for the Test Period ended on such Test Date shall be greater than or equal to 3.00:1.00; or

          (B) 0.75%, if, but only if, as of the Test Date for such Start Date, the Leverage Ratio for the Test Period ended on such Test Date shall be less than 3.00:1.00 but equal to or greater than 2.50:1.00; or

          (C) 0.50%, if, but only if, as of the Test Date for such Start Date, the Leverage Ratio for the Test Period ended on such Test Date shall be less than 2.50:1.00 but equal to or greater than 2.00:1.00; or

          (D) 0.25%, if, but only if, as of the Test Date for such Start Date, the Leverage Ratio for the Test Period ended on such Test Date shall be less than 2.00:1.00.

          Notwithstanding anything to the contrary contained above in this definition, the Applicable Base Rate Margin shall be 1.00% per annum at all times when (i) a payment Default under Section 10.01 shall exist or any Event of Default shall exist and/or (ii) financial statements have not been delivered when required pursuant to Section 8.01(b) or (c), as the case may be.

          "Applicable Commitment Fee Percentage" (i) for any calculation of the Commitment Fees payable in respect of the period prior to the first Start Date to occur after the Restatement Effective Date, shall mean 1/2 of 1% per annum, and (ii) after any Start Date (commencing with the first Start Date to occur after the Restatement Effective Date) to and including the corresponding End Date, shall mean the respective percentage per annum set forth in clause (A), (B) or (C) below if, but only if, as of the Test Date for such Start Date the condition set forth in clause (A), (B) or (C) below is met:

          (A) 1/2 of 1% if, but only if, as of the Test Date for such Start Date, the Leverage Ratio for the Test Period ended on such Test Date shall be equal to or greater than 2.50:1.00; or

          (B) 2/5 of 1% if, but only if, as of the Test Date for such Start Date, the Leverage Ratio for the Test Period ended on such Test Date shall be less than 2.50:1.00 but equal to or greater than 2.00:1.00; or

          (C) 3/10 of 1% if, but only if, as of the Test Date for such Start Date, the Leverage Ratio for the Test Period ended on such Test Date shall be less than 2.00:1.00.

          Notwithstanding anything to the contrary contained above in this definition, the Applicable Commitment Fee Percentage shall be 1/2 of 1% per annum at all times when (i) a payment Default under Section 10.01 shall exist or any Event of Default shall exist and/or (ii) financial statements have not been delivered when required pursuant to Section 8.01(b) or (c), as the case may be.

          "Applicable Eurodollar Margin" (i) for any calculation of interest in respect of the period prior to the first Start Date (as defined below) to occur after the Restatement Effective Date, shall have the meaning provided in the Existing Credit Agreement for "Applicable Eurodollar Margin" prior to giving effect to this Agreement and (ii) from and after the first Start Date to occur after the Restatement Effective Date to and including the End Date, shall mean the respective percentage per annum set forth in clause (A), (B),
(C) or (D) below if, but only if, as of the most recent Test Date, the condition in clause (A), (B), (C) or (D) below is met:

          (A) 2.00%, if, but only if, as of the Test Date for such Start Date, the Leverage Ratio for the Test Period ended on such Test Date shall be greater than or equal to 3.00:1.00; or

          (B) 1.75%, if, but only if, as of the Test Date for such Start Date, the Leverage Ratio for the Test Period ended on such Test Date shall be less than 3.00:1.00 but equal to or greater than 2.50:1.00; or

          (C) 1.50%, if, but only if, as of the Test Date for such Start Date, the Leverage Ratio for the Test Period ended on such Test Date shall be less than 2.50:1.00 but equal to or greater than 2.00:1.00; or

          (D) 1.25%, if, but only if, as of the Test Date for such Start Date, the Leverage Ratio for the Test Period ended on such Test Date shall be less than 2.00:1.00.

          Notwithstanding anything to the contrary contained above in this definition, the Applicable Base Rate Margin shall be 2.00% per annum at all times when (i) a payment Default under Section 10.01 shall exist or any Event of Default shall exist and/or (ii) financial statements have not been delivered when required pursuant to Section 8.01(b) or (c), as the case may be.

          "Applicable Excess Cash Flow Percentage" shall mean, with respect to any Excess Cash Flow Payment Date, the percentage set forth below opposite the Leverage Ratio as determined on the last day of the respective Excess Cash Flow Payment Period:

                                               Applicable Excess Cash
 Leverage Ratio                                    Flow Percentage
 --------------                                    ---------------
 Greater than or equal to 3.0:1.0                         50%

 Less than 3.0:1.0                                        25%


; provided, that the Leverage Ratio shall be determined for the relevant Excess Cash Flow Payment Period by delivery of an officer's certificate of the US Borrower to the Banks, which certificate shall be signed by an Authorized Officer of the US Borrower and set forth the calculations required to establish the Leverage Ratio. Notwithstanding anything to the contrary contained above, the Applicable Excess Cash Flow Percentage shall be 50% (i) if no officer's certificate has been delivered to the Banks on or prior to the respective Excess Cash Flow Payment Date as required by this definition and (ii) at all times when there shall exist a Default under Section 10.01 or
10.05 or any Event of Default.

          "Applicable Pricing Period" shall mean each period which shall commence on a date on which the financial statements are delivered pursuant to Section 8.01(b) or (c) and which shall end on the earlier of (i) the date of actual delivery of the next financial statements pursuant to Section 8.01
(b) or (c) and (ii) the latest date on which the next financial statements are required to be delivered pursuant to Section 8.01(b) or (c).

          "Asset Sale" shall mean any sale, transfer or other disposition by Parent or any of its Subsidiaries to any Person other than Parent or any Wholly-Owned Subsidiary of Parent of any asset (including, without limitation, any capital stock or other securities of another Person, but excluding the sale by such Person of its own capital stock) of Parent or such Subsidiary other than (i) sales, transfers or other dispositions of inventory made in the ordinary course of business and (ii) sales of assets pursuant to
Section 9.02(h).

          "Assignment and Assumption Agreement" shall mean the Assignment and Assumption Agreement substantially in the form of Exhibit K (appropriately completed).

          "Authorized Officer" shall mean, with respect to (i) delivering Notices of Borrowing, Notices of Conversion and similar notices, any treasurer or other financial officer of the respective Borrower delivering such notice, (ii) delivering Letter of Credit Requests, financial information and officer's certificates pursuant to this Agreement, any treasurer or other financial officer of the US Borrower and (iii) any other matter in connection with this Agreement or any other Credit Document, any officer (or a person or persons so designated by any two officers) of Parent or the US Borrower, in each case to the extent reasonably acceptable to the Agent.

          "Bank" shall have the meaning provided in the first paragraph of this Agreement.

          "Bank Default" shall mean (i) the refusal (which has not been retracted) of a Bank to make available its portion of any Borrowing (including any Mandatory Borrowing) or to fund its portion of any unreimbursed payment under Section 2.03 or (ii) a Bank having notified the Agent and/or either Borrower that it does not intend to comply with the obligations under Section 1.01(b), 1.01(d) or 2.03, in the case of either clause (i) or (ii) above as a result of the appointment of a receiver or conservator with respect to such Bank at the direction or request of any regulatory agency or authority.

          "Bankruptcy Code" shall have the meaning provided in Section 10.05.

          "Base Rate" at any time shall mean the highest of (x) the rate which is 1/2 of 1% in excess of the Adjusted Certificate of Deposit Rate, (y) the rate which is 1/2 of 1% in excess of the Federal Funds Rate and (z) the Prime Lending Rate.

          "Base Rate Loan" shall mean each Loan bearing interest at the rates provided in Section 1.08(a).

          "Borrowers" shall have the meaning provided in the first paragraph of this Agreement.

          "Borrowing" shall mean and include (i) the borrowing of Swingline Loans by a single Borrower from BTCo on a given date and (ii) the borrowing of one Type of Loan pursuant to a single Tranche by a single Borrower from all of the Banks having Commitments with respect to such Tranche on a PRO RATA basis on a given date (or resulting from conversions on a given date), having in the case of Eurodollar Loans the same Interest Period; PROVIDED, that Base Rate Loans incurred pursuant to Section 1.10(b) shall be considered part of any related Borrowing of Eurodollar Loans.

          "Bourjeaurd" shall mean Mr. Quentin Bourjeaurd, the President of
Parent.

          "BTCo" shall mean Bankers Trust Company, in its individual capacity, and any successor corporation thereto by merger, consolidation or otherwise.

          "Business Day" shall mean (i) for all purposes other than as covered by clause (ii) below, any day excluding Saturday, Sunday and any day which shall be in the City of New York a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in U.S. dollar deposits in the interbank Eurodollar market.

          "Calculation Period" shall have the meaning provided in Section
8.14.

          "Capital Expenditures" shall mean, with respect to any Person, all expenditures by such Person which should be capitalized in accordance with GAAP, including all such expenditures with respect to fixed or capital assets (including, without limitation, expenditures for maintenance and repairs which should be capitalized in accordance with GAAP) and the amount of all Capitalized Lease Obligations incurred by such Person.

          "Capital Lease," as applied to any Person, shall mean any lease of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

          "Capitalized Lease Obligations" shall mean, with respect to any Person, all obligations under Capital Leases of such Person and or any of its Subsidiaries in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

          "Cash Equivalents" shall mean, as to any Person, (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (PROVIDED that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition, (ii) time deposits, certificates of deposit and bankers' acceptances of any Bank or any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any State thereof, the District of Columbia or any foreign jurisdiction having capital, surplus and undivided profits aggregating in excess of $500,000,000 and having a long-term unsecured debt rating of at least "A" or the equivalent thereof from S&P's or "A2" or the equivalent thereof from Moody's, with maturities of not more than six months from the date of acquisition by such Person, (iii) repurchase agreements with a term of not more than 30 days, involving securities of the types described in preceding clause (i), and entered into with commercial banks meeting the requirements of preceding clause (ii), (iv) commercial paper issued by any Person incorporated in the United States rated at least A-1 or the equivalent thereof by S&P's or at least P-1 or the equivalent thereof by Moody's and in each case maturing not more than six months after the date of acquisition by such Person, (v) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (i) through (iv) above and (vi) demand deposit accounts maintained in the ordinary course of business.

          "Change of Control Event" shall mean at any time and for any reason whatsoever, (a) Parent shall cease to own directly 100% on a fully diluted basis of the economic and voting interest in Holdings' capital stock or (b) Holdings shall cease to own directly 100% on a fully diluted basis of the economic and voting interest in the US Borrower's capital stock or (c) any Person or "group" (within the meaning of Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as in effect on the Restatement Effective
Date), other than the Management Participants, shall (A) have acquired beneficial ownership exceeding 20% on a fully diluted basis of the voting and/or economic interest in Parent's capital stock or (B) obtained the power (whether or not exercised) to elect a majority of Parent's directors or (d) the Board of Directors of Parent shall cease to consist of a majority of Continuing Directors or (e) a "change of control" or similar event shall occur as provided in any Existing Indebtedness Agreement.

          "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect at the date of this Agreement and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

          "Collateral" shall mean all of the Collateral as defined in each of the Security Documents.

          "Collateral Agent" shall mean the Agent acting as collateral agent for the Secured Creditors.

          "Collective Bargaining Agreements" shall have the meaning provided in Section 5.14.

          "Commitment Fee" shall have the meaning provided in Section 3.01(a).

          "Consolidated Current Assets" shall mean, at any time, the current assets (other than cash, Cash Equivalents and deferred income taxes to the extent included in current assets) of Parent and its Subsidiaries at such time determined on a consolidated basis.

          "Consolidated Current Liabilities" shall mean, at any time, the current liabilities of Parent and its Subsidiaries determined on a consolidated basis, but excluding deferred income taxes, restructuring costs or reserves, litigation costs or reserves and the current portion of and accrued but unpaid interest on any Indebtedness under this Agreement and any other long-term Indebtedness which would otherwise be included therein.

          "Consolidated Debt" shall mean, at any time, the sum of (without duplication) (i) all Indebtedness of Parent and its Subsidiaries as would be required to be reflected on the liability side of a balance sheet of such Person in accordance with GAAP as determined on a consolidated basis, (ii) all Indebtedness of Parent and its Subsidiaries of the type described in clause (iii) of the definition of Indebtedness and (iii) all Contingent Obligations of Parent and its Subsidiaries in respect of Indebtedness of other Persons of the type referred to in preceding clauses (i) and (ii) of this definition; PROVIDED, that for purposes of this definition, (i) the amount of Indebtedness in respect of Interest Rate Protection Agreements shall be at any time the unrealized net loss position, if any, of Parent and/or its Subsidiaries thereunder on a marked-to-market basis determined no more than one month prior to such time and (ii) any preferred stock of Parent or any of its Subsidiaries shall be treated as Indebtedness, with an amount equal to the greater of the liquidation preference or the maximum fixed repurchase price of any such outstanding preferred stock deemed to be a component of Consolidated Debt.

          "Consolidated EBIT" shall mean, for any period, the Consolidated Net Income of Parent and its Subsidiaries, determined on a consolidated basis, before Consolidated Interest Expense (to the extent deducted in arriving at Consolidated Net Income) and provision for taxes based on income or gains or losses from sales of assets other than inventory sold in the ordinary course of business, in each case that were included in arriving at Consolidated Net Income.

          "Consolidated EBITDA" shall mean, for any period, Consolidated EBIT, adjusted by (i) adding thereto the amount of all amortization and depreciation, in each case that were deducted in arriving at Consolidated EBIT for such period.

          "Consolidated Interest Coverage Ratio" for any period shall mean the ratio of Consolidated EBITDA to Consolidated Interest Expense for such period.

          "Consolidated Interest Expense" shall mean, for any period, the total consolidated interest expense of Parent and its Subsidiaries for such period (calculated without regard to any limitations on the payment thereof) plus, without duplication, that portion of Capitalized Lease Obligations of Parent and its Subsidiaries representing the interest factor for such period, and capitalized interest expense, plus the amount of all cash Dividend requirements (whether or not declared or paid) on preferred stock paid or accrued or scheduled to be paid or accrued during such period, but excluding the amortization of any deferred financing costs or of any costs in respect of any Interest Rate Protection Agreement.

          "Consolidated Net Income" shall mean, for any period, the net after tax income of Parent and its Subsidiaries determined on a consolidated basis, without giving effect to any extraordinary non-cash gains or non-cash losses, any other non-cash expenses incurred or payments made in connection with the Transaction, and without giving effect to net gains and losses from the sale or disposition of assets (other than sales or dispositions of inventory, equipment, raw materials and supplies) by the US Borrower and its Subsidiaries.

          "Contingent Obligations" shall mean as to any Person any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof; PROVIDED, HOWEVER, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection or standard contractual indemnities entered into, in each case in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

          "Continuing Directors" shall mean the directors of Parent on the Restatement Effective Date and each other director if such director's nomination for the election to the Board of Directors of Parent is recommended by a majority of the then Continuing Directors.

          "Credit Documents" shall mean this Agreement, the Notes, the Guaranties and each Security Document.

          "Credit Event" shall mean the making of a Loan (other than a Revolving Loan made pursuant to a Mandatory Borrowing) or the issuance of a Letter of Credit.

          "Credit Party" shall mean Parent, Holdings, the US Borrower, the French Borrower and each Subsidiary Guarantor.

          "Default" shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

          "Defaulting Bank" shall mean any Bank with respect to which a Bank Default is in effect.

          "Designated Indebtedness" shall have the meaning provided in
Section 5.09.

          "Dividend" shall have the meaning provided in Section 9.06.

          "Documents" shall mean the Credit Documents, the Acquisition Documents, the Refinancing Documents and the Seller Financing Documents.

          "Domestic Subsidiary" shall mean each Subsidiary of Parent incorporated or organized in the United States or any State or territory thereof.

          "Eligible Transferee" shall mean and include a commercial bank, financial institution or other "accredited investor" (as defined in Regulation D of the Securities Act).

          "Employee Benefit Plans" shall have the meaning set forth in
Section 5.14.

          "Employment Agreements" shall have the meaning set forth in Section 5.14.

          "End Date" shall have the meaning provided in the definition of Applicable Base Rate Margin.

          "Environmental Claims" shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigations or proceedings relating in any way to any violation (or alleged violation) by Parent or any of its Subsidiaries under any Environmental Law (hereafter "Claims") or any permit issued to Parent or any of its Subsidiaries under any such law, including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and
(b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

          "Environmental Law" shall mean any applicable federal, state or local statute, law, rule, regulation, ordinance, code or rule of common law now or hereafter in effect and in each case as amended, and any legally binding judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment (for purposes of this definition (collectively, "Laws")), relating to the environment, or Hazardous Materials or health and safety to the extent such health and safety issues relate to the occupational exposure to Hazardous Materials, or any such similar Laws.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

          "ERISA Affiliate" shall mean each person (as defined in Section 3(9) of ERISA) which together with Parent or a Subsidiary of the Parent would be deemed to be a "single employer" (i) within the meaning of Section 414(b),
(c), (m) or (o) of the Code or (ii) as a result of Parent or a Subsidiary of Parent being or having been a general partner of such person.

          "Eurodollar Loans" shall mean each Loan bearing interest at the rates provided in Section 1.08(b).

          "Eurodollar Rate" shall mean with respect to each Interest Period for a Eurodollar Loan, (i) the arithmetic average (rounded to the nearest 1/100 of 1%) of the offered quotation to first-class banks in the interbank Eurodollar market by BTCo for U.S. dollar deposits of amounts in same day funds comparable to the outstanding principal amount of the Eurodollar Loan of BTCo for which an interest rate is then being determined with maturities comparable to the Interest Period to be applicable to such Eurodollar Loan, determined as of 10:00 A.M. (New York time) on the date which is two Business Days prior to the commencement of such Interest Period divided (and rounded upward to the next whole multiple of 1/16 of 1%) by (ii) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D).

          "Event of Default" shall have the meaning provided in Section 10.

          "Excess Cash Flow" shall mean, for any period, the remainder of (a) the sum of (i) Consolidated Net Income for such period, (ii) the amount of any depreciation and amortization subtracted in calculating Consolidated Net Income and (iii) the decrease, if any, in Adjusted Consolidated Working Capital from the first day to the last day of such period, minus (b) the sum of (i) the amount of Capital Expenditures made by the US Borrower and its Subsidiaries on a consolidated basis during such period pursuant to and in accordance with Sections 9.08(a) and (d), except to the extent financed with the proceeds of Indebtedness or pursuant to Capitalized Lease Obligations,
(ii) the aggregate amount of permanent principal payments of Indebtedness for borrowed money of the US Borrower and its Subsidiaries and the permanent repayment of the principal component of Capitalized Lease Obligations of the US Borrower and its Subsidiaries (excluding (1) payments with proceeds of asset sales, (2) payments with the proceeds of Indebtedness or equity and (3) payments of Loans or other Obligations, PROVIDED that repayments of Loans shall be deducted in determining Excess Cash Flow if such repayments were (x) required as a result of a Scheduled Repayment under Section 4.02 or (y) made as a voluntary prepayment pursuant to Section 4.01 with internally generated funds (but in the case of a voluntary prepayment of Revolving Loans, only to the extent accompanied by a voluntary reduction to the Total Revolving Loan Commitment)) during such period and (iii) the increase, if any, in Adjusted Consolidated Working Capital from the first day to the last day of such period.

          "Excess Cash Flow Payment Date" shall mean the date occurring 120 days after the last day of a fiscal year of Parent (in either case beginning with the fiscal year ending on September 30, 1998).

          "Excess Cash Flow Payment Period" shall mean, with respect to each Excess Cash Payment Date, the immediately preceding fiscal year of Parent.

          "Existing Banks" shall have the meaning provided in the recitals to this Agreement.

          "Existing Credit Agreement" shall have the meaning provided in the recitals to this Agreement.

          "Existing Indebtedness" shall have the meaning provided in Section
5.16.

          "Existing Indebtedness Agreements" shall have the meaning provided in Section 5.14.

          "Facing Fee" shall have the meaning provided in Section 3.01(c).

          "Federal Funds Rate" shall mean, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal Funds brokers of recognized standing selected by the Agent.

          "Fees" shall mean all amounts payable pursuant to, or referred to in, Section 3.01.

          "Final Maturity Date" shall mean the sixth anniversary of the Restatement Effective Date.

          "Foreign Pension Plan" shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States of America by Parent or any one or more of its Subsidiaries primarily for the benefit of employees of Parent or such Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

          "Foreign Subsidiary" shall mean each Subsidiary of Parent other than a Domestic Subsidiary.

          "French Borrower" shall have the meaning provided in the first paragraph of this Agreement.

          "French Pledge Agreement" shall have the meaning provided in
Section 5.11.

          "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time; it being understood and agreed that determinations in accordance with GAAP for purposes of Section 9, including defined terms as used therein, are subject (to the extent provided therein) to Section 13.07(a).

          "Guaranteed Creditors" shall mean and include each of the Agent, the Collateral Agent, the Banks and each party (other than any Credit Party) party to an Interest Rate Protection Agreement or Other Hedging Agreement to the extent that such party constitutes a Secured Creditor under the Security Documents.

          "Guaranteed Obligations" shall mean (i) the principal and interest on each Note issued by each Borrower to each Bank, and Loans made, under this Agreement and all reimbursement obligations and Unpaid Drawings with respect to Letters of Credit, together with all the other obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due) and liabilities (including, without limitation, indemnities, fees and interest thereon) of each Borrower to such Bank, the Agent and the Collateral Agent now existing or hereafter incurred under, arising out of or in connection with this Agreement or any other Credit Document and the due performance and compliance with all the terms, conditions and agreements contained in the Credit Documents by each Borrower and (ii) all obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due) and liabilities of each Borrower or any of its Subsidiaries owing under any Interest Rate Protection Agreement or Other Hedging Agreement entered into by such Borrower or any of its Subsidiaries with any Bank or any affiliate thereof (even if such Bank subsequently ceases to be a Bank under this Agreement for any reason) so long as such Bank or affiliate participate in such Interest Rate Protection Agreement or Other Hedging Agreement, and their subsequent assigns, if any, whether now in existence or hereafter arising, and the due performance and compliance with all terms, conditions and agreements contained therein.

          "Guarantor" shall mean each Parent Guarantor and each Subsidiary Guarantor.

          "Guaranty" shall mean and include each of the Parent Guaranty and the Subsidiary Guaranty.

          "Hazardous Materials" shall mean (a) any petrochemical or petroleum products, radioactive materials friable asbestos, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; and (b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "restricted hazardous materials," "extremely hazardous wastes," "restrictive hazardous wastes," "toxic substances," "toxic pollutants," "contaminants" or "pollutants," or words of similar meaning and regulatory effect where the relevant Governmental authority has jurisdiction over the operations of Parent or any of its Subsidiaries.

          "Holdings" shall have the meaning provided in the first paragraph of this Agreement.

          "Indebtedness" of any Person shall mean, without duplication, (i) all indebtedness of such Person for borrowed money, (ii) the deferred purchase price of assets or services payable to the sellers thereof or any of such seller's assignees which in accordance with GAAP would be shown on the liability side of the balance sheet of such Person but excluding deferred rent as determined in accordance with GAAP, (iii) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (iv) all Indebtedness of a second Person secured by any Lien on any property owned by such first Person, whether or not such Indebtedness has been assumed, (v) all Capitalized Lease Obligations of such Person, (vi) all obligations of such Person to pay a specified purchase price for goods or services whether or not delivered or accepted, I.E., take-or-pay and similar obligations, (vii) all obligations under Interest Rate Protection Agreements and Other Hedging Agreements and
(viii) all Contingent Obligations of such Person, PROVIDED, that Indebtedness shall not include trade payables and accrued expenses, in each case arising in the ordinary course of business.

          "Intercompany Loan" shall have the meaning provided in Section
9.05(f).

          "Intercompany Notes" shall mean promissory notes, in the form of Exhibit L, evidencing Intercompany Loans.

          "Interest Determination Date" shall mean, with respect to any Eurodollar Loan, the second Business Day prior to the commencement of any Interest Period relating to such Eurodollar Loan.

          "Interest Period," with respect to any Eurodollar Loan, shall mean the interest period applicable thereto, as determined pursuant to Section 1.09.

          "Interest Rate Protection Agreement" shall mean any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

          "L/C Supportable Indebtedness" shall mean (i) obligations of the US Borrower or its Wholly-Owned Subsidiaries incurred in the ordinary course of business with respect to insurance obligations and workers' compensation, surety bonds and other similar statutory obligations and (ii) such other obligations of the US Borrower or any of its Wholly-Owned Subsidiaries as are reasonably acceptable to the Agent and the Letter of Credit Issuer and otherwise permitted to exist pursuant to the terms of this Agreement.

          "Leasehold" of any Person shall mean all of the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

          "Letter of Credit" shall have the meaning provided in Section
2.01(a).

          "Letter of Credit Fees" shall have the meaning provided in Section 3.01(b).

          "Letter of Credit Issuer" shall mean BTCo and any other Bank which, at the request of the Borrower and with the consent of the Agent, agrees in such Bank's sole discretion to become a Letter of Credit Issuer for purposes of issuing Letters of Credit pursuant to Section 2. The sole Letter of Credit Issuer on the Restatement Effective Date is BTCo.

          "Letter of Credit Outstandings" shall mean, at any time, the sum of, without duplication, (i) the aggregate Stated Amount of all outstanding Letters of Credit and (ii) the aggregate amount of all Unpaid Drawings in respect of all Letters of Credit.

          "Letter of Credit Request" shall have the meaning provided in Section 2.02(a).

          "Leverage Ratio" shall mean on any date the ratio of (i) Consolidated Debt on such date to (ii) Consolidated EBITDA for the Test Period most recently ended on or prior to such date, in each case taken as one accounting period.

          "Lien" shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any similar recording or notice statute, and any lease having substantially the same effect as the foregoing).

          "Loan" shall mean each Term Loan, each Revolving Loan and each Swingline Loan.

          "Management Agreements" shall have the meaning provided in Section
5.14.

          "Management Participants" shall mean Quentin Bourjeaurd and Charles Balchunas so long as such individuals are employed by Parent or any of its Subsidiaries.

          "Mandatory Borrowing" shall have the meaning provided in Section 1.01(d).

          "Margin Stock" shall have the meaning provided in Regulation U.

          "Material Adverse Effect" shall mean a material adverse effect on the business, properties, assets, liabilities, condition (financial or otherwise) or prospects of Parent, Holdings, the US Borrower, the US Borrower and its Subsidiaries taken as a whole, Holdings and its Subsidiaries taken as a whole or Parent and its Subsidiaries taken as a whole; PROVIDED that for purposes of satisfying the conditions precedent to the extensions of credit on Restatement Effective Date and the representations and warranties made pursuant to the Credit Documents on the Restatement Effective Date, it shall also constitute a Material Adverse Effect if there has been a material adverse effect on the business, properties, assets, liabilities, condition (financial or otherwise) or prospects of SPEC.

          "Material Contracts" shall have the meaning provided in Section 5.14.

          "Maturity Date", with respect to any Tranche of Loans, shall mean the Final Maturity Date or the Revolving Loan Maturity Date, as the case may be.

          "Maximum Swingline Amount" shall mean $3,000,000.

          "Minimum Borrowing Amount" shall mean (i) for Revolving Loans, $1,000,000, (ii) for Term Loans, $5,000,000, and (iii) for Swingline Loans, $100,000.

          "Moody's" shall mean Moody's Investors Service, Inc.

          "Mortgage" shall have the meaning provided in Section 5.13(a).

          "Mortgage Policies" shall have the meaning provided in Section
5.13(b).

          "Mortgaged Properties" shall mean and include the Real Properties owned or leased by the US Borrower and its Domestic Subsidiaries to the extent designated as such on Annex III.

          "Net Cash Proceeds" shall mean for any event requiring a reduction of the Total Revolving Loan Commitment and/or repayment of Term Loans pursuant to
Section 3.03 or 4.02, as the case may be, the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from such event, net of reasonable transaction costs (including, as applicable, any underwriting, brokerage or other customary commissions and reasonable legal, advisory and other fees and expenses associated therewith) received from any such event.

          "Net Sale Proceeds" shall mean for any sale of assets, the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from any sale of assets, net of reasonable transaction costs (including, without limitation, any underwriting, brokerage or other customary selling commissions and reasonable legal, advisory and other fees and expenses, including title and recording expenses, associated therewith) and payments of unassumed liabilities relating to the assets sold at the time of, or within 30 days after, the date of such sale, the amount of such gross cash proceeds required to be used to repay any Indebtedness (other than Indebtedness of the Banks pursuant to this Agreement) which is secured by the respective assets which were sold, and the estimated marginal increase in income and sales taxes which will be payable by Parent's consolidated group with respect to the fiscal year in which the sale occurs as a result of such sale; but excluding any portion of any such gross cash proceeds which the Borrower determines in good faith should be reserved for post-closing adjustments (to the extent the Borrower delivers to the Banks a certificate signed by its chief financial officer or treasurer, controller or chief accounting officer as to such determination), it being understood and agreed that on the day that all such post-closing adjustments have been determined (which shall not be later than six months following the date of the respective asset sale), the amount (if any) by which the reserved amount in respect of such sale or disposition exceeds the actual post-closing adjustments payable by Parent or any of its Subsidiaries shall constitute Net Sale Proceeds on such date received by Parent and/or any of its Subsidiaries from such sale, lease, transfer or other disposition.

          "Non-Defaulting Bank" shall mean each Bank other than a Defaulting
Bank.

          "Note" shall mean each Term Note, each Revolving Note and the Swingline Note.

          "Notice of Borrowing" shall have the meaning provided in Section 1.03(a).

          "Notice of Conversion" shall have the meaning provided in Section
1.06.

          "Notice Office" shall mean the office of the Agent located at One Bankers Trust Plaza, New York, New York 10006 or such other office as the Agent may designate to the US Borrower and the Banks from time to time.

          "Obligations" shall mean all amounts, direct or indirect, contingent or absolute, of every type or description, and at any time existing, owing to the Agent, the Collateral Agent or any Bank pursuant to the terms of this Agreement or any other Credit Document.

          "Other Hedging Agreements" shall mean any foreign exchange contracts, currency swap agreements or other similar agreements or arrangements designed to protect against fluctuations in currency values.

          "Parent" shall have the meaning provided in the first paragraph of this Agreement.

          "Parent Common Stock" shall have the meaning provided in Section 7.14(a).

          "Parent Guarantors" shall have the meaning provided in Section 14.01.

          "Parent Guaranty" shall mean the guaranty of Parent pursuant to
Section 14.

          "Participant" shall have the meaning provided in Section 2.03(a).

          "Payment Office" shall mean the office of the Agent located at One Bankers Trust Plaza, New York, New York 10006 or such other office as the Agent may designate to the US Borrower and the Banks from time to time.

          "PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

          "Percentage" shall mean, at any time for each Bank, the percentage obtained by dividing such Bank's Revolving Loan Commitment at such time by the Total Revolving Loan Commitment then in effect, PROVIDED, that if the Total Revolving Loan Commitment has been terminated, the Percentage of each Bank shall be determined by dividing such Bank's Revolving Loan Commitment as in effect immediately prior to such termination by the Total Revolving Loan Commitment as in effect immediately prior to such termination.

          "Permitted Acquired Debt" shall have the meaning set forth in Section 9.04(f).

          "Permitted Acquisition" shall mean the acquisition by the US Borrower after the Restatement Effective Date of assets constituting a business, division or product line of any Person not already a Subsidiary of the US Borrower or of 100% of the capital stock of any such

Person, which Person shall, as a result of such acquisition, become a Domestic Subsidiary of the US Borrower, PROVIDED that (A) the consideration paid by the US Borrower consists solely of cash (including proceeds of Revolving Loans), the issuance of Indebtedness otherwise permitted in Section 9.04, the issuance of Common Stock of Parent to the extent no Default or Event of Default exists pursuant to Section 10.10 or would result therefrom and the assumption/acquisition of any Permitted Acquired Debt (calculated at face value) relating to such business, division, product line or Person which is permitted to remain outstanding in accordance with the requirements of
Section 9.04, (B) in the case of the acquisition of 100% of the capital stock of any Person, such Person shall own no capital stock of any other Person unless either (x) such Person owns 100% of the capital stock of such other Person or (y) (1) such Person and/or its Wholly-Owned Subsidiaries own at least 80% of the consolidated assets of such Person and its Subsidiaries and
(2) any non-Wholly Owned Subsidiary of such Person was non-Wholly Owned prior to the date of such Permitted Acquisition of such Person, (C) substantially all of the business, division or product line acquired pursuant to the respective Permitted Acquisition, or the business of the Person acquired pursuant to the respective Permitted Acquisition and its Subsidiaries taken as a whole, is in the United States and (D) all applicable requirements of Sections 8.14 and 9.02 applicable to Permitted Acquisitions are satisfied. Notwithstanding anything to the contrary contained in the immediately preceding sentence, an acquisition which does not otherwise meet the requirements set forth above in the definition of "Permitted Acquisition" shall constitute a Permitted Acquisition if, and to the extent, the Required Banks agree in writing that such acquisition shall constitute a Permitted Acquisition for purposes of this Agreement.

          "Permitted Encumbrances" shall mean (i) those liens, encumbrances and other matters affecting title to any Mortgaged Property listed in the Mortgage Policies in respect thereof and found reasonably acceptable by the Agent, (ii) as to any particular Mortgaged Property at any time, such easements, encroachments, covenants, rights of way, minor defects, irregularities or encumbrances on title which do not, in the reasonable opinion of the Agent, materially impair such Mortgaged Property for the purpose for which it is held by the mortgagor thereof, or the lien held by the Collateral Agent, (iii) zoning and other municipal ordinances which are not violated in any material respect by the existing improvements and the present use made by the mortgagor thereof of the Premises (as defined in the respective Mortgage), (iv) general real estate taxes and assessments not yet delinquent, and (v) such other similar items as the Agent may consent to (such consent not to be unreasonably withheld).

          "Permitted Liens" shall have the meaning provided in Section 9.03.

          "Person" shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

          "Plan" shall mean any pension plan as defined in Section 3(2) of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) Parent or a Subsidiary of Parent or an ERISA Affiliate, and each such plan for the five year period immediately following the latest date on which Parent, or a Subsidiary of Parent or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

          "Pledge Agreement" shall have the meaning provided in Section 5.11.

          "Pledge Agreements" shall mean the Pledge Agreement and the French Pledge Agreement.

          "Pledge Agreement Collateral" shall mean all "Collateral" as defined in the Pledge Agreement.

          "Pledged Securities" shall mean all the Pledged Securities as defined in the Pledge Agreement.

          "Prime Lending Rate" shall mean the rate which BTCo announces from time to time as its prime lending rate, the Prime Lending Rate to change when and as such prime lending rate changes. The Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. BTCo may make commercial loans or other loans at rates of interest at, above or below the Prime Lending Rate.

          "PRO FORMA Basis" shall mean, in connection with any calculation of compliance with any financial covenant or financial term, the calculation thereof after giving effect on a PRO FORMA basis to (x) the incurrence of any Indebtedness (other than revolving Indebtedness, except to the extent same is incurred to finance the Transaction, to refinance other outstanding Indebtedness or to finance Permitted Acquisitions) after the first day of the relevant Calculation Period as if such Indebtedness had been incurred (and the proceeds thereof applied) on the first day of the relevant Calculation Period, (y) the permanent repayment of any Indebtedness (other than revolving Indebtedness) after the first day of the relevant Calculation Period as if such Indebtedness had been retired or redeemed on the first day of the relevant Calculation Period and (z) the Permitted Acquisition, if any, then being consummated as well as any other Permitted Acquisition consummated after the first day of the relevant Calculation Period and on or prior to the date of the respective Permitted Acquisition then being effected, with the following rules to apply in connection therewith:

          (i) all Indebtedness (x) (other than revolving Indebtedness, except to the extent same is incurred to finance the Transaction, to refinance other outstanding Indebtedness, or to finance Permitted Acquisitions) incurred or issued after the first day of the relevant Calculation Period (whether incurred to finance a Permitted Acquisition, to refinance Indebtedness or otherwise) shall be deemed to have been incurred or issued (and the proceeds thereof applied) on the first day of the respective Calculation Period and remain outstanding through the date of determination (and thereafter in the case of projections pursuant to Section 8.14(a)(iv)) and (y) (other than revolving Indebtedness) permanently retired or redeemed after the first day of the relevant Calculation Period shall be deemed to have been retired or redeemed on the first day of the respective Calculation Period and remain retired through the date of determination (and thereafter in the case of projections pursuant to Section 8.14(a)(iv));

          (ii) all Indebtedness assumed to be outstanding pursuant to preceding clause (i) shall be deemed to have borne interest at (x) the rate applicable thereto, in the case of fixed rate indebtedness or (y) the rates which would have been applicable thereto during the respective period when same was deemed outstanding, in the case of floating rate Indebtedness (although interest expense with respect to any Indebtedness for periods while same was actually outstanding during the respective period shall be calculated using the actual rates applicable thereto while same was actually outstanding); provided that for purposes of calculations pursuant to Section 8.14(a)(iv), all Indebtedness (whether actually outstanding or deemed outstanding) bearing interest at a floating rate of interest shall be tested on the basis of the rates applicable at the time the determination is made pursuant to said provisions; and

          (iii) in making any determination of Consolidated EBITDA, PRO FORMA effect shall be given to the Transaction and any Permitted Acquisition for the periods described above, taking into account, in the case of any Permitted Acquisition, cost savings and expenses which would otherwise be accounted for as an adjustment pursuant to Article 11 of Regulation S-X under the Securities Act, as if such cost savings or expenses were realized on the first day of the respective period.

          "Projections" shall have the meaning provided in Section 5.17.

          "Quarterly Payment Date" shall mean the last Business Day of each March, June, September and December.

          "Ratliff Employment Agreements" shall mean the Employment, Confidentiality and Non-Competition Agreements, each dated as of March 23, 1999, between (i) the Borrower and John W. Ratliff and (ii) the Borrower and Lisa K. Ratliff, in each case as in effect on the Restatement Effective Date.

          "Real Property" of any Person shall mean all of the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

          "Recovery Event" shall mean the receipt by Parent or any of its Subsidiaries of any insurance or condemnation proceeds payable (i) by reason of theft, physical destruction or damage or any other similar event with respect to any properties or assets of Parent or any of its Subsidiaries, (ii) by reason of any condemnation, taking, seizing or similar event with respect to any properties or assets of Parent or any of its Subsidiaries and (iii) under any policy of insurance required to be maintained under Section 8.03.

          "Refinancing" shall mean the refinancing of the Designated Indebtedness in connection with the Acquisition in accordance with the requirements of Section 5.09.

          "Refinancing Documents" shall mean each of the agreements, documents and instruments entered into in connection with the Refinancing.

          "Register" shall have the meaning provided in Section 13.17.

          "Regulation D" shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

          "Regulation T" shall mean Regulation T of the Board of Governors of the Federal Reserve System as from to time in effect and any successor to all or any portion thereof.

          "Regulation U" shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

          "Regulation X" shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or any portion thereof.

          "Release" means disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing, pouring and the like, into or upon any land or water or air, or otherwise entering into the environment.

          "Replaced Bank" shall have the meaning provided in Section 1.13.

          "Replacement Bank" shall have the meaning provided in Section 1.13.

          "Reportable Event" shall mean an event described in Section 4043(c) of ERISA with respect to a Plan that is subject to Title IV of ERISA other than those events as to which the 30-day notice period is waived under subsection
 .13, .14, .16, .18, .19 or .20 of PBGC Regulation Section 2615.

          "Required Banks" shall mean collectively (and not individually) Non-Defaulting Banks the sum of whose outstanding Term Loans and Revolving Loan Commitments (or, if after the Total Revolving Loan Commitment has been terminated, outstanding Revolving Loans and Percentages of outstanding Swingline Loans and Letter of Credit Outstandings) constitute greater than 50% of the sum of (i) the total outstanding Term Loans of Non-Defaulting Banks and (ii) the Total Revolving Loan Commitment less the aggregate Revolving Loan Commitments of Defaulting Banks (or, if after the Total Revolving Loan Commitment has been terminated, the total outstanding Revolving Loans of Non-Defaulting Banks and the aggregate Percentages of all Non-Defaulting Banks of the total outstanding Swingline Loans and Letter of Credit Outstandings at such time).

          "Restatement Effective Date" shall have the meaning provided in
Section 13.10.

          "Returns" shall have the meaning provided in Section 7.21.

          "Revolving Loan" shall have the meaning provided in Section 1.01(b).

          "Revolving Loan Commitment" shall mean, with respect to each RL Bank, the amount set forth opposite such Bank's name in Annex I directly below the column entitled "Revolving Loan Commitment," as the same may be reduced from time to time pursuant to Sections 3.02, 3.03, 4.02 and/or Section 10.

          "Revolving Loan Maturity Date" shall mean the fifth anniversary of the Restatement Effective Date.

          "Revolving Note" shall have the meaning provided in Section 1.05(a).

          "RL Bank" shall mean at any time each Bank with a Revolving Loan Commitment or with outstanding Revolving Loans.

          "S&P" shall mean Standard & Poor's Ratings Services, a division of McGraw Hill, Inc.

          "Scheduled Repayment" shall have the meaning provided in Section 4.02(b).

          "SEC" shall mean the Securities and Exchange Commission or any successor thereto.

          "Section 4.04(b)(ii) Certificate" shall have the meaning provided in
Section 4.04(b)(ii).

          "Secured Creditors" shall have the meaning provided in the Security Documents.

          "Security Agreement" shall have the meaning provided in Section 5.11.

           "Security Agreement Collateral" shall mean all "Collateral" as defined in the Security Agreement.

          "Security Documents" shall mean the Pledge Agreements, the Security Agreement, each Mortgage and each Additional Security Document.

          "Seller Financing" shall mean the issuance by Parent of the Seller Note to the Sellers on the Restatement Effective Date.

          "Seller Financing Documents" shall mean all of the agreements governing, or relating to, the Seller Financing.

          "Seller Note" shall mean the Subordinated Promissory Note issued to the Sellers by the US Borrower pursuant to the Seller Financing in an initial principal amount of $7,200,000, as the same may be amended from time to time in accordance with the provisions hereof and thereof.

          "Sellers" shall mean the shareholders of SPEC immediately prior to giving effect to the Acquisition who are parties to the Acquisition Agreement.

          "Shareholders' Agreements" shall have the meaning provided in Section 5.14.

          "SPEC" shall mean Standard Parts and Equipment Corporation, a Texas corporation.

          "Start Date" shall have the meaning provided in the definition of Applicable Base Rate Margin.

          "Stated Amount" of each Letter of Credit shall mean the maximum amount available to be drawn thereunder (regardless of whether any conditions for drawing could then be met).

          "Stock Option Plan" shall mean the Maple Leaf Aerospace, Inc. 1996 Stock Option Plan and the TriStar Aerospace Co. 1998 Stock Option Plan, as such plans are in effect on the Restatement Effective Date.

          "Subsidiaries Guaranty" shall have the meaning provided in Section
5.12.

          "Subsidiary" of any Person shall mean and include (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (ii) any partnership, association, joint venture or other entity (other than a corporation) in which such Person directly or indirectly through Subsidiaries, has more than a 50% equity interest at the time.

          "Subsidiary Guarantor" shall mean each Subsidiary of the US Borrower that is or becomes a party to the Subsidiaries Guaranty.

          "Swingline Expiry Date" shall mean the date which is five Business Days prior to the Revolving Loan Maturity Date.

          "Swingline Loan" shall have the meaning provided in Section 1.01(c).

          "Swingline Note" shall have the meaning provided in Section 1.05(a).

          "Syndication Date" shall mean that date upon which the Agent determines (and notifies the Borrower and the Banks) that the primary syndication (and resultant addition of Persons as Banks pursuant to Section 13.04(b)) has been completed.

          "Tax Allocation Agreements" shall have the meaning provided in Section 5.14.

          "Taxes" shall have the meaning provided in Section 4.04(a).

          "Term Loan" shall have the meaning provided in Section 1.01(a).

          "Term Loan Commitment" shall mean, with respect to each Bank, the amount set forth opposite such Bank's name in Annex I directly below the column entitled "Term Loan Commitment," as the same may be terminated pursuant to Sections 3.03, 4.02 and/or Section 9.

          "Term Note" shall have the meaning provided in Section 1.05(a).

          "Test Date" shall have the meaning provided in the definition of Applicable Base Rate Margin.

          "Test Period" shall mean each period of four consecutive fiscal quarters then last ended, in each case taken as one accounting period, with the first Test Period to end on the last day of the fiscal quarter ending June 30, 1999.

          "Total Commitment" shall mean the sum of the Total Term Loan Commitment and the Total Revolving Loan Commitment.

          "Total Revolving Loan Commitment" shall mean the sum of the Revolving Loan Commitments of each of the Banks.

          "Total Term Loan Commitment" shall mean the sum of the Term Loan Commitments of each of the Banks.

          "Total Unutilized Revolving Loan Commitment" shall mean, at any time,
(i) the Total Revolving Loan Commitment at such time less (ii) the sum of the aggregate principal amount of all Revolving Loans and Swingline Loans outstanding at such time plus the Letter of Credit Outstandings at such time.

          "Tranche" shall mean the respective facility and commitments utilized in making Loans hereunder, with there being two separate Tranches, I.E., Term Loans and Revolving Loans.

          "Transaction" shall mean, collectively, (i) the consummation of the Acquisition, (ii) the consummation of the Seller Financing, (iii) the repayment of all amounts owing under the Existing Credit Agreement (including accrued but unpaid interest and fees) and the consummation of the Refinancing, (iv) the entering into of the Credit Documents and the incurrence of all Loans and issuance of all Letters of Credit on the Restatement Effective Date and (v) the payment of fees and expenses in connection with the foregoing.

          "Transaction Documents" shall mean the Acquisition Documents, the Seller Financing Documents, the Refinancing Documents and all other documents, agreements and instruments (other than the Credit Documents) executed in connection with the Transaction.

          "Type" shall mean any type of Loan determined with respect to the interest option applicable thereto, I.E., a Base Rate Loan or a Eurodollar Loan.

          "UCC" shall mean the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction.

          "Unfunded Current Liability" of any Plan shall mean the amount, if any, by which the actuarial present value of the accumulated plan benefits under the Plan as of the close of its most recent plan year exceeds the fair market value of the assets allocable thereto, each determined in accordance with Statement of Financial Accounting Standards No. 87, based upon the actuarial assumptions used by the Plan's actuary in the most recent annual valuation of the Plan.

          "Unpaid Drawing" shall have the meaning provided in Section 2.04(a).

          "Unutilized Revolving Loan Commitment" with respect to any RL Bank at any time shall mean such RL Bank's Revolving Loan Commitment at such time less the sum of (i) the aggregate outstanding principal amount of all Revolving Loans made by such RL Bank and (ii) such RL Bank's Percentage of the Letter of Credit Outstandings at such time.

          "US Borrower" shall have the meaning provided in the first paragraph of this Agreement.

          "U.S. Dollars" and the sign "$" shall each mean freely transferable lawful money of the United States of America.

          "Wholly-Owned Domestic Subsidiary" shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person which is a Domestic Subsidiary.

          "Wholly-Owned Foreign Subsidiary" shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person which is a Foreign Subsidiary.

          "Wholly-Owned Subsidiary" shall mean, as to any Person, (i) any corporation 100% of whose capital stock (other than director's qualifying shares and/or other nominal amounts of shares required to be held other than by such Person under applicable law) is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time.

          "Written" (whether lower or upper case) or "in writing" shall mean any form of written communication or a communication by means of telex, facsimile device, telegraph or cable.

          SECTION 12.  THE AGENT.

          12.01 APPOINTMENT. Each Bank hereby irrevocably designates and appoints BTCo as Agent of such Bank (such term to include for purposes of this Section 12, BTCo acting as Collateral Agent) to act as specified herein and in the other Credit Documents, and each such Bank hereby irrevocably authorizes BTCo as the Agent to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. The Agent agrees to act as such upon the express conditions contained in this Section 12. Notwithstanding any provision to the contrary elsewhere in this Agreement or in any other Credit Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Credit Documents, or any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Agent. The provisions of this Section 12 are solely for the benefit of the Agent and the Banks, and neither Parent nor any of its Subsidiaries shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, the Agent shall act solely as agent of the Banks and the Agent does not assume and shall not be deemed to have assumed any obligation or relationship of agency or trust with or for Parent or any of its Subsidiaries.

          12.02 DELEGATION OF DUTIES. The Agent may execute any of its duties under this Agreement or any other Credit Document by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

          12.03 EXCULPATORY PROVISIONS. Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be
(i) liable for any action lawfully taken or omitted to be taken by it or such Person in its capacity as Agent under or in connection with this Agreement or the other Credit Documents (except for its or such Person's own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Banks for any recitals, statements, representations or warranties made by Parent, any of its Subsidiaries or any of their respective officers contained in this Agreement or the other Credit Documents, any other Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Document or for any failure of Parent or any of its Subsidiaries or any of their respective officers to perform its obligations hereunder or thereunder. The Agent shall not be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or the other Documents, or to inspect the properties, books or records of Parent or any of its Subsidiaries. The Agent shall not be responsible to any Bank for the effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement or any other Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by the Agent to the Banks or by or on behalf of Parent or any of its Subsidiaries to the Agent or any Bank or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or of the existence or possible existence of any Default or Event of Default.

          12.04 RELIANCE BY AGENT. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, facsimile, telex or teletype message, statement, order or other document or conversation reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to Parent or any of its Subsidiaries), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Banks as it deems appropriate or it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Banks, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Banks.

          12.05 NOTICE OF DEFAULT. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Agent has actually received notice from a Bank, Parent or the US Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default." In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the Banks. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Banks; PROVIDED, that, unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Banks.

          12.06 NONRELIANCE ON AGENT AND OTHER BANKS. Each Bank expressly acknowledges that neither the Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by the Agent hereinafter taken, including any review of the affairs of Parent or any of its Subsidiaries, shall be deemed to constitute any representation or warranty by the Agent to any Bank. Each Bank represents to the Agent that it has, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, assets, operations, property, financial and other condition, prospects and creditworthiness of the Acquired Business, Parent, either Borrower or their respective Subsidiaries and made its own decision to make its Loans hereunder and enter into this Agreement. Each Bank also represents that it will, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other condition, prospects and creditworthiness of the Acquired Business, Parent, either Borrower or their respective Subsidiaries. The Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, operations, assets, property, financial and other condition, prospects or creditworthiness of the Acquired Business, Parent, either Borrower or their respective Subsidiaries which may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

          12.07 INDEMNIFICATION. The Banks agree to indemnify the Agent in its capacity as such ratably according to their respective "percentages" as used in determining the Required Banks at such time or, if the Commitments have terminated and all Loans have been repaid in full, as determined immediately prior to such termination and repayment (with such "percentages" to be determined as if there are no Defaulting Banks), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, reasonable expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Obligations) be imposed on, incurred by or asserted against the Agent in its capacity as such in any way relating to or arising out of this Agreement or any other Credit Document, or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted to be taken by the Agent under or in connection with any of the foregoing, but only to the extent that any of the foregoing is not paid by Parent or any of its Subsidiaries; PROVIDED, that no Bank shall be liable to the Agent for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the gross negligence or willful misconduct of the Agent. If any indemnity furnished to the Agent for any purpose shall, in the opinion of the Agent be insufficient or become impaired, the Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished. The agreements in this Section 12.07 shall survive the payment of all Obligations.

          12.08 AGENT IN ITS INDIVIDUAL CAPACITY. The Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with Parent and its Subsidiaries as though the Agent were not the Agent hereunder. With respect to the Loans made by it and all Obligations owing to it, the Agent shall have the same rights and powers under this Agreement as any Bank and may exercise the same as though it were not the Agent and the terms "Bank" and "Banks" shall include the Agent in its individual capacity.

          12.09 HOLDERS. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Agent. Any request, authority or consent of any Person or entity who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or indorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

          12.10 RESIGNATION OF THE AGENT. (a) The Agent may resign from the performance of all its functions and duties hereunder and/or under the other Credit Documents at any time by giving 30 Business Days' prior written notice to the US Borrower and the Banks. Such resignation shall take effect upon the appointment of a successor Agent pursuant to clauses (b) and (c) below or as otherwise provided below.

          (b) Upon any such notice of resignation, the Required Banks shall appoint a successor Agent hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to the Borrower.

          (c) If a successor Agent shall not have been so appointed within such 30 Business Day period, the Agent, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed), shall then appoint a successor Agent who shall serve as Agent hereunder or thereunder until such time, if any, as the Required Banks appoint a successor Agent as provided above.

          (d) If no successor Agent has been appointed pursuant to clause (b) or (c) above by the 30th Business Day after the date such notice of resignation was given by the Agent, the Agent's resignation shall become effective and the Required Banks shall thereafter perform all the duties of the Agent hereunder and/or under any other Credit Document until such time, if any, as the Banks appoint a successor Agent as provided above.

          SECTION 13.  MISCELLANEOUS.

          13.01  PAYMENT OF EXPENSES, ETC.   The US Borrower agrees to:  (i)
whether or not the transactions herein contemplated are consummated, pay all reasonable out-of-pocket costs and expenses of the Agent (including, without limitation, the reasonable fees and disbursements of White & Case and local counsel) in connection with the negotiation, preparation, execution and delivery of the Credit Documents and the documents and instruments referred to therein and any amendment, waiver or consent relating thereto and in connection with the Agent's syndication efforts with respect to this Agreement; (ii) pay all reasonable out-of-pocket costs and expenses of the Agent, each Letter of Credit Issuer and each of the Banks in connection with the enforcement of the Credit Documents and the documents and instruments referred to therein and, after an Event of Default shall have occurred and be continuing, the protection of the rights of the Agent, each Letter of Credit Issuer and each of the Banks thereunder (including, without limitation, the reasonable fees and disbursements of counsel (including in-house counsel) for the Agent, for each Letter of Credit Issuer and for each of the Banks); (iii) pay and hold each of the Banks harmless from and against any and all present and future stamp and other similar taxes with respect to the foregoing matters and save each of the Banks harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Bank) to pay such taxes; and (iv) indemnify the Agent, the Collateral Agent, each Letter of Credit Issuer and each Bank, their respective officers, directors, employees, representatives and agents from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses incurred by any of them (but excluding any such losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified), as a result of, or arising out of, or in any way related to, or by reason of, (a) any investigation, litigation or other proceeding (whether or not the Agent, the Collateral Agent, any Letter of Credit Issuer or any Bank is a party thereto and whether or not any such investigation, litigation or other proceeding is between or among the Agent, the Collateral Agent, any Letter of Credit Issuer, any Bank, any Credit Party or any third Person or otherwise) related to the entering into and/or performance of this Agreement or any other Document or the use of the proceeds of any Loans hereunder or the Transaction or the consummation of any other transactions contemplated in any Document or (b) the actual or alleged presence of Hazardous Materials in the air, surface water or groundwater or on the surface or subsurface of any Real Property or any Environmental Claim, in each case, including, without limitation, the reasonable fees and disbursements of counsel and independent consultants incurred in connection with any such investigation, litigation or other proceeding. Notwithstanding the foregoing, neither Parent nor any of its Subsidiaries shall be liable to any Indemnified Party hereunder with respect to any Hazardous Materials that are first manufactured, emitted, generated, treated, released, stored or disposed of on the Real Property, and any violation of Environmental Laws that first occurs on or with respect to the Real Property, after the Real Property is transferred to Lender or its successor by foreclosure sale, deed in lieu of foreclosure, or similar transfer, except to the extent such manufacture, emission, release, generation, treatment, storage or disposal or violation is actually caused by Parent or any Subsidiary.

          13.02 RIGHT OF SETOFF. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence of an Event of Default, the Agent, each Letter of Credit Issuer and each Bank is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to Parent or any of its Subsidiaries or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by the Agent, such Letter of Credit Issuer or such Bank (including, without limitation, by branches and agencies of the Agent, such Letter of Credit Issuer and such Bank wherever located) to or for the credit or the account of Parent or any of its Subsidiaries against and on account of the Obligations of either Borrower or any of its Subsidiaries to the Agent, such Letter of Credit Issuer or such Bank under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations of either Borrower or any of its Subsidiaries purchased by such Bank pursuant to Section 13.06(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not the Agent, such Letter of Credit Issuer or such Bank shall have made any demand hereunder and although said Obligations shall be contingent or unmatured. Notwithstanding anything to the contrary contained in this Section 13.02, no Bank shall exercise any such right of set-off without the prior consent of the Agent or the Required Banks if, and so long as, the Obligations shall be secured by any Real Property located in the State of California, it being understood and agreed, however, that this sentence is for the sole benefit of the Letter of Credit Issuers and the Banks and may be amended, modified or waived in any respect by the Required Banks without the requirement of prior notice to or consent by any Credit Party and does not constitute a waiver of any rights against any Credit Party or against any Collateral.

          13.03 NOTICES. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, facsimile or cable communication) and mailed, telegraphed, telexed, telecopied, cabled or delivered, if to any Credit Party, at the address specified opposite its signature below or in the other relevant Credit Documents, as the case may be; if to any Bank, at its address specified for such Bank on Annex II; or, at such other address as shall be designated by any party in a written notice to the other parties hereto. All such notices and communications shall be mailed, telegraphed, telexed, telecopied or cabled or sent by overnight courier, and shall be effective when received.

          13.04 BENEFIT OF AGREEMENT. (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; PROVIDED, HOWEVER, neither Borrower may assign or transfer any of its rights, obligations or interest hereunder or under any other Credit Document without the prior written consent of the Banks and, PROVIDED FURTHER, that, although any Bank may transfer, assign or grant participations in its rights hereunder, such Bank shall remain a "Bank" for all purposes hereunder (and may not transfer or assign all or any portion of its Commitments hereunder except as provided in Section 13.04(b)) and the transferee, assignee or participant, as the case may be, shall not constitute a "Bank" hereunder and, PROVIDED FURTHER, that no Bank shall transfer or grant any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Loan, Note or Letter of Credit (unless such Letter of Credit is not extended beyond the relevant Maturity Date) in which such participant is participating, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant's participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant's participation is not increased as a result thereof), (ii) consent to the assignment or transfer by either Borrower of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under all of the Security Documents (except as expressly provided in the Credit Documents) supporting the Loans hereunder in which such participant is participating. In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant's rights against such Bank in respect of such participation to be those set forth in the agreement executed by such Bank in favor of the participant relating thereto) and all amounts payable by each Borrower hereunder shall be determined as if such Bank had not sold such participation.

          (b) Notwithstanding the foregoing, any Bank (or any Bank together with one or more other Banks) may (x) assign all or a portion of its Revolving Loan Commitment (and related outstanding Obligations hereunder) and/or its outstanding Term Loans (or, if prior to the Restatement Effective Date, Term Loan Commitments) to its parent company and/or any affiliate of such Bank which is at least 50% owned by such Bank or its parent company or to one or more Banks or (y) assign all, or if less than all, a portion equal to at least $5,000,000 in the aggregate for the assigning Bank or assigning Banks, of such Revolving Loan Commitments (and related outstanding Obligations hereunder) and/or outstanding principal amount of Term Loans (or, if prior to the Restatement Effective Date, Term Loan Commitments) to one or more Eligible Transferees, each of which assignees shall become a party to this Agreement as a Bank by execution of an Assignment and Assumption Agreement, PROVIDED that (i) at such time Annex I shall be deemed modified to reflect the Commitments (and/or outstanding Term Loans, as the case may be) of such new Bank and of the existing Banks, (ii) upon surrender of the old Notes (or the furnishing of a standard indemnity letter from the respective assigning Bank in respect of any lost Notes), new Notes will be issued, at the US Borrower's expense, to such new Bank and to the assigning Bank, such new Notes to be in conformity with the requirements of Section 1.05 (with appropriate modifications) to the extent needed to reflect the revised Commitments (and/or outstanding Term Loans, as the case may be), (iii) the consent of the Agent shall be required in connection with any such assignment pursuant to clause (y) of this Section 13.04(b) (which consent shall not be unreasonably withheld), (iv) the consent of the Borrower, BTCo and the each

Letter of Credit Issuer shall be required in connection with any assignment of Revolving Loan Commitments pursuant to this Section 13.04(b) (which consent shall not be unreasonably withheld or delayed) and (v) the Agent shall receive at the time of each assignment, from the assigning or assignee Bank, the payment of a non-refundable assignment fee of $3,500 and, PROVIDED FURTHER, that such transfer or assignment will not be effective until recorded by the Agent on the Register pursuant to Section 13.17. To the extent of any assignment pursuant to this Section 13.04(b), the assigning Bank shall be relieved of its obligations hereunder with respect to its assigned Commitments. At the time of each assignment pursuant to this Section 13.04(b) to a Person which is not already a Bank hereunder and which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for Federal income tax purposes, the respective assignee Bank shall provide to the Borrower and the Agent the appropriate Internal Revenue Service Forms (and, if applicable a Section 4.04(b)(ii) Certificate) described in Section 4.04(b). To the extent that an assignment of all or any portion of a Bank's Commitment and related outstanding Obligations pursuant to Section 1.13 or this Section 13.04(b) would, at the time of such assignment, result in increased costs under Section 1.10, 1.11, 2.05 or
4.04 from those being charged by the respective assigning Bank prior to such assignment, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment). Notwithstanding anything to the contrary contained above, at any time after the termination of the Total Revolving Loan Commitment, if any Revolving Loans or Letters of Credit remain outstanding, assignments may be made as provided above, except that the respective assignment shall be of a portion of the outstanding Revolving Loans of the respective RL Bank and its participation in Letters of Credit and its obligation to make Mandatory Borrowings, although any such assignment effected after the termination of the Total Revolving Loan Commitment shall not release the assigning RL Bank from its obligations as a Participant with respect to outstanding Letters of Credit or to fund its share f any Mandatory Borrowing (although the respective assignee may agree, as between itself and the respective assigning RL Bank, that it shall be responsible for such amounts).

          (c) Nothing in this Agreement shall prevent or prohibit any Bank from pledging its Loans and Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Bank from such Federal Reserve Bank.

          13.05 NO WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of the Agent or any Bank in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between any Credit Party and the Agent or any Bank shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which the Agent or any Bank would otherwise have. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Agent or the Banks to any other or further action in any circumstances without notice or demand.

          13.06 PAYMENTS PRO RATA. (a) The Agent agrees that promptly after its receipt of each payment from or on behalf of any Credit Party in respect of any Obligations of such Credit Party, it shall, except as otherwise provided in this Agreement, distribute such payment to the Banks (other than any Bank that has consented in writing to waive its PRO RATA share of such payment) PRO RATA based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

          (b) Each of the Banks agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker's lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise) which is applicable to the payment of the principal of, or interest on, the Loans, Unpaid Drawings or Fees, of a sum which with respect to the related sum or sums received by other Banks is in a greater proportion than the total of such Obligation then owed and due to such Bank bears to the total of such Obligation then owed and due to all of the Banks immediately prior to such receipt, then such Bank receiving such excess payment shall purchase for cash without recourse or warranty from the other Banks an interest in the Obligations of the respective Credit Party to such Banks in such amount as shall result in a proportional participation by all of the Banks in such amount; PROVIDED, that if all or any portion of such excess amount is thereafter recovered from such Bank, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

          13.07 CALCULATIONS; COMPUTATIONS. (a) The financial statements to be furnished to the Banks pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by Parent or the US Borrower to the Banks); PROVIDED, that all computations determining compliance with Sections 4.02, 8.14 and 9, including definitions used therein shall, in each case, utilize accounting principles and policies in effect at the time of the preparation of, and in conformity with those used to prepare, the December 31, 1995 financial statements of Tri-Star Aerospace delivered to the Banks pursuant to Section 7.10(b); PROVIDED FURTHER, that to the extent expressly required pursuant to the provisions of this Agreement, certain calculations shall be made on a PRO FORMA Basis.

          (b) All computations of interest and Fees hereunder shall be made on the actual number of days elapsed over a year of 360 days.

          13.08 GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE. (a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK. Any legal action or proceeding with respect to this Agreement or any other Credit Document may be brought in the courts of the State of New York or of the United States for the Southern District of New York, and, by execution and delivery of this Agreement, each Credit Party hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each Credit Party hereby further irrevocably waives any claim that any such courts lack jurisdiction over such Credit Party, and agrees not to plead or claim, in any legal action or proceeding with respect to this Agreement or any other Credit Document brought in any of the aforesaid courts, that any such court lacks jurisdiction over such Credit Party. Each Credit Party further irrevocably consents to the service of process in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such Credit Party, at its address for notices pursuant to Section 13.03, such service to become effective 30 days after such mailing. Each Credit Party hereby irrevocably waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any action or proceeding commenced hereunder or under any other Credit Document that service of process was in any way invalid or ineffective. Nothing herein shall affect the right of the Agent, any Bank or the holder of any Note to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against any Credit Party in any other jurisdiction.

          (b) Each Credit Party hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Credit Document brought in the courts referred to in clause (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

          13.09 COUNTERPARTS. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A complete set of counterparts executed by all the parties hereto shall be lodged with Parent, the US Borrower and the Agent.

          13.10 EFFECTIVENESS. This Agreement shall become effective on the date (the "Restatement Effective Date") on which (i) Parent, Holdings the Borrowers, the Agent and each of the Banks shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered the same to the Agent at the Notice Office or, in the case of the Banks, shall have given to the Agent telephonic (confirmed in writing), written, telex or facsimile notice (actually received) at such office that the same has been signed and mailed to it and (ii) each of the conditions set forth in Sections 5 and 6 of this Agreement have been met to the satisfaction of the Agent. The Agent will give Parent, Holdings the Borrowers and each Bank prompt written notice of the occurrence of the Restatement Effective Date.

          13.11 HEADINGS DESCRIPTIVE. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

          13.12 AMENDMENT OR WAIVER; ETC. (a) Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective Credit Parties party thereto and the Required Banks, PROVIDED that no such change, waiver, discharge or termination shall, without the consent of each Bank (other than a Defaulting Bank) (with Obligations being directly affected thereby in the case of the following clause
(i)), (i)
extend the time or amount of any Scheduled Repayment or the final scheduled maturity of any Loan or Note or extend the stated maturity of any Letter of Credit beyond the Revolving Loan Maturity Date, or reduce the rate or extend the time of payment of interest or Fees thereon, or reduce the principal amount thereof (it being understood that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in any rate of interest or fees for purposes of this clause (i)), (ii) release any Guarantor from the obligations of its respective Guaranty or release all or substantially all of the Collateral (except as expressly provided in the Security Documents) under all the Security Documents, (iii) amend, modify or waive any provision of this Section 13.12, (iv) reduce the percentage specified in the definition of Required Banks (it being understood that, with the consent of the Required Banks, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Banks on substantially the same basis as the extensions of Term Loans and Revolving Loan Commitments are included on the Restatement Effective Date) or (v) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement; PROVIDED FURTHER, that no such change, waiver, discharge or termination shall (w) increase the Commitments of any Bank over the amount thereof then in effect without the consent of such Bank
(it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Total Commitment shall not constitute an increase of the Commitment of any Bank, and that an increase in the available portion of any Commitment of any Bank shall not constitute an increase in the Commitment of such Bank), (x) without the consent of each Letter of Credit Issuer or BTCo as the case may be, amend, modify or waive any provision of Section 2 or alter its rights or obligations with respect to Letters of Credit or Swingline Loans, (y) without the consent of the Agent, amend, modify or waive any provision of Section 12 as same applies to the Agent or any other provision as same relates to the rights or obligations of the Agent and (z) without the consent of the Collateral Agent, amend, modify or waive any provision relating to the rights or obligations of the Collateral Agent.

          (b) If, in connection with any proposed change, waiver, discharge or termination to any of the provisions of this Agreement as contemplated by clauses (i) through (v), inclusive, of the first proviso to Section 13.12(a), the consent of the Required Banks is obtained but the consent of one or more of such other Banks whose consent is required is not obtained, then the Borrower shall have the right, so long as all non-consenting Banks whose individual consent is required are treated as described in either clause (A) or (B) below, to either (A) replace each such non-consenting Bank or Banks (or, at the option of the Borrower if the respective Bank's consent is required with respect to less than all Tranches of Loans (or related Commitments), to replace only the respective Tranche of Commitments and/or Loans of the respective non-consenting Bank which gave rise to the need to obtain such Bank's individual consent) with one or more Replacement Banks pursuant to Section 1.13 so long as at the time of such replacement, each such Replacement Bank consents to the proposed change, waiver, discharge or termination or (B) terminate such non-consenting Bank's Revolving Loan Commitment (if such Bank's consent is required as a result of its Revolving Loan Commitment) and/or repay each Tranche of outstanding Loans of such Bank which gave rise to the need to obtain such Bank's consent and/or cash collateralize its applicable Percentage of the Letter of Credit of Outstandings, in accordance with Sections 3.02(b) and/or 4.01(b), PROVIDED that, unless the Commitments which are terminated and

Loans which are repaid pursuant to preceding clause (B) are immediately replaced in full at such time through the addition of new Banks or the increase of the Commitments and/or outstanding Loans of existing Banks (who in each case must specifically consent thereto), then in the case of any action pursuant to preceding clause (B) the Required Banks (determined after giving effect to the proposed action) shall specifically consent thereto, PROVIDED FURTHER, that the Borrower shall not have the right to replace a Bank, terminate its Commitments or repay its Loans solely as a result of the exercise of such Bank's rights (and the withholding of any required consent by such Bank) pursuant to the second proviso to Section 13.12(a).

          13.13 SURVIVAL. All indemnities set forth herein including, without limitation, in Section 1.10, 1.11, 2.05, 4.04, 12.07 or 13.01, shall survive the execution and delivery of this Agreement and the making and repayment of the Loans.

          13.14 DOMICILE OF LOANS AND COMMITMENTS. Each Bank may transfer and carry its Loans and/or Commitments at, to or for the account of any branch office, subsidiary or affiliate of such Bank; PROVIDED, that the US Borrower shall not be responsible for costs arising under Section 1.10, 1.11, 2.05 or
4.04 resulting from any such transfer (other than a transfer pursuant to Section 1.12) to the extent such costs would not otherwise be applicable to such Bank in the absence of such transfer.

          13.15 CONFIDENTIALITY. (a) Each of the Banks agrees that it will use its reasonable efforts not to disclose without the prior consent of the US Borrower (other than to its directors, employees, auditors, counsel or other professional advisors, to affiliates or to another Bank if the Bank or such Bank's holding or parent company in its sole discretion determines that any such party should have access to such information) any information with respect to Parent or any of its Subsidiaries which is furnished pursuant to this Agreement; PROVIDED, that any Bank may disclose any such information (a) as has become generally available to the public, (b) as may be required or appropriate (x) in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over such Bank or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors or
(y) in connection with any request or requirement of any such regulatory body,
(c) as may be required or appropriate in response to any summons or subpoena or in connection with any litigation, (d) to comply with any law, order, regulation or ruling applicable to such Bank, and (e) to any prospective transferee in connection with any contemplated transfer of any of the Notes or any interest therein by such Bank; PROVIDED, that such prospective transferee agrees to be bound by this Section 13.15 to the same extent as such Bank.

          (b) Each of Parent and the other Credit Parties party hereto hereby acknowledge and agree that each Bank may share with any of its affiliates any information related to Parent or any of its Subsidiaries (including, without limitation, any nonpublic customer information regarding the creditworthiness of Parent and its Subsidiaries), PROVIDED that such Persons shall be subject to the provisions of this Section 13.15 to the same extent as such Bank.

          13.16 WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY

ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

          13.17 REGISTER. Each Borrower hereby designates the Agent to serve as such Borrower's agent, solely for purposes of this Section 13.17, to maintain a register (the "Register") on which it will record the Commitments from time to time of each of the Banks, the Loans made by each of the Banks and each repayment in respect of the principal amount of the Loans of each Bank. Failure to make any such recordation, or any error in such recordation shall not affect the respective Borrower's obligations in respect of such Loans. With respect to any Bank, the transfer of the Commitments of such Bank and the rights to the principal of, and interest on, any Loan made pursuant to such Commitments shall not be effective until such transfer is recorded on the Register maintained by the Agent with respect to ownership of such Commitment and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitment and Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Commitment and Loans shall be recorded by the Agent on the Register only upon the acceptance by the Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to
Section 13.04(b). Coincident with the delivery of such an Assignment and Assumption Agreement to the Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Bank shall surrender the Note evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Bank and/or the new Bank. The US Borrower agrees to indemnify the Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Agent in performing its duties under this Section 13.17.

          13.18 JUDGMENT CURRENCY. (a) The Credit Parties' obligations hereunder and under the other Credit Documents to make payments in U.S. Dollars shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than U.S. Dollars, except to the extent that such tender or recovery results in the effective receipt by the Agent, the Collateral Agent or the respective Bank of the full amount of U.S. Dollars expressed to be payable to the Agent, the Collateral Agent or such Bank under this Agreement or the other Credit Documents. If, for the purpose of obtaining or enforcing judgment against any Credit Party in any court or in any jurisdiction, it becomes necessary to convert from any currency other than U.S. Dollars (such other currency being hereinafter referred to as the "Judgment Currency") an amount due in U.S. Dollars, the conversion shall be made at the rate of exchange (as quoted by the Agent or if the Agent does not quote a rate of exchange on such currency, by a known dealer in such currency designated by the Agent and reasonably acceptable to the relevant Borrower) plus any premium and costs payable in connection with the purchase of U.S. Dollars, in each case determined as of the Business Day immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the "Judgment Currency Conversion Date").

          (b) If there is a change in the prevailing rate of exchange between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the

Borrowers covenant and agree to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of U.S. Dollars which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange determined on the Judgment Currency Conversion Date

          SECTION 14.  PARENT GUARANTY.

          14.01 THE GUARANTY. In order to induce the Banks to enter into this Agreement and to extend credit hereunder and in recognition of the direct benefits to be received by Parent, Holdings and (with respect to the Guaranteed Obligations of the French Borrower only) the US Borrower (each a "Parent Guarantor" and collectively, the "Parent Guarantors") from the proceeds of the Loans and the issuance of the Letters of Credit, each Parent Guarantor hereby agrees with the Banks as follows: each Parent Guarantor hereby jointly and severally unconditionally and irrevocably guarantees, as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, acceleration or otherwise, of any and all of the Guaranteed Obligations of the Borrowers (or in the case of the US Borrower, the French Borrower) to the Guaranteed Creditors. If any or all of the Guaranteed Obligations of the Borrowers (or in the case of the US Borrower, the French Borrower) to the Guaranteed Creditors becomes due and payable hereunder, each Parent Guarantor unconditionally promises to pay such indebtedness to the Guaranteed Creditors, or order, on demand, together with any and all expenses which may be incurred by the Guaranteed Creditors in collecting any of the Guaranteed Obligations. If claim is ever made upon any Guaranteed Creditor for repayment or recovery of any amount or amounts received in payment or on account of any of the Guaranteed Obligations and any of the aforesaid payees repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (ii) any settlement or compromise of any such claim effected by such payee with any such claimant (including the Borrowers (or in the case of the US Borrower, the French Borrower)), then and in such event each Parent Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding upon each Parent Guarantor, notwithstanding any revocation of this Guaranty or any other instrument evidencing any liability of the Borrowers (or in the case of the US Borrower, the French Borrower), and each Parent Guarantor shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.

          14.02 BANKRUPTCY. Additionally, each Parent Guarantor unconditionally and irrevocably guarantees the payment of any and all of the Guaranteed Obligations of the Borrowers (or in the case of the US Borrower, the French Borrower) to the Guaranteed Creditors whether or not due or payable by the Borrowers (or in the case of the US Borrower, the French Borrower) upon the occurrence of any of the events specified in Section 10.05, and unconditionally promises to pay such indebtedness to the Guaranteed Creditors, or order, on demand, in lawful money of the United States.

          14.03 NATURE OF LIABILITY. The liability of each Parent Guarantor hereunder is exclusive and independent of any security for or other guaranty of the Guaranteed Obligations of the Borrowers (or in the case of the US Borrower, the French Borrower) whether executed by such Parent Guarantor, any other guarantor or by any other party, and the liability of each Parent Guarantor hereunder is not affected or impaired by (a) any direction as to application of payment by the Borrowers (or in the case of the US Borrower, the French Borrower) or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Guaranteed Obligations of the Borrowers (or in the case of the US Borrower, the French Borrower), or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by the Borrowers (or in the case of the US Borrower, the French Borrower), or (e) any payment made to the Guaranteed Creditors on the Guaranteed Obligations which any such Guaranteed Creditor repays to the Borrowers (or in the case of the US Borrower, the French Borrower) pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each Parent Guarantor waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.

          14.04 INDEPENDENT OBLIGATION. The obligations of each Parent Guarantor hereunder are independent of the obligations of any other guarantor, any other party or the Borrowers (or in the case of the US Borrower, the French Borrower), and a separate action or actions may be brought and prosecuted against each Parent Guarantor whether or not action is brought against any other guarantor, any other party or the Borrowers (or in the case of the US Borrower, the French Borrower) and whether or not any other guarantor, any other party or the Borrowers (or in the case of the US Borrower, the French Borrower) be joined in any such action or actions. Each Parent Guarantor waives, to the full extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by the Borrowers (or in the case of the US Borrower, the French Borrower) or other circumstance which operates to toll any statute of limitations as to the Borrowers (or in the case of the US Borrower, the French Borrower) shall operate to toll the statute of limitations as to each Parent Guarantor.

          14.05  AUTHORIZATION.   Each Parent Guarantor authorizes the
Guaranteed Creditors without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to:

          (a) change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the Guaranteed Obligations (including any increase or decrease in the rate of interest thereon), any security therefor, or any liability incurred directly or indirectly in respect thereof, and the Guaranty herein made shall apply to the Guaranteed Obligations as so changed, extended, renewed or altered;

          (b) take and hold security for the payment of the Guaranteed Obligations and sell, exchange, release, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset thereagainst;

          (c) exercise or refrain from exercising any rights against the Borrower or others or otherwise act or refrain from acting;

          (d) release or substitute any one or more endorsers, guarantors, the Borrower or other obligors;

          (e) settle or compromise any of the Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of the Borrower to its creditors other than the Guaranteed Creditors;

          (f) apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of the Borrower to the Guaranteed Creditors regardless of what liability or liabilities of the Borrower remain unpaid;

          (g) consent to or waive any breach of, or any act, omission or default under, this Agreement, any other Credit Document or any of the instruments or agreements referred to herein or therein, or otherwise amend, modify or supplement this Agreement, any other Credit Document or any of such other instruments or agreements; and/or

          (h) take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of any Parent Guarantor from its liabilities under this Guaranty.

          14.06 RELIANCE. It is not necessary for the Guaranteed Creditors to inquire into the capacity or powers of the Borrower or the officers, directors, partners or agents acting or purporting to act on their behalf, and any Guaranteed Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

          14.07 SUBORDINATION. Any of the indebtedness of the Borrower now or hereafter owing to any Parent Guarantor is hereby subordinated to the Guaranteed Obligations of the Borrower owing to the Guaranteed Creditors; and if the Agent so requests at a time when an Event of Default exists, all such indebtedness of the Borrower to any Parent Guarantor shall be collected, enforced and received by such Parent Guarantor for the benefit of the Guaranteed Creditors and be paid over to the Agent on behalf of the Guaranteed Creditors on account of the Guaranteed Obligations of the Borrower to the Guaranteed Creditors, but without affecting or impairing in any manner the liability of such Parent Guarantor under the other provisions of this Guaranty. Prior to the transfer by any Parent Guarantor of any note or negotiable instrument evidencing any of the indebtedness of the Borrower to such Parent Guarantor, such Parent Guarantor shall mark such note or negotiable instrument with a legend that the same is subject to this subordination. Without limiting the generality of the foregoing, each Parent Guarantor hereby agrees with the Guaranteed Creditors that it will not exercise any right of subrogation which it may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) until all Guaranteed Obligations have been irrevocably paid in full in cash.

          14.08 WAIVER. (a) Each Parent Guarantor waives any right (except as shall be required by applicable statute and cannot be waived) to require any Guaranteed Creditor to (i) proceed against the Borrower, any other guarantor or any other party, (ii) proceed against or exhaust any security held from the Borrower, any other guarantor or any other party or (iii) pursue any other remedy in any Guaranteed Creditor's power whatsoever. Each Parent Guarantor waives any defense based on or arising out of any defense of the Borrower, any other guarantor or any other party, other than payment in full of the Guaranteed Obligations, based on or arising out of the disability of the Borrower, any other guarantor or any other party, or the unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower other than payment in full of the Guaranteed Obligations. The Guaranteed Creditors may, at their election, foreclose on any security held by the Agent, the Collateral Agent or any other Guaranteed Creditor by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Guaranteed Creditors may have against the Borrower or any other party, or any security, without affecting or impairing in any way the liability of any Parent Guarantor hereunder except to the extent the Guaranteed Obligations have been paid. Each Parent Guarantor waives any defense arising out of any such election by the Guaranteed Creditors, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of such Parent Guarantor against the Borrower or any other party or any security.

          (b) Each Parent Guarantor waives all presentments, demands for performance, protests and notices, including, without limitation, notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Guaranty, and notices of the existence, creation or incurring of new or additional Guaranteed Obligations. Each Parent Guarantor assumes all responsibility for being and keeping itself informed of the Borrower's financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks which such Parent Guarantor assumes and incurs hereunder, and agrees that the Guaranteed Creditors shall have no duty to advise any Parent Guarantor of information known to them regarding such circumstances or risks.

          (c) Each Parent Guarantor understands, is aware and hereby acknowledges that if at any time the Guaranteed Obligations are secured by real property located in the State of California, such Parent Guarantor shall be liable for the full amount of its liability hereunder notwithstanding foreclosure on such real property by trustee sale or any other reason impairing such Parent Guarantor's or any Guaranteed Creditor's right to proceed against any Credit Party. Each Parent Guarantor hereby waives, to the fullest extent permitted by law, all rights and benefits under Section 2809 of the California Civil Code purporting to reduce a guarantor's obligation in proportion to the principal obligation. Each Parent Guarantor hereby waives all rights and benefits under Section 580a of the California Code of Civil Procedure purporting to limit the amount of any deficiency judgment which might be recoverable following the occurrence of a trustee's sale under a deed of trust and all rights and benefits under Section 580b of the California Code of Civil
Procedure stating that no deficiency may be recovered on a real property purchase money obligation. Each Parent Guarantor further understands, is aware and hereby acknowledges that if the Guaranteed Creditors elect to nonjudicially foreclose on any real property security located in the State of California any right of subrogation of such Parent Guarantor against the Guaranteed Creditors may be impaired or extinguished and that as a result of such impairment or extinguishment of subrogation rights, such Parent
Guarantor may have a defense to a deficiency judgment arising out of the operation of (i) Section 580d of the California Code of Civil Procedure which states that no deficiency may be recovered on a note secured by a deed of trust on real property in case such real property is sold under the power of sale contained in such deed of trust, and (ii) related principles of estoppel. To the fullest extent permitted by law, each Parent Guarantor waives all rights and benefits and any defense arising out of the operation of Section 580d of the California Code of Civil Procedure and related principles of estoppel, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of such Parent Guarantor against any Credit Party or any other party or any security. In addition, each Parent Guarantor hereby waives, to the fullest extent permitted by applicable law, without limiting the generality of the foregoing or any other provision hereof, all rights and benefits which might otherwise be available to such Parent Guarantor under Section 726 of the California Code of Civil Procedure and all rights and benefits which might otherwise be available to such Parent Guarantor under California Civil Code Sections 2809, 2810, 2815, 2819, 2821, 2839, 2845, 2848, 2849, 2850, 2899 and 3433.

          (d) Each Parent Guarantor hereby further waives (to the fullest extent permitted by applicable law): (1) all rights and defenses arising out of an election of remedies by the Guaranteed Creditors, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a Guaranteed Obligation, has destroyed such Parent Guarantor's rights of subrogation and reimbursement against the principal by the operation of Section 580d of the California Code of Civil Procedure or otherwise; (2) such Parent Guarantor's rights of subrogation and reimbursement and any other rights and defenses available to such Parent Guarantor by reason of the California Civil Code Sections 2787 to 2855, inclusive, including, without limitation, (i) any defenses such Parent Guarantor may have to the Guaranteed Obligations by reason of an election of remedies by the Guaranteed Creditors and (ii) any rights or defenses such Parent Guarantor may have by reason of protection afforded to the principal borrower with respect to the obligation so guaranteed pursuant to the antideficiency or other laws of the State of California limiting or discharging the borrower's indebtedness, including, without limitation, California Code of Civil Procedure Sections 580a, 580b, 580d or 726.

          14.09 NATURE OF LIABILITY. It is the desire and intent of each Parent Guarantor and the Guaranteed Creditors that this Guaranty shall be enforced against each Parent Guarantor to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If, however, and to the extent that, the obligations of any Parent Guarantor under this Guaranty shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers), then the amount of the Guaranteed Obligations of such Parent

Guarantor shall be deemed to be reduced and such Parent Guarantor shall pay the maximum amount of the Guaranteed Obligations which would be permissible under applicable law.

          IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

ADDRESS:

                                       TRISTAR AEROSPACE CO.

2527 Willowbrook Road
Dallas, Texas  75220-44420
Telephone No.: (214) 366-5000
Facsimile No.: (214) 366-5030          By /s/ DOUGLAS CHILDRESS
Attention: Doug Childress                -------------------------------------
                                         Title: Executive Vice President
                                                & Chief Financial Officer


                                       AEROSPACE ACQUISITION CORP.


                                       By /s/ DOUGLAS CHILDRESS
                                         -------------------------------------
                                         Title: Executive Vice President
                                                & Chief Financial Officer


                                       TRISTAR AEROSPACE,  INC.

                                       By /s/ DOUGLAS CHILDRESS
                                         -------------------------------------
                                         Title: Executive Vice President
                                                & Chief Financial Officer

                                       TRISTAR AEROSPACE SARL

                                       By /s/ QUENTIN BOURJEAURD
                                         -------------------------------------
                                         Title: Manager


                                       BANKERS TRUST COMPANY,
                                         Individually and as Agent


                                       By /s/ GREGORY P. SHEFRIN
                                         -------------------------------------
                                         Title: Principal

                                       THE BANK OF NOVA SCOTIA


                                       By: /s/ F.C.H ASHBY
                                         -------------------------------------
                                         Title: Senior Manager
                                                Loan Operations


                                       BANK ONE, TEXAS, N.A.


                                       By: /s/ WILLIAM B. WINTERS
                                         -------------------------------------
                                         Title: Vice President


                                       COMERICA BANK


                                       By: /s/ MARK B. GROVER
                                         -------------------------------------
                                         Title: Vice President


                                       FIRST UNION NATIONAL BANK


                                       By: /s/ CHRIS R. HETTERLY
                                         -------------------------------------
                                         Title: Director


                                       GUARANTY FEDERAL BANK, F.S.B.


                                       By: /s/ ROBERT S. HAYS
                                         -------------------------------------
                                         Title: Vice President

                                       KEYBANK NATIONAL ASSOCIATION


                                       By: /s/ SHARON F. WEINSTEIN
                                         -------------------------------------
                                         Title: Vice President


                                       LASALLE NATIONAL BANK


                                       By: /s/ STEVEN M. COHEN
                                         -------------------------------------
                                         Title: Senior Vice President


                                       TRANSAMERICA BUSINESS CREDIT
                                         CORPORATION


                                       By: /s/ PERRY VAVOULES
                                         -------------------------------------
                                         Title: Senior Vice President


                                       UNION BANK OF CALIFORNIA, N.A.


                                       By: /s/ DAVID KINKELA
                                         -------------------------------------
                                         Title: Vice President


                                       WELLS FARGO BANK (TEXAS), NATIONAL
                                         ASSOCIATION

                                       By: /s/ DREW KEITH
                                         -------------------------------------
                                         Title: Vice President